Exhibit 99.2

$3,000,000,000 CREDIT AGREEMENT

Dated as of December 15, 2005

among

SIMON PROPERTY GROUP, L.P.

THE INSTITUTIONS FROM TIME TO TIME

PARTY HERETO AS LENDERS

THE INSTITUTIONS FROM TIME TO TIME

PARTY HERETO AS CO-AGENTS

and

JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

and

J.P. MORGAN SECURITIES INC.

AS JOINT LEAD ARRANGER AND JOINT BOOKRUNNER

and

BANC OF AMERICA SECURITIES LLC

AS JOINT LEAD ARRANGER AND JOINT BOOKRUNNER

and

DEUTSCHE BANK SECURITIES, INC.,

and

THE BANK OF NOVA SCOTIA, NEW YORK AGENCY,

and

SUMITOMO MITSUI BANKING CORPORATION,

AS CO-DOCUMENTATION AGENTS

and

UBS SECURITIES LLC

AS JOINT SYNDICATION AGENT

and

BANK OF AMERICA, N.A.

AS JOINT SYNDICATION AGENT

and

CITICORP NORTH AMERICA INC.

AS JOINT SYNDICATION AGENT

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

1.1. Certain Defined Terms	6
1.2. Computation of Time Periods	30
1.3. Accounting Terms	30
1.4. Other Terms	30

ARTICLE II AMOUNTS AND TERMS OF LOANS

2.1. Committed Loans	30
2.2. Money Market Loans	33
2.3. Use of Proceeds of Loans and Letters of Credit	36
2.4. Revolving Credit Termination Date; Maturity of Money Market Loans	37
2.5. Extension Option	37
2.6. Maximum Credit Facility	37
2.7. Authorized Agents	37
2.8. Special Provisions Regarding Alternative Currency Loans	38
2.9. Swingline Loan Subfacility	40

ARTICLE III LETTERS OF CREDIT

3.1. Letters of Credit	42
3.2. Obligations Several	48
3.3. Expiration after the Revolving Credit Termination Date	48
3.4. Actions in Respect of Letters of Credit	48

ARTICLE IV PAYMENTS AND PREPAYMENTS

4.1. Prepayments; Reductions in Revolving Credit Commitments	50
4.2. Payments	52
4.3. Promise to Repay; Evidence of Indebtedness	54

ARTICLE V INTEREST AND FEES

5.1. Interest on the Loans and other Obligations	55
5.2. Special Provisions Governing Eurodollar Rate Loans, IBOR Rate Loans, and Money Market Loans	58
5.3. Fees	62

ARTICLE VI CONDITIONS TO LOANS AND LETTERS OF CREDIT

6.1. Conditions Precedent to the Initial Loans and Letters of Credit	63
6.2. Conditions Precedent to All Subsequent Loans and Letters of Credit	64

ARTICLE VII REPRESENTATIONS AND WARRANTIES

7.1. Representations and Warranties of the Borrower	65

ARTICLE VIII REPORTING COVENANTS

8.1. Borrower Accounting Practices	72
8.2. Financial Reports	73
8.3. Events of Default	75
8.4. Lawsuits	75
8.5. Insurance	76
8.6. ERISA Notices	76
8.7. Environmental Notices	77
8.8. Labor Matters	78
8.9. Notices of Asset Sales and/or Acquisitions	78
8.10. Tenant Notifications	78
8.11. Other Reports	78
8.12. Other Information	79

ARTICLE IX AFFIRMATIVE COVENANTS

9.1. Existence, Etc.	79
9.2. Powers; Conduct of Business	79
9.3. Compliance with Laws, Etc.	79
9.4. Payment of Taxes and Claims	79
9.5. Insurance	80
9.6. Inspection of Property; Books and Records; Discussions	80
9.7. ERISA Compliance	80
9.8. Maintenance of Property	80
9.9. Hedging Requirements	80
9.10. Company Status	81
9.11. Ownership of Projects, Minority Holdings and Property	81

ARTICLE X NEGATIVE COVENANTS

10.1. Indebtedness	81
10.2. Sales of Assets	81
10.3. Liens	81
10.4. Investments	81
10.5. Conduct of Business	82
10.6. Transactions with Partners and Affiliates	82
10.7. Restriction on Fundamental Changes	82
10.8. Margin Regulations; Securities Laws	83
10.9. ERISA	83
10.10. Organizational Documents	83
10.11. Fiscal Year	83
10.12. Other Financial Covenants	84
10.13. Pro Forma Adjustments	84

ARTICLE XI EVENTS OF DEFAULT; RIGHTS AND REMEDIES

11.1. Events of Default	85
11.2. Rights and Remedies	88

ARTICLE XII THE AGENTS

12.1. Appointment	89
12.2. Nature of Duties	90
12.3. Right to Request Instructions	90
12.4. Reliance	90
12.5. Indemnification	90
12.6. Agents Individually	91
12.7. Successor Agents	91
12.8. Relations Among the Lenders	91

ARTICLE XIII YIELD PROTECTION

13.1. Taxes	92
13.2. Increased Capital	93
13.3. Changes; Legal Restrictions	94
13.4. Replacement of Certain Lenders	94

ARTICLE XIV INTENTIONALLY OMITTED

ARTICLE XV MISCELLANEOUS

15.1. Assignments and Participations	95
15.2. Expenses	98
15.3. Indemnity	100
15.4. Change in Accounting Principles	100
15.5. Setoff	100
15.6. Ratable Sharing	101
15.7. Amendments and Waivers	101
15.8. Notices	103
15.9. Survival of Warranties and Agreements	103
15.10. Failure or Indulgence Not Waiver; Remedies Cumulative	103
15.11. Marshalling; Payments Set Aside	103
15.12. Severability	104
15.13. Headings	104
15.14. Governing Law	104
15.15. Limitation of Liability	104
15.16. Successors and Assigns	104
15.17. Certain Consents and Waivers of the Borrower	104
15.18. Counterparts; Effectiveness; Inconsistencies	105
15.19. Limitation on Agreements	106
15.20. Confidentiality	106
15.21. Disclaimers	106
15.22. No Bankruptcy Proceedings	106
15.23. Retained Properties	107
15.24. USA Patriot Act	107
15.25. Entire Agreement	107

CREDIT AGREEMENT

This Credit Agreement, dated as of December 15, 2005 (as amended, supplemented or modified from time to time, the “Agreement”) is entered into among SIMON PROPERTY GROUP, L.P., the institutions from time to time a party hereto as Lenders, whether by execution of this Agreement or an Assignment and Acceptance, the institutions from time to time a party hereto as Co-Agents, whether by execution of this Agreement or an Assignment and Acceptance, and JP MORGAN CHASE BANK, N.A., as Administrative Agent,_J.P. MORGAN SECURITIES INC., as joint lead arranger and joint bookrunner, BANC OF AMERICA SECURITIES LLC, as joint lead arranger and joint bookrunner, DEUTSCHE BANK SECURITIES, INC., THE BANK OF NOVA SCOTIA, NEW YORK AGENCY and SUMITOMO MITSUI BANKING CORPORATION, as Co-Documentation Agents, UBS SECURITIES LLC, as joint Syndication Agent, BANK OF AMERICA, N.A., as joint Syndication Agent, and CITICORP NORTH AMERICA INC, as joint Syndication Agent.

R E C I T A L S

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

I.1.  Certain Defined Terms.  The following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:

“Administrative Agent” is JPMorgan Chase, except only in the case of the delivery of a Notice of Committed Borrowing with respect to an Alternative Currency Loan or Alternative Currency Letter of Credit, “Administrative Agent” is J.P. Morgan Europe Limited, and each successor Administrative Agent appointed pursuant to the terms of Article XII of this Agreement.

“Agreement” is defined in the preamble hereto.

“Affiliate”, as applied to any Person, means any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote fifteen percent (15.0%) or more of the equity Securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting equity Securities or by contract or otherwise.

“Agent” means JPMorgan Chase in its capacity as Administrative Agent, each Senior Managing Agent, each Managing Agent, each Co-Agent, and each successor agent appointed pursuant to the terms of Article XII of this Agreement.

“Alternative Currency” means the lawful currency of any of the European Economic Union (Euros), Great Britain (Pounds Sterling) or Japan (Yen).  For all purposes of this Agreement,

including without limitation the calculation of the Dollar Equivalent Amount at any time and from time to time, each Alternative Currency Borrowing will be marked-to-market on the last Business Day of each month and as of the date of each Borrowing or issuance of a Letter of Credit or Alternative Currency Letter of Credit.

“Alternative Currency Commitment” means with respect to each Lender, the amount set forth next to the name of such Lender on its signature page as its commitment for Loans in Alternative Currency (and, for each Lender which is an assignee, the amount set forth in the Transfer Supplement entered into pursuant to Section 15.1 as the assignee’s Commitment), as such amount may be reduced from time to time pursuant to Section 4.1(b) or in connection with an assignment to an assignee, and as such amount may be increased in connection with an assignment from an assignor or from time to time pursuant to Section 2.1(d). In no event shall any Lender’s Alternative Currency Commitment be deemed to reduce such Lender’s Revolving Credit Commitment; it being understood that with respect to those Lenders with both a Revolving Credit Commitment and an Alternative Currency Commitment, Borrower may borrow in either or both of Dollars and Alternative Currency, up to an amount (or Dollar Equivalent Amount) not to exceed such Lender’s Revolving Credit Commitment.

“Alternative Currency Letter of Credit” means a Letter of Credit denominated in Alternative Currency.

“Alternative Currency Sublimit” means, a Dollar Equivalent Amount of Loans denominated in Alternative Currency and Alternative Currency Letter(s) of Credit, equal to twenty-five percent (25%) of the aggregate Revolving Credit Commitments from time to time.

“Annual EBITDA” means, with respect to any Project or Minority Holding, as of the first day of each fiscal quarter for the immediately preceding consecutive four fiscal quarters, an amount equal to (i) total revenues relating to such Project or Minority Holding for such period, less (ii) total operating expenses relating to such Project or Minority Holding for such period (it being understood that the foregoing calculation shall exclude non-cash charges as determined in accordance with GAAP).  Each of the foregoing amounts shall be determined by reference to the Borrower’s Statement of Operations for the applicable periods.  An example of the foregoing calculation is set forth on Exhibit G hereto.

“Applicable Lending Office” means, with respect to a particular Lender, (i) its Eurodollar Lending Office in respect of provisions relating to Eurodollar Rate Loans, (ii) its Domestic Lending Office in respect of provisions relating to Base Rate Loans and (iii) its Money Market Lending Office in respect of provisions relating to Money Market Loans.

“Applicable Margin” means, with respect to each Loan, the respective percentages per annum determined, at any time, based on the range into which Borrower’s Credit Rating then falls, in accordance with the following tables.  Any change in the Applicable Margin shall be effective immediately as of the date on which any of the rating agencies announces a change in the Borrower’s Credit Rating or the date on which the Borrower has no Credit Rating, whichever is applicable. If at any time the Borrower shall have only one (1) Credit Rating, for purposes of this definition, the Applicable Margin shall be deemed to be the Applicable Margin as though the Borrower has no Credit Rating.

The Applicable Margin, from time to time, depending on Borrower’s Credit Rating shall be as follows:

Range of	Applicable	Applicable
Borrower’s Corporate	Margin for	Margin for
Credit Rating	Eurodollar Rate Loans	Base Rate
S&P/Moody’s/Fitch	and IBOR Rate Loans	Loans
Ratings)	(% per annum)	(% per annum)
below BBB-/Baa3 or unrated	1.000%	0.00%
BBB-/Baa3	0.800%	0.00%
BBB/Baa2	0.600%	0.00%
BBB+/Baa1	0.425%	0.00%
A-/A3	0.375%	0.00%

If at any time when the Borrower has only two (2) Credit Ratings, and such Credit Ratings are split, then:        (A) if the difference between such Credit Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Margin shall be the rate per annum that would be applicable if the higher of the Credit Ratings were used; and (B) if the difference between such Credit Ratings is two ratings category (e.g. Baa1 by Moody’s and BBB- by S&P), the Applicable Margin shall be the rate per annum that would be applicable if the median of the applicable Credit Ratings were used.  If at any time when the Borrower has three (3) Credit Ratings, and such Credit Ratings are split, then: (A) if the difference between the highest and the lowest such Credit Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Margin shall be the rate per annum that would be applicable if the highest of the Credit Ratings were used; and (B) if the difference between such Credit Ratings is two ratings category (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Margin shall be the rate per annum that would be applicable if the average of the two (2) highest Credit Ratings were used, provided that if such average is not a recognized rating category, then the Applicable Margin shall be the rate per annum that would be applicable if the second highest Credit Rating of the three were used.

“Arrangers” mean JPMorgan Chase and Bank of America, N.A.

“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit A attached hereto and made a part hereof (with blanks appropriately completed) delivered to the Administrative Agent in connection with an assignment of a Lender’s interest under this Agreement in accordance with the provisions of Section 15.1.

“Authorized Financial Officer” means a chief executive officer, chief financial officer, treasurer or other qualified senior officer acceptable to the Administrative Agent.

“Base Eurocurrency Rate” means, with respect to any Eurodollar Interest Period applicable to a Borrowing of Eurodollar Rate Loans, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. Dollars or the Alternative Currency at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Eurodollar Interest Period. If for any reason such rate is not available, the term “London Interbank Offered Rate” shall mean, for any Eurodollar Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in U.S. Dollars or the Alternative Currency at approximately 11:00 a.m. (London time) two Business Days prior to the first Day of such Eurodollar Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(i)  the rate of interest announced publicly by the Administrative Agent in New York City from time to time, as the Administrative Agent’s prime rate; and

(ii)  the sum of (A) one-half of one percent (0.50%) per annum plus (B) the Federal Funds Rate in effect from time to time during such period.

“Base Rate Loan” means (i) a Committed Loan which bears interest at a rate determined by reference to the Base Rate and the Applicable Margin as provided in Section 5.1(a) or (ii) an overdue amount which was a Base Rate Loan immediately before it became due.

“BofA” means Bank of America, N. A.

“Borrower” means SIMON PROPERTY GROUP, L.P., a Delaware limited partnership.

“Borrower Partnership Agreement” means the Seventh Amended and Restated Limited Partnership Agreement of the Borrower, dated as of August 29, 1999, as such agreement may be amended, restated, modified or supplemented from time to time with the consent of the Administrative Agent or as permitted under Section 10.10.

“Borrowing” means a borrowing consisting of Loans of the same type made, continued or converted on the same day.

“Business Activity Report” means (i) an Indiana Business Activity Report from the Indiana Department of Revenue, Compliance Division, or (ii) a Notice of Business Activities Report from the State of New Jersey Division of Taxation, (iii) a Minnesota Business Activity Report from the Minnesota Department of Revenue, or (iv) a similar report to those referred to in clauses (i) through (iii) hereof with respect to any jurisdiction where the failure to file such report would have a Material Adverse Effect.

“Business Day” means a day, in the applicable local time, which is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by law or other governmental action to close (i) in New York, New York and (ii) in the case of Eurodollar Rate Loans in London, England and/or New York, New York, (iii) in the case of Letter of Credit transactions for a particular Lender, in the place where its office for issuance or administration of the pertinent Letter of Credit is located and/or New York, New York, and (iv) if such reference relates to the date on which any amount is to be paid or made available in Alternative Currency, the Principal Financial Center.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether payable in cash or other Property or accrued as a liability (but without duplication)) during such period that, in conformity with GAAP, are required to be included in or reflected by the Company’s, the Borrower’s or any of their Subsidiaries’ fixed asset accounts as reflected in any of their respective balance sheets; provided, however, (i) Capital Expenditures shall include, whether or not such a designation would be in conformity with GAAP, (a) that portion of Capital Leases which is capitalized on the consolidated balance sheet of the Company, the Borrower and their Subsidiaries and (b) expenditures for Equipment which is purchased simultaneously with the trade-in of existing Equipment owned by either General Partner, the Borrower or any of their Subsidiaries, to the extent the gross purchase price of the purchased Equipment exceeds the book value of the Equipment being traded in at such time; and (ii) Capital Expenditures shall exclude, whether or not such a designation would be in conformity with GAAP, expenditures made in connection with the restoration of Property, to the extent reimbursed or financed from insurance or condemnation proceeds.

“Capitalization Value” means the sum of (i) Combined EBITDA capitalized at an annual interest rate equal to 7.0%, and (ii) Cash and Cash Equivalents, and (iii) Construction Asset Cost, and (iv) undeveloped land, valued, in accordance with GAAP, at the lower of cost and market value, and (v) the Borrower’s economic interest in mortgage notes, valued, in accordance with GAAP, at the lower of cost and market value, provided, however, that any mortgage notes that are more than sixty (60) days past due, shall not be included in this clause (v).

“Capital Lease” means any lease of any property (whether real, personal or mixed) by a Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means, with respect to any Person, any capital stock of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

“Cash and Cash Equivalents” means (i) cash, (ii) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; and (iii) domestic and Eurodollar certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations), which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s; provided that the maturities of such Cash and Cash Equivalents shall not exceed one year.

“Cash Interest Expense” means, for any period, total interest expense, whether paid or accrued, but without duplication, (including the interest component of Capital Leases) of the Borrower, which is payable in cash, all as determined in conformity with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder.

“Claim” means any claim or demand, by any Person, of whatsoever kind or nature for any alleged Liabilities and Costs, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, Permit, ordinance or regulation, common law or otherwise.

“Closing Date” means December 15, 2005.

“Co-Agents” means the Administrative Agent, the Co-Documentation Agents, the Joint Syndication Agents, the Senior Executive Managing Agents, the Senior Managing Agents, the Managing Agents, and AIB Debt Management Limited, Eurohypo AG, New York Branch, Fifth Third Bank, Landesbank Baden-Wurttemberg New York Branch, Mizuho Corporate Bank, Ltd., and UFJ Bank Limited.

“Co-Documentation Agents” means Deutsche Bank Securities, Inc., The Bank of Nova Scotia, New York Agency, and Sumitomo Mitsui Banking Corporation.

“Combined Debt Service” means, for any period, the sum of (i) regularly scheduled payments of principal and interest of the Consolidated Businesses paid and/or accrued during such period and (ii) the portion of the regularly scheduled payments of principal and interest of Minority Holdings allocable to the Borrower in accordance with GAAP, paid during such period, in each case including participating interest expense and excluding balloon payments of principal and extraordinary interest payments and net of amortization of deferred costs associated with new financings or refinancings of existing Indebtedness.

“Combined EBITDA” means the sum of (i) 100% of the Annual EBITDA from the General Partner and the Borrower, and the Borrower’s pro rata share of the Annual EBITDA from the other Consolidated Businesses; and (ii) the portion of the Annual EBITDA of the Minority Holdings allocable to the Borrower in accordance with GAAP; and (iii) 100% of the actual Annual EBITDA from third party property and asset management; provided, however that the Borrower’s share of the Annual EBITDA from unaffiliated third party property and asset management shall in no event constitute in excess of five percent (5%) of Combined EBITDA. Combined EBITDA shall exclude the effect of non-recurring extraordinary items or asset sales or write-ups or forgiveness of indebtedness (both gains and losses) and impairment charges. For purposes of newly opened Projects which are no longer capitalized, the Annual EBITDA shall be based upon twelve-month projections, until such time as actual performance data for a twelve-month period is available.

“Combined Equity Value” means Capitalization Value minus Total Adjusted Outstanding Indebtedness.

“Combined Interest Expense” means, for any period, the sum of (i) interest expense of the Consolidated Businesses paid during such period and (ii) interest expense of the Consolidated Businesses accrued for such period and (iii) the portion of the interest expense of Minority Holdings allocable to the Borrower in accordance with GAAP and paid during such period and (iv) the portion of the interest expense of Minority Holdings allocable to the Borrower in accordance with GAAP and accrued for such period, in each case including participating interest expense but excluding extraordinary interest expense, and net of amortization of deferred costs associated with new financings or refinancings of existing Indebtedness.

“Commercial Letter of Credit” means any documentary letter of credit issued by an Issuing Bank pursuant to Section 3.1 for the account of the Borrower, which is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Borrower in the ordinary course of its business.

“Commission” means the Securities and Exchange Commission and any Person succeeding to the functions thereof.

“Committed Loan” means a Loan made by a Lender pursuant to Section 2.1; provided that, if any such Loan or Loans (or portions thereof) are combined or subdivided pursuant to a Notice of Conversion/Continuation, the term “Committed Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Company” means Simon Property Group, Inc., a Delaware corporation.

“Compliance Certificate” is defined in Section 8.2(b).

“Consolidated” means consolidated, in accordance with GAAP.

“Consolidated Businesses” means the General Partner, the Borrower and their wholly-owned Subsidiaries.

“Construction Asset Cost” means, with respect to Property on which construction of Improvements has commenced but has not yet been completed (as such completion shall be evidenced by such Property being opened for business to the general public), the aggregate sums expended on the construction of such Improvements (including land acquisition costs).

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, radioactive materials, asbestos (in any form or condition), polychlorinated biphenyls (PCBs), or any constituent of any such substance or waste, and includes, but is not limited to, these terms as defined in federal, state or local laws or regulations.

“Contingent Obligation” as to any Person means, without duplication, (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (ii) any obligation required to be disclosed in the footnotes to such Person’s financial statements in accordance with GAAP, guaranteeing partially or in whole any non-recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person.  The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the interest rate applicable to such Indebtedness, through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the applicable Borrower required to be delivered pursuant hereto.  Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim.  Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to the applicable Borrower), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that (X) such other Person has delivered Cash or Cash Equivalents to secure all or any part of such Person’s guaranteed obligations or (Y) such other Person holds an Investment Grade Credit Rating from either Moody’s or S&P, and (ii) in the case of a guaranty, (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person.  Notwithstanding anything contained herein to the contrary, “Contingent Obligations” shall not be deemed to include guarantees of loan commitments or of construction loans to the extent the same have not been drawn.

“Contractual Obligation”, as applied to any Person, means any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

“Credit Rating” means the publicly announced rating of a Person given by Moody’s, S&P or Fitch.

“Cure Loans” is defined in Section 4.2(b)(v)(C).

“Customary Permitted Liens” means

(i)  Liens (other than Environmental Liens and Liens in favor of the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or which are being contested in good faith by appropriate proceedings in accordance with Section 9.4 and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(i)  statutory Liens of landlords against any Property of the Borrower or any of its Subsidiaries and Liens against any Property of the Borrower or any of its Subsidiaries in favor of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other Liens against any Property of the Borrower or any of its Subsidiaries imposed by law created in the ordinary course of business for amounts which, if not resolved in favor of the Borrower or such Subsidiary, could not result in a Material Adverse Effect;

(ii)  Liens (other than any Lien in favor of the PBGC) incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; provided that (A) all such Liens do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s assets or Property or materially impair the use thereof in the operation of their respective businesses, and (B) all Liens of attachment or judgment and Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount of recourse Indebtedness exceeding $30,000,000; and

(iii)  Liens against any Property of the Borrower or any Subsidiary of the Borrower arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of Real Property which do not interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries to the extent it could not result in a Material Adverse Effect.

“Designated Bank” means a special purpose corporation that (i) shall have become a party to this Agreement pursuant to Section 15.1(f), and (ii) is not otherwise a Lender.

“Designated Bank Notes” means promissory notes of the Borrower, substantially in the form of Exhibit B-1 hereto, evidencing the obligation of the Borrower to repay Money Market Loans made by Designated Banks, as the same may be amended, supplemented, modified or restated from time to time, and “Designated Bank Note” means any one of such promissory notes issued under Section 15.1(f) hereof.

“Designating Lender” shall have the meaning set forth in Section 15.1(f) hereof.

“Designation Agreement” means a designation agreement in substantially the form of Exhibit K attached hereto, entered into by a Lender and a Designated Bank and accepted by the Administrative Agent.

“Designee Lender” is defined in Section 13.4.

“DOL” means the United States Department of Labor and any Person succeeding to the functions thereof.

“Dollar Equivalent Amount” shall mean (i) with respect to any amount of Alternative Currency on any day, the equivalent amount in Dollars of such amount of Alternative Currency as determined by the Administrative Agent using the applicable Exchange Rate on such day and (ii) with respect to any amount of Dollars, such amount.

“Dollars” and “$” mean the lawful money of the United States.

“Domestic Lending Office” means, with respect to any Lender, such Lender’s office, located in the United States, specified as the “Domestic Lending Office” under its name on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such other United States office of such Lender as it may from time to time specify by written notice to the Borrower and the Administrative Agent.

“Eligible Assignee” means (i) a Lender or any Affiliate thereof; (ii) a commercial bank having total assets in excess of $2,500,000,000; (iii) the central bank of any country which is a member of the Organization for Economic Cooperation and Development; or (iv) a finance company or other financial institution reasonably acceptable to the Administrative Agent, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $300,000,000 or is otherwise reasonably acceptable to the Administrative Agent and the Issuing Banks.

“Environmental, Health or Safety Requirements of Law” means all Requirements of Law derived from or relating to any  federal, state or local law, ordinance, rule, regulation, Permit, license or other binding determination of any Governmental Authority relating to, imposing liability or standards concerning, or otherwise addressing the environment, health and/or safety, including, but not limited to the Clean Air Act, the Clean Water Act, CERCLA, RCRA, any so-called “Superfund” or “Superlien” law, the Toxic Substances Control Act and OSHA, and public health codes, each as from time to time in effect.

“Environmental Lien” means a Lien in favor of any Governmental Authority for any (i) liabilities under any Environmental, Health or Safety Requirement of Law, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“Environmental Property Transfer Act”  means any applicable Requirement of Law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the transfer, sale, lease or closure of any Property or deed or title for any Property for environmental reasons, including, but not limited to, any so-called “Environmental Cleanup Responsibility Act” or “Responsible Property Transfer Act”.

“Equipment” means equipment used in connection with the maintenance of Projects and Properties.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1000 et seq., any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder.

“ERISA Affiliate” means (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Borrower; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Borrower; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

“ERISA Termination Event” means (i) a Reportable Event with respect to any Plan; (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Plan during a plan year in which the Borrower or such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of 20% of Plan participants who are employees of the Borrower or any ERISA Affiliate; (iii) the imposition of an obligation on the Borrower or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or (vi) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan.

“Eurodollar Affiliate” means, with respect to each Lender, the Affiliate of such Lender (if any) set forth below such Lender’s name under the heading “Eurodollar Affiliate” on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such Affiliate of a Lender as it may from time to time specify by written notice to the Borrower and the Administrative Agent.

“Eurodollar Interest Period” is defined in Section 5.2(b)(i).

“Eurodollar Interest Rate Determination Date” is defined in Section 5.2(c)(i).

“Eurodollar Lending Office” means, with respect to any Lender, such Lender’s office (if any) specified as the “Eurodollar Lending Office” under its name on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such other office or offices of such Lender as it may from time to time specify by written notice to the Borrower and the Administrative Agent.

“Eurodollar Money Market Loan” means a Loan to be made by a Lender pursuant to a LIBOR Auction (including such a Loan bearing interest at the Base Rate pursuant to Section 5.2).

“Eurodollar Rate” means, with respect to any Eurodollar Interest Period applicable to a Eurodollar Rate Loan or a Money Market Loan, an interest rate per annum obtained by dividing (i) the Base Eurocurrency Rate applicable to that Eurodollar Interest Period by (ii) a percentage equal to 100% minus the Eurodollar Reserve Percentage in effect on the relevant Eurodollar Interest Rate Determination Date.

“Eurodollar Rate Loan” means (i) a Committed Loan which bears interest at a rate determined by reference to the Eurodollar Rate and the Applicable Margin for Eurodollar Rate Loans or by reference to the Offered Rate, as provided in Section 5.1(a) or (ii) an overdue amount which was a Eurodollar Rate Loan immediately before it became due.

“Eurodollar Reserve Percentage” means, for any day, that percentage which is in effect on such day, as prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York, New York with deposits exceeding five billion Dollars in respect of “Eurocurrency Liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any bank to United States residents).

“Event of Default” means any of the occurrences set forth in Section 11.1 after the expiration of any applicable grace period and the giving of any applicable notice, in each case as expressly provided in Section 11.1.

“Exchange Rate” means, (i) the rate appearing on the relevant display page (as  determined  by  the Administrative Agent) on the Reuters Monitor Money Rates Service for the sale of the Alternative Currency for Dollars in the London foreign exchange market at approximately 11 a.m. (London time) for delivery two (2) Business Days later or if not available, (ii) the spot selling rate at which the Administrative Agent offers to sell the Alternative Currency for Dollars in the London foreign exchange  market at approximately 11:00a.m. (London time) for delivery two (2) Business Days later; provided, however, that if, at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method (including obtaining quotes from two (2) or more market makers for the Alternative Currency) as it deems applicable to determine such rate, and such  determination shall be conclusive absent manifest error.

“Existing Revolving Credit Facility” means the Credit Agreement, dated as of January 11, 2005, among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and the institutions party thereto, as amended by Amendment to Credit Agreement, dated as of February 10, 2005.

“Extension Fee” means an amount equal to fifteen (15) basis points on the Maximum Revolving Credit Amount.

“Extension Notice” is defined in Section 2.5.

“Extension Option” is defined in Section 2.5.

“Facility Fee” is defined in Section 5.3(a).

“Facility Fee Percentage” means the applicable percentage per annum determined, at any time, based on the range into which Borrower’s Credit Rating (if any) then falls, in accordance with the following tables.

Any change in the Facility Fee Percentage shall be effective immediately as of the date on which any of the rating agencies announces a change in the Borrower’s Credit Rating or the date on which the Borrower has no Credit Rating, whichever is applicable. If at any time the Borrower shall have only one (1) Credit Rating, for purposes of this definition, the Facility Fee Percentage shall be deemed to be the Facility Fee Percentage as though the Borrower has no Credit Rating.

The Facility Fee Percentage shall be as follows:

Range of
Borrower’s Corporate	Percentage of
Credit Rating	Maximum Revolving
S&P/Moody’s/Fitch Ratings	Credit Commitments
<BBB-/Baa3 or unrated	0.25%
BBB-/Baa3	0.20%
BBB/Baa2	0.15%
BBB+/Baa1	0.15%
A-/A3	0.125%

If at any time when the Borrower has only two (2) Credit Ratings, and such Credit Ratings are split, then: (A) if the difference between such Credit Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Facility Fee Percentage shall be the rate per annum that would be applicable if the higher of the Credit Ratings were used; and (B) if the difference between such Credit Ratings is two ratings category (e.g. Baa1 by Moody’s and BBB- by S&P), the Facility Fee Percentage shall be the rate per annum that would be applicable if the median of the applicable Credit Ratings were used.  If at any time when the Borrower has three (3) Credit Ratings, and such Credit Ratings are split, then: (A) if the difference between the highest and the lowest such Credit Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Facility Fee Percentage shall be the rate per annum that would be applicable if the highest of the Credit Ratings were used; and (B) if the difference between such Credit Ratings is two ratings category (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Facility Fee Percentage shall be the rate per annum that would be applicable if the average of the two (2) highest Credit Ratings were used, provided that if such average is not a recognized rating category, then the Facility Fee Percentage shall be the rate per annum that would be applicable if the second highest Credit Rating of the three were used

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day in New York, New York, for the next preceding Business Day) in New York, New York by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day in New York, New York, the average of the quotations for such day on transactions by the Reference Bank, as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

“Financial Statements” means (i) quarterly and annual consolidated statements of income and retained earnings, statements of cash flow, and balance sheets, (ii) such other financial statements as any General Partner shall routinely and regularly prepare on a quarterly or annual basis, and (iii) such other financial statements of the Consolidated Businesses or Minority Holdings as the Arrangers or the Requisite Lenders may from time to time reasonably specify; provided, however, that the Financial Statements referenced in clauses (i) and (ii) above shall be prepared in form satisfactory to the Administrative Agent.

“Fiscal Year” means the fiscal year of the Company and the Borrower for accounting and tax purposes, which shall be the 12-month period ending on December 31 of each calendar year.

“Fitch” means Fitch, Inc.

“Funding Date” means, with respect to any Loan, the date of funding of such Loan.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the American Institute of Certified Public Accountants’ Accounting Principles Board and Financial Accounting Standards Board or in such other statements by such other entity as may be in general use by significant segments of the accounting profession as in effect on the Closing Date (unless otherwise specified herein as in effect on another date or dates).

“General Partner” or “General Partners” means the Company and any successor general partner(s) of the Borrower.

“Governmental Approval” means all right, title  and interest in any existing or future certificates, licenses, permits, variances, authorizations and approvals issued by any Governmental Authority having jurisdiction with respect to any Project.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Holder” means any Person entitled to enforce any of the Obligations, whether or not such Person holds any evidence of Indebtedness, including, without limitation, the Administrative Agent, each Arranger, and each other Lender.

“IBOR Auction” means a solicitation of Money Market Quotes setting forth Money Market Margins based on the IBOR Rate pursuant to Section 2.2.

“IBOR Interest Period” is defined in Section 5.2 (b)(v).

“IBOR Interest Rate Determination Date” is defined in Section 5.2 (c)(ii).

“IBOR Money Market Loan” means a Loan in Dollars to be made by a Lender pursuant to an IBOR Auction (including such a Loan bearing interest at the Base Rate pursuant to Section 5.2).

“IBOR Rate” means, for each IBOR Interest Period, a rate of interest per annum equal to the arithmetic average (rounded to the nearest 0.01%) of the rates at which deposits in Dollars in the approximate amount of the relevant Loan and having a maturity nearest to the applicable IBOR Interest Period are offered by the IBOR Reference Banks to major banks in Dollars, as determined on the applicable IBOR Interest Rate Determination Date.

“IBOR Rate Loan” means (i) a Committed Loan in Dollars which bears interest at a rate determined by reference to the IBOR Rate and the Applicable Margin for IBOR Rate Loans, as provided in Section 5.1(a) or (ii) an overdue amount which was an IBOR Rate Loan immediately before it became due.

“IBOR Reference Banks” means, as of the Closing Date, each of the Arrangers and thereafter any Lender designated by the Administrative Agent.

“Improvements” means all buildings, fixtures, structures, parking areas, landscaping and all other improvements whether existing now or hereafter constructed, together with all machinery and mechanical, electrical, HVAC and plumbing systems presently located thereon and used in the operation thereof, excluding (a) any such items owned by utility service providers, (b) any such items owned by tenants or other third-parties unaffiliated with the Borrower and (c) any items of personal property.

“Indebtedness”, as applied to any Person, means, at any time, without duplication, (a) all indebtedness, obligations or other liabilities of such Person (whether consolidated or representing the proportionate interest in any other Person) (i) for borrowed money (including construction loans) or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, (ii) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any Securities of such Person or to pay dividends in respect of any stock, (iii) with respect to letters of credit issued for such Person’s account, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, (v) in respect of Capital Leases, (vi) which are Contingent Obligations or (vii) under warranties and indemnities; (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time; (c) all indebtedness, obligations or other liabilities of such Person in respect of interest rate contracts and foreign exchange contracts, net of liabilities owed to such Person by the counterparties thereon; (d) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption; and (e) all contingent Contractual Obligations with respect to any of the foregoing.

“Indemnified Matters” is defined in Section 15.3.

“Indemnitees” is defined in Section 15.3.

“Initial Funding Date” means the date on or after December 15, 2005, on which all of the conditions described in Section 6.1 have been satisfied (or waived) in a manner satisfactory to the Administrative Agent and the Lenders and on which the initial Loans under this Agreement are made by the Lenders to the Borrower.

“Interest Period” is defined in Section 5.2(b).

“Interest Rate Hedges” is defined in Section 9.9.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, any successor statute and any regulations or guidance promulgated thereunder.

“Investment” means, with respect to any Person, (i) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including, without limitation, all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.  The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto less the amount of any return of capital or principal to the extent such return is in cash with respect to such Investment without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such Investment.

“Investment Grade” means (i) with respect to Moody’s a Credit Rating of Baa3 or higher and (ii) with respect to S&P, a Credit Rating of BBB- or higher.

“Investment Grade Credit Rating” means (i) a Credit Rating of Baa3 or higher given by Moody’s or (ii) a Credit Rating of BBB- or higher given by S&P.

“IRS” means the Internal Revenue Service and any Person succeeding to the functions thereof.

“Issuing Bank” is defined in Section 3.1.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“knowledge” with reference to any General Partner, the Borrower or any Subsidiary of the Borrower, means the actual knowledge of such Person after reasonable inquiry (which reasonable inquiry shall include, without limitation, interviewing and questioning such other Persons as such General Partner, the Borrower or such Subsidiary of the Borrower, as applicable, deems reasonably necessary).

“Lead Arrangers” means J.P. Morgan Securities Inc. and Banc of America Securities LLC, and each successor Lead Arranger appointed pursuant to the terms of Article XII of this Agreement.

“Lease” means a lease, license, concession agreement or other agreement providing for the use or occupancy of any portion of any Project, including all amendments, supplements, modifications and assignments thereof and all side letters or side agreements relating thereto.

“Lender” means (i) each of the Arrangers, the Co-Agents, and each financial institution a signatory hereto as a Lender as of the Closing Date and, at any other given time, each financial institution which is a party hereto as a Arranger, Co-Agent or Lender, whether as a signatory hereto or pursuant to an Assignment and Acceptance, and regardless of the capacity in which such entity is acting (i.e. whether as Administrative Agent, Arranger, Co-Agent or Lender) and (ii) each Designated Bank; provided, however, that the term “Lender” shall exclude each Designated Bank when used in reference to a Committed Loan, the Commitments or terms relating to the Committed Loans and the Commitments and shall further exclude each Designated Bank for all other purposes hereunder (including, without limitation, for purposes of Section 13.4 hereof) except that any Designated Bank which funds a Money Market Loan shall, subject to Section 15.1(f), have the rights (including, without limitation, the rights given to a Lender contained in Section 15.2 and otherwise in Article XV) and obligations of a Lender associated with holding such Money Market Loan.

“Letter of Credit” means any Commercial Letter of Credit or Standby Letter of Credit whether in Dollars or Alternative Currency.

“Letter of Credit Obligations” means, at any particular time, the sum of (i) all outstanding Reimbursement Obligations, and (ii) the aggregate undrawn face amount of all outstanding Letters of Credit and all outstanding Alternative Currency Letters of Credit, and (iii) the aggregate face amount of all Letters of Credit and all Alternative Currency Letters of Credit requested by the Borrower but not yet issued.

“Letter of Credit Reimbursement Agreement” means, with respect to a Letter of Credit or an Alternative Currency Letter of Credit, such form of application therefor and form of reimbursement agreement therefor (whether in a single or several documents, taken together) as an Issuing Bank may employ in the ordinary course of business for its own account, with such modifications thereto as may be agreed upon by such Issuing Bank and the Borrower and as are not materially adverse (in the judgment of such Issuing Bank and the Administrative Agent) to the interests of the Lenders; provided, however, in the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall control.

“Liabilities and Costs” means all liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and expenses and costs of investigation, feasibility or Remedial Action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

“LIBOR Auction” means a solicitation of Money Market Quotes setting forth Money Market Margins based on the Eurodollar Rate pursuant to Section 2.2.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or other and including, without limitation, any Environmental Lien), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of any property of a Person, whether granted voluntarily or imposed by law, and includes the interest of a lessor under a Capital Lease or under any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement or similar notice (other than a financing statement filed by a “true” lessor pursuant to § 9-505 of the Uniform Commercial Code), naming the owner of such property as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

“Limited Minority Holdings” means Minority Holdings in which (i) Borrower has a less than fifty percent (50%) ownership interest and (ii) neither the Borrower nor the Company directly or indirectly controls the management of such Minority Holdings, whether as the general partner or managing member of such Minority Holding, or otherwise. As used in this definition only, the term “control” shall mean the authority to make major management decisions or the management of day-to-day operations of such entity and shall include instances in which the Management Company manages the day-to-day leasing, management, control or development of the Properties of such Minority Holdings pursuant to the terms of a management agreement.

“Limited Partners” means those Persons who from time to time are limited partners of the Borrower; and “Limited Partner” means each of the Limited Partners, individually.

“Loan Account” is defined in Section 4.3(b).

“Loan Documents” means this Agreement, the Notes, each Qualified Borrower Guaranty, and all other instruments, agreements and written Contractual Obligations between the Borrower, the Qualified Borrowers and any of the Lenders pursuant to or in connection with the transactions contemplated hereby.

“Loans” means Committed Loans, Money Market Loans and Swingline Loans.

“Management Company” means, collectively, (i) the Borrower or M.S. Management Associates, Inc., a Delaware corporation and wholly-owned or controlled Subsidiaries of either, and (ii) such other property management companies controlled (directly or indirectly) by the Company for which the Borrower has previously provided the Administrative Agent with: (1) notice of such property management company, and (2) evidence reasonably satisfactory to the Administrative Agent that such property management company is controlled (directly or indirectly) by the Company.

“Managing Agents” means Fifth Third Bank, Hypo Real Estate Capital Corporation, KBC Bank N.V., Landesbank Baden-Wurttemberg New York Branch, Mizuho Corporate Bank, Ltd., Nomura Funding Facility Corporation LTD, Societe Generale, UFJ Bank Limited, Union Bank of California, N.A., Emigrant Bank, Westdeautsche ImmobilienBank, Massachusetts Mutual Life Insurance Company, and C.M. Life Insurance Company.

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Material Adverse Effect” means a material adverse effect upon (i) the financial condition or assets of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the ability of the Lenders or the Administrative Agent to enforce any of the Loan Documents.

“Maximum Revolving Credit Amount” means, at any particular time, the Revolving Credit Commitments at such time.

“MIS” means a computerized management information system for recording and maintenance of information regarding purchases, sales, aging, categorization, and locations of Properties, creation and aging of receivables, and accounts payable (including agings thereof).

“Minority Holdings”  means interests in partnerships, joint ventures, limited liability companies and corporations held or owned by the Borrower or a General Partner or their respective Subsidiaries which are not wholly-owned, directly or indirectly, by the Borrower or a General Partner.

“Money Market Lender” means, as to each Money Market Loan, the Lender funding such Money Market Loan.

“Money Market Lending Office” means, as to each Lender, its Domestic Lending Office or such other office, branch or affiliate of such Lender as it may hereafter designate as its Money Market Lending Office by notice to the Borrower and the Administrative Agent.

“Money Market Loan” means a loan to be made by a Lender pursuant to a LIBOR Auction or an IBOR Auction (including such a loan bearing interest at the Base Rate pursuant to Section 5.2).

“Money Market Margin” has the meaning set forth in Section 2.2.

“Money Market Quote” means an offer by a Lender to make a Money Market Loan in accordance with Section 2.2.

“Money Market Rate” has the meaning set forth in Section 2.2.

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Borrower or any ERISA Affiliate or in respect of which the Borrower or any ERISA Affiliate has assumed any liability.

“Non Pro Rata Loan” is defined in Section 4.2 (b)(v).

“Note” means a promissory note in the form attached hereto as Exhibit B payable to the order of a Lender, evidencing certain of the Obligations of the Borrower or any Qualified Borrower to such Lender and executed by the Borrower or any Qualified Borrower as required by Section 4.3(a), as the same may be amended, supplemented, modified or restated from time to time, together with the Designated Bank Notes; “Notes” means, collectively, all of such Notes outstanding at any given time.

“Notice of Borrowing” means a Notice of Committed Borrowing or a Notice of Money Market Borrowing.

“Notice of Committed Borrowing” means a notice substantially in the form of Exhibit C attached hereto and made a part hereof.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit D attached hereto and made a part hereof with respect to a proposed conversion or continuation of a Loan pursuant to Section 5.1(c).

“Notice of Money Market Borrowing” has the meaning set forth in Section 2.2.

“Obligations” means all Loans, Letter of Credit Obligations, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower and the Qualified Borrowers to the Administrative Agent, any Arranger, any Co-Agent, any other Lender, any Affiliate of the Administrative Agent, the Arrangers, the Co-Agents, any other Lender, or any Person entitled to indemnification pursuant to Section 15.3 of this Agreement, of any kind or nature, arising under this Agreement, the Notes or any other Loan Document.  The term includes, without limitation, all interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements and any other sum chargeable to the Borrower or any the Qualified Borrower under this Agreement or any other Loan Document.

“Offered Rate” means a rate per annum quoted by the Administrative Agent for an Interest Period of 14 days.

“Officer’s Certificate” means, as to a corporation, a certificate executed on behalf of such corporation by the chairman of its board of directors (if an officer of such corporation) or its chief executive officer, president, any of its vice-presidents, its chief financial officer, or its treasurer and, as to a partnership, a certificate executed on behalf of such partnership by the chairman of the board of directors (if an officer of such corporation) or chief executive officer, president, any vice-president, or treasurer of the general partner of such partnership.

“Operating Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which is not a Capital Lease.

“Organizational Documents” means, with respect to any corporation, limited liability company, or partnership (i) the articles/certificate of incorporation (or the equivalent organizational documents) of such corporation or limited liability company, (ii) the partnership agreement executed by the partners in the partnership, (iii) the by-laws (or the equivalent governing documents) of the corporation, limited liability company or partnership, and (iv) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such corporation’s Capital Stock or such limited liability company’s or partnership’s equity or ownership interests.

“OSHA” means the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq., any amendments thereto, any successor statutes and any regulations or guidance promulgated thereunder.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

“Permits” means any permit, consent, approval, authorization, license, variance, or permission required from any Person, including any Governmental Approvals.

“Permitted Securities Options” means the subscriptions, options, warrants, rights, convertible Securities and other agreements or commitments relating to the issuance of the Borrower’s Securities or the Company’s Capital Stock identified as such on Schedule 1.1.4.

“Person” means any natural person, corporation, limited liability company, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Plan” means an employee benefit plan defined in Section 3(3) of ERISA in respect of which the Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA or the Borrower or any ERISA Affiliate has assumed any liability.

“Potential Event of Default” means an event that has occurred with respect to the Borrower which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

“Prepayment Date” is defined in Section 4.1(d).

“Principal Financial Center” means, when used in reference to the Alternative Currency, Frankfurt am Main, Germany, New York, New York, and London, England, however, when there is a reference to the local time at the Principal Financial Center, it shall be deemed to mean London, England.

“Process Agent” is defined in Section 15.17(a).

“Project” means any shopping center, retail property and mixed-use property owned, directly or indirectly, by any of the Consolidated Businesses or Minority Holdings.

“Property” means any Real Property or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, general intangible, receivable, or other asset owned, leased or operated by any Consolidated Business or any Minority Holding (including any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

“Pro Rata Share” means, with respect to any Lender, as applicable, (a) a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender’s Revolving Credit Commitment and the denominator of which shall be the aggregate amount of all of the Lenders’ Revolving Credit Commitments, or (b) with respect to matters relating to Alternative Currency Commitments and Loans in Alternative Currency and Alternative Currency Letters of Credit only, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender’s Alternative Currency Commitment and the denominator of which shall be the aggregate amount of all of the applicable Lenders’ Alternative Currency Commitments, in each case as adjusted from time to time in accordance with the provisions of this Agreement. Notwithstanding the foregoing, however, if at any time Borrower shall be unable to draw down the entire Revolving Credit Availability solely as a result of all or any portion of the Alternative Currency Commitments being outstanding, then, solely for purposes of funding the remaining Revolving Credit Availability, “Pro Rata Share” with respect to each Lender that shall not have advanced an amount (or Dollar Equivalent Amount) equal to an amount (or Dollar Equivalent Amount) equal to 100% of its Revolving Credit Commitment, shall be deemed to mean the sum of such Lender’s Pro Rata Share (with respect to the Revolving Credit Commitments) and such Lender’s pro rata share (with respect to the Revolving Credit Commitments) of the aggregate Pro Rata Shares (with respect to the Revolving Credit Commitments) of all the Lenders that shall have advanced 100% of their Revolving Credit Commitments.

“Qualified Borrower(s)” means one or more foreign or domestic entities that is a direct or indirect Subsidiary of Borrower, the indebtedness of which entity can be guaranteed by Borrower without violation of Borrower’s Organizational Documents (i) which executes one or more promissory notes with respect to Loans made to such Qualified Borrower and (ii) whose obligations under such note(s) and the Facility are the joint and several obligation of, or guaranteed by, Borrower  pursuant to the Qualified Borrower Guaranty, and with respect to which a Qualified Borrower Guaranty has been delivered.

“Qualified Borrower Guaranty” means a full and unconditional guaranty of payment in the form of Exhibit L attached hereto, enforceable against Borrower for the payment of a Qualified Borrower’s debt or obligation to the Lenders.

“RCRA” means the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq., any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder.

“Real Property” means all of the Borrower’s present and future right, title and interest (including, without limitation, any leasehold estate) in (i) any plots, pieces or parcels of land, (ii) any Improvements of every nature whatsoever (the rights and interests described in clauses (i) and (ii) above being the “Premises”), (iii) all easements, rights of way, gores of land or any lands occupied by streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, and public places adjoining such land, and any other interests in property constituting appurtenances to the Premises, or which hereafter shall in any way belong, relate or be appurtenant thereto, (iv) all hereditaments, gas, oil, minerals (with the right to extract, sever and remove such gas, oil and minerals), and easements, of every nature whatsoever, located in, on or benefitting the Premises and (v) all other rights and privileges thereunto belonging or appertaining and all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the rights and interests described in clauses (iii) and (iv) above.

“Reference Bank” means JPMorgan Chase.

“Register” is defined in Section 15.1(c).

“Regulation A” means Regulation A of the Federal Reserve Board as in effect from time to time.

“Regulation T” means Regulation T of the Federal Reserve Board as in effect from time to time.

“Regulation U” means Regulation U of the Federal Reserve Board as in effect from time to time.

“Regulation X” means Regulation X of the Federal Reserve Board as in effect from time to time.

“Reimbursement Date” is defined in Section 3.1(d)(i).

“Reimbursement Obligations” means the aggregate non-contingent reimbursement or repayment obligations of the Borrower with respect to amounts drawn under Letters of Credit and Alternative Currency Letters of Credit.

“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Sections 856, et seq. of the Internal Revenue Code.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, injection, deposit, disposal, abandonment, or discarding of barrels, containers or other receptacles, discharge, emptying, escape, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property.

“Remedial Action” means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

“Reportable Event” means any of the events described in Section 4043(b) of ERISA and the regulations promulgated thereunder as in effect from time to time but not including any such event as to which the thirty (30) day notice requirement has been waived by applicable PBGC regulations.

“Requirements of Law” means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit and Environmental, Health or Safety Requirement of Law.

“Requisite Lenders” means Lenders whose Pro Rata Shares, in the aggregate, are greater than fifty-one percent (51%); provided, however, that, in the event any of the Lenders shall have failed to fund its Pro Rata Share of any Loan requested by the Borrower which such Lenders are obligated to fund under the terms of this Agreement and any such failure has not been cured as provided in Section 4.2(b)(v)(B), then for so long as such failure continues, “Requisite Lenders” means Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Loans have not been so cured) whose Pro Rata Shares represent more than fifty-one percent (51%) of the aggregate Pro Rata Shares of such Lenders; provided, further, however, that, in the event that the Revolving Credit Commitments have been terminated pursuant to the terms of this Agreement, “Requisite Lenders” means Lenders (without regard to such Lenders’ performance of their respective obligations hereunder) whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Loans are greater than fifty-one percent (51%).

“Retained Properties” shall mean those real properties more particularly described on Schedule 15.23 hereto.

“Revolving Credit Availability” means, at any particular time, the amount by which the Maximum Revolving Credit Amount at such time exceeds the Revolving Credit Obligations at such time.

“Revolving Credit Commitment” means, with respect to any Lender, the obligation of such Lender to make Committed Loans and to participate in Letters of Credit pursuant to the terms and conditions of this Agreement, and which shall not exceed the sum of the principal amount set forth opposite such Lender’s name under the heading “Revolving Credit Commitment” and “Alternative Currency Commitment” on the signature pages hereof or the signature page of the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance, and “Revolving Credit Commitments” means the aggregate principal amount of the Revolving Credit Commitments and Alternative Currency Commitments of all the Lenders, the maximum amount of which shall be $3,000,000,000, as reduced from time to time pursuant to Section 4.1, or increased from time to time pursuant to Section 2.1(d).

“Revolving Credit Obligations” means, at any particular time, the sum of (i) the outstanding principal amount of the Committed Loans at such time, plus (ii) the Letter of Credit Obligations at such time, plus (iii) the outstanding principal amount of the Money Market Loans at such time.

“Revolving Credit Period” means the period from the Initial Funding Date to the Business Day next preceding the Revolving Credit Termination Date.

“Revolving Credit Termination Date” means the earlier to occur of (i) January 11,2010 (or, if not a Business Day, the next succeeding Business Day), provided, however, that the Revolving Credit Termination Date may be extended until January 11, 2011 (or, if not a Business Day, the next succeeding Business Day) in accordance with the provisions of Section 2.5 hereof; and (ii) the date of termination of the Revolving Credit Commitments pursuant to the terms of this Agreement.

“S&P” means Standard & Poor’s Ratings Service.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities” means any stock, shares, voting trust certificates, partnership interests, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities”, including, without limitation, any “security” as such term is defined in Section 8-102 of the Uniform Commercial Code, or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include the Notes or any other evidence of the Obligations.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Senior Executive Managing Agents” means Calyon New York Branch, The Royal Bank of Scotland, Wachovia Bank, National Association, Credit Suisse, Cayman Islands Branch, Merrill Lynch Bank USA, Morgan Stanley Bank, U.S. Bank National Association, Commerzbank AG, New York Branch, PNC Bank, National Association.

“Senior Managing Agents” means Bayerische Landesbank, New York Branch, ING Real Estate Finance (USA) LLC, LaSalle Bank National Association, National City Bank of Indiana, SunTrust Bank.

“Sharing Event” means (i) the occurrence of an Event of Default with respect to Borrower or any General Partner under clauses (f) or (g) of Section 11.1, (ii) at the election of any Lender, with respect only to its Alternative Currency Commitment, the occurrence of any other Event of Default with respect to Borrower or any General Partner, or (iii) the acceleration of the Loans pursuant to Section 11.2 (a Sharing Event under clauses (i) or (iii) being an “Automatic Sharing Event”, and a Sharing Event under clause (ii) being an “Elective Sharing Event”).

“Solvent”, when used with respect to any Person, means that at the time of determination:

(i)  the fair saleable value of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); and

(ii)  the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

(iii)  it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and

(iv)  it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

“Standby Letter of Credit” means any letter of credit issued by an Issuing Bank pursuant to Section 3.1 for the account of the Borrower, which is not a Commercial Letter of Credit.

“Subsidiary” of a Person means any corporation, limited liability company, general or limited partnership, or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such Person, one or more of the other subsidiaries of such Person or any combination thereof.

“Swingline Borrowing” means a Borrowing under Section 2.9 hereof.

“Swingline Commitment” has the meaning set forth in Section 2.9(a).

“Swingline Lender” means the Administrative Agent and any other Lender designated by the Borrower from among those Lenders identified by the Administrative Agent as permissible Swingline Lenders.

“Swingline Loan” means a Dollar loan made by the Swingline Lender pursuant to Section 2.9.

“Taxes” is defined in Section 13.1(a).

“Tenant Allowance” means a cash allowance paid to a tenant by the landlord pursuant to a Lease.

“TI Work” means any construction or other “build-out” of tenant leasehold improvements to the space demised to such tenant under Leases (excluding such tenant’s furniture, fixtures and equipment) performed pursuant to the terms of such Leases, whether or not such tenant improvement work is performed by or on behalf of the landlord or as part of a Tenant Allowance.

“Total Adjusted Outstanding Indebtedness” means, for any period, the sum of (i) the amount of Indebtedness of the General Partner and the Borrower and the Borrower’s pro rata share of the Indebtedness of the other Consolidated Businesses set forth on the then most recent quarterly financial statements of the Borrower and (ii) the outstanding amount of Minority Holding Indebtedness allocable in accordance with GAAP to any of the Consolidated Businesses as of the time of determination and (iii) the Contingent Obligations of the Consolidated Businesses and, to the extent allocable to the Consolidated Businesses in accordance with GAAP, of the Minority Holdings.

“Total Unsecured Outstanding Indebtedness” means that portion of Total Adjusted Outstanding Indebtedness that is not secured by a Lien.

“Unencumbered Combined EBITDA” means that portion of Combined EBITDA which represents revenues earned from third party property and asset management (up to 5% of Combined EBITDA) or from Real Property that is not subject to or encumbered by Secured Indebtedness and is not subject to any agreements (other than those agreements more particularly described on Schedule 1.1.5), the effect of which would be to restrict, directly or indirectly, the ability of the owner of such Property from granting Liens thereon, calculated on the first day of each fiscal quarter for the four immediately preceding consecutive fiscal quarters.

“Uniform Commercial Code” means the Uniform Commercial Code as enacted in the State of New York, as it may be amended from time to time.

“Unsecured Debt Yield” is defined in Section 10.12(e).

“Unsecured Interest Expense” means the interest expense incurred on the Total Unsecured Outstanding Indebtedness.

I.2.  Computation of Time Periods.  In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.  Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.  Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numerically corresponding to the first day of such period, provided that if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Agreement, end on the last day of the calendar month.

I.3.  Accounting Terms.  Subject to Section 15.4, for purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

I.4.  Other Terms.  All other terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings assigned to such terms by the Uniform Commercial Code to the extent the same are defined therein.

ARTICLE II

AMOUNTS AND TERMS OF LOANS

II.1.  Committed Loans.

(a)           Availability.  Subject to the terms and conditions set forth in this Agreement, (i) each Lender hereby severally and not jointly agrees to make revolving loans (each individually, a “Committed Loan” and, collectively, the “Committed Loans”), in Dollars, to the Borrower or the applicable Qualified Borrower from time to time during the Revolving Credit Period, in an amount not to exceed such Lender’s Pro Rata Share of the Revolving Credit Availability at such time, and (ii) in furtherance and clarification of the foregoing, as to Lenders with an Alternative Currency Commitment only, to make Eurodollar Rate Loans to Borrower denominated in the Alternative Currency (provided (A) the Alternative Currency is readily available to such Lenders and is freely transferable and convertible to Dollars, and (B) the Reuters Monitor Money Rates Service (or any successor thereto) reports a London Interbank Offered Rate for the Alternative Currency relating to the applicable Interest Period), in an aggregate principal Dollar Equivalent Amount not to exceed such Lender’s Alternative Currency Commitment.  All Committed Loans comprising the same Borrowing under this Agreement shall be made by the Lenders simultaneously and proportionately to their then respective Pro Rata Shares, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Committed Loan hereunder nor shall the Revolving Credit Commitment of any Lender be increased or decreased as a result of any such failure.  Subject to the provisions of this Agreement, the Borrower or applicable Qualified Borrower may repay any outstanding Committed Loan on any day which is a Business Day and any amounts so repaid may be reborrowed, up to the amount available under this Section 2.1(a) at the time of such Borrowing, until the Business Day next preceding the Revolving Credit Termination Date.  Each requested Borrowing of Committed Loans funded on any Funding Date shall be in a principal amount of at least $1,500,000 (or, with respect to an Alternative Currency Borrowing only, the Dollar Equivalent Amount of $1,500,000); provided, however, that if the Revolving Credit Availability at the time of such requested Borrowing is less than $1,500,000 (or the Dollar Equivalent Amount of $1,500,000 in the case of an Alternative Currency Borrowing), then the requested Borrowing shall be for the total amount of the Revolving Credit Availability.

(b)           Notice of Committed Borrowing.  When the Borrower or applicable Qualified Borrower desires to borrow under this Section 2.1, it shall deliver to the Administrative Agent a Notice of Committed Borrowing, signed by it (i) no later than 12:00 noon (New York time) on the Business Day immediately preceding the proposed Funding Date, in the case of a Borrowing of Base Rate Loans or Loans at the Offered Rate, (ii) no later than 10:00 a.m. (New York time) on the Business Day immediately preceding the proposed Funding Date, in the case of a Borrowing of IBOR Rate Loans, (iii) no later than 11:00 a.m. (New York time) at least three (3) Business Days in advance of the proposed Funding Date, in the case of a Borrowing of Eurodollar Rate Loans, and (iv) no later than 11:00 a.m. (New York time) at least four (4) Business Days before each Borrowing of Eurodollar Rate Loans denominated in an Alternative Currency.  Such Notice of Committed Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of the proposed Borrowing, (iii) the Revolving Credit Availability as of the date of such Notice of Borrowing, (iv) whether the proposed Borrowing will be of Base Rate Loans, Eurodollar Rate Loans or IBOR Rate Loans, and if Eurodollar Rate Loans are requested other than in Dollars, the Alternative Currency being requested, (v) in the case of Eurodollar Rate Loans or IBOR Rate Loans, the requested Eurodollar Interest Period or IBOR Interest Period, as applicable, and (vi) instructions for the disbursement of the proceeds of the proposed Borrowing.  In lieu of delivering such a Notice of Committed Borrowing (except with respect to a Borrowing of Committed Loans on the Initial Funding Date), the Borrower may give the Administrative Agent telephonic notice of any proposed Borrowing by the time required under this Section 2.1(b), if the Borrower confirms such notice by delivery of the Notice of Borrowing to the Administrative Agent by facsimile transmission promptly, but in no event later than 3:00 p.m. (New York time) on the same day.  Any Notice of Borrowing (or telephonic notice in lieu thereof) given pursuant to this Section 2.1(b) shall be irrevocable.

(c)           Making of Loans.  (i)  Promptly after receipt of a Notice of Committed Borrowing under Section 2.1(b) (or telephonic notice in lieu thereof), the Administrative Agent shall notify each Lender by facsimile transmission, or other similar form of transmission, of the proposed Borrowing (which notice to the Lenders, in the case of a Borrowing of Eurodollar Rate Loans, shall be at least three (3) Business Days in advance of the proposed Funding Date for such Loans, or four (4) Business Days in the case of an Alternative Currency Loan).  Each Lender shall deposit an amount equal to its Pro Rata Share of the Borrowing requested by the Borrower or the applicable Qualified Borrower with the Administrative Agent at its office in New York, New York, in immediately available funds in Dollars or Alternative Currency, as applicable, not later than 12:00 noon (New York time), or, in the case of an Alternative Currency Borrowing, local time of the Principal Financial Center, on the respective Funding Date therefor.  Subject to the fulfillment of the conditions precedent set forth in Section 6.1 or Section 6.2, as applicable, the Administrative Agent shall make the proceeds of such amounts received by it available to the Borrower or the applicable Qualified Borrower at the Administrative Agent’s office in New York, New York on such Funding Date (or on the date received if later than such Funding Date) and shall disburse such proceeds in accordance with the Borrower’s disbursement instructions set forth in the applicable Notice of Borrowing.  The failure of any Lender to deposit the amount described above with the Administrative Agent on the applicable Funding Date shall not relieve any other Lender of its obligations hereunder to make its Committed Loan on such Funding Date. In the event the conditions precedent set forth in Section 6.1 or 6.2 are not fulfilled as of the proposed Funding Date for any Borrowing, the Administrative Agent shall promptly return, by wire transfer of immediately available funds, the amount deposited by each Lender to such Lender.

(ii)  Unless the Administrative Agent shall have been notified by any Lender on the Business Day immediately preceding the applicable Funding Date in respect of any Borrowing that such Lender does not intend to fund its Committed Loan requested to be made on such Funding Date, the Administrative Agent may assume that such Lender has funded its Committed Loan and is depositing the proceeds thereof with the Administrative Agent on the Funding Date therefor, and the Administrative Agent in its sole discretion may, but shall not be obligated to, disburse a corresponding amount to the Borrower on the applicable Funding Date.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower or the applicable Qualified Borrower jointly and severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower or the applicable Qualified Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower or the applicable Qualified Borrower, the interest rate applicable to the Loan.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the interest rate applicable to such Borrowing shall be as requested by the Borrower in the applicable Notice of Borrowing. This Section 2.1(c)(ii) does not relieve any Lender of its obligation to make its Committed Loan on any applicable Funding Date.

(d)           Optional Increase in Commitments.  Unless a Potential Event of Default or an Event of Default has occurred and is continuing, Borrower, by written notice to the Administrative Agent, may request on up to two (2) occasions, on or before the date that is six (6) months prior to the initial Revolving Credit Termination Date, that the Commitments be increased by an amount not less than Fifty Million Dollars ($50,000,000) per request and not more than Five Hundred Million Dollars ($500,000,000) in the aggregate (such that the aggregate Commitments after such increases shall never exceed Three Billion Five Hundred Million Dollars ($3,500,000,000)); provided that for any such request (i) any Lender which is a party to this Agreement prior to such request for increase, at its sole discretion, may elect to increase its Commitment but shall not have any obligation to so increase its Commitment, (ii) any Lender which is a party to this Agreement prior to such request for increase that so elects to increase its Commitment shall be required to increase its Alternate Currency Commitment on a pro rata basis (provided that to the extent any Lender’s Pro Rata Share of Alternative Currency Commitments was zero prior to such increase, then such Lender shall not be required to allocate any portion of such increase to an Alternative Currency Commitment), and (iii) in the event that any Lender which is a party to this Agreement prior to such request for increase does not elect to increase its Commitment, the Administrative Agent and the Syndication Agent shall use commercially reasonable efforts to locate additional Eligible Assignees willing to provide commitments for the requested increase, and the Borrower may also identify additional Eligible Assignees willing to provide commitments for the requested increase, provided further that the Administrative Agent shall approve any such additional Eligible Assignees, which approval will not be unreasonably withheld or delayed.  In the event that Eligible Assignees commit to any such increase, the Commitments of the committed Lenders shall be increased, the Pro Rata Shares of the Lenders shall be adjusted, Borrower shall make such borrowings and repayments as shall be necessary to effect the reallocation of the Committed Loans so that the Committed Loans are held by the Lenders in accordance with their Pro Rata Shares after giving effect to such increase, and other changes shall be made to the Loan Documents as may be necessary to reflect the aggregate amount, if any, by which Lenders have agreed to increase their respective Commitments or make new Commitments in response to the Borrower’s request for an increase in the aggregate Commitments pursuant to this Section 2.1(d), in each case without the consent of the Lenders other than those Lenders increasing their Commitments.  The fees payable by Borrower upon any such increase in the Commitments shall be agreed upon by the Administrative Agent and Borrower at the time of such increase. In addition, if as a result of any such increase in the Commitments, there shall be a reallocation of Euro-Dollar Rate Loans, Borrower shall pay any amounts that may be due pursuant to Section 5.2(f) hereof.

Notwithstanding the foregoing, nothing in this Section 2.1(d) shall constitute or be deemed to constitute an agreement by any Lender to increase its Commitment hereunder.

II.2.  Money Market Loans.

(a)           The Money Market Option.  From time to time during the Revolving Credit Period, and provided that at such time the Borrower maintains an Investment Grade Credit Rating, the Borrower may, as set forth in this Section 2.2, request the Lenders during the Revolving Credit Period to make offers to make Money Market Loans to the Borrower, provided that the aggregate outstanding amount of such Money Market Loans shall not exceed, at any time, the lesser of (i) fifty percent (50%) of the Maximum Revolving Credit Amount and (ii) the Revolving Credit Availability.  Subject to the provisions of this Agreement, the Borrower may repay any outstanding Money Market Loan on any day which is a Business Day and any amounts so repaid may be reborrowed, up to the amount available under this Section 2.2(a) at the time of such Borrowing, until the Business Day next preceding the Revolving Credit Termination Date.  The Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.2.

(b)           Money Market Quote Request.  When the Borrower wishes to request offers to make Money Market Loans under this Section, it shall transmit to the Administrative Agent by telex or facsimile transmission a Money Market Quote Request substantially in the form of Exhibit H hereto so as to be received not later than 10:30 A.M. (New York City time) on the fifth (5th) Business Day prior to the date of Borrowing proposed therein (or such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Money Market Quote Request for the first LIBOR Auction or IBOR Auction (as applicable) for which such change is to be effective) specifying:

(i) whether the proposed Borrowing is to be of Eurodollar Money Market Loans or IBOR Money Market Loans,

(ii)  the proposed date of Borrowing, which shall be a Business Day,

(iii)  the aggregate amount of such Borrowing, which shall be $25,000,000 or a larger multiple of $1,000,000,

(iv)  the duration of the Eurodollar Interest Period applicable thereto, or the IBOR Interest Period applicable thereto (as applicable), subject, in each case, to the provisions of Section 5.2(b), and

(v) the amount of all Money Market Loans then outstanding (which, together with the requested Borrowing shall not exceed, in the aggregate, the lesser of (A) fifty percent (50%) of the Maximum Revolving Credit Amount and (B) the Revolving Credit Availability).

The Borrower may request offers to make Money Market Loans for more than one Eurodollar Interest Period or IBOR Interest Period in a single Money Market Quote Request.  Borrower may not make more than three (3) Money Market Quote Requests in any thirty-day Eurodollar Interest Period.

(c)           Invitation for Money Market Quotes.  Promptly upon receipt of a Money Market Quote Request, the Administrative Agent shall send to the Lenders by facsimile transmission an Invitation for Money Market Quotes substantially in the form of Exhibit I hereto, which shall constitute an invitation by the Borrower to each Lender to submit Money Market Quotes offering to make the Money Market Loans to which such Money Market Quote Request relates in accordance with this Section.

(d)           Submission and Contents of Money Market Quotes.  (i)  Each Lender may submit a Money Market Quote containing an offer or offers to make Money Market Loans in response to any Invitation for Money Market Quotes.  Each Money Market Quote must comply with the requirements of this subsection (d) and must be submitted to the Administrative Agent by facsimile transmission not later than 2:00 P.M. (New York City time) on the fourth (4th) Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or an IBOR Auction (or such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Money Market Quote Request for the first LIBOR Auction or IBOR Auction (as applicable) for which such change is to be effective); provided that Money Market Quotes submitted by the Administrative Agent (or any affiliate of the Administrative Agent) in the capacity of a Lender may be submitted, and may only be submitted, if the Administrative Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than one hour prior to the deadline for the other Lenders.  Any Money Market Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.  All or any portion of Money Market Loans to be funded pursuant to a Money Market Quote may, as provided in Section 15.1(f), be funded by a Lender’s Designated Bank.  A Lender making a Money Market Quote may, but shall not be required to, specify in its Money Market Quote whether all or any portion of the related Money Market Loans are intended to be funded by such Lender’s Designated Bank, as provided in Section 15.1(f).

(ii)  Each Money Market Quote shall be in substantially the form of Exhibit J hereto and shall in any case specify:

(A)  the proposed date of Borrowing,

(B)  the principal amount of the Money Market Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Revolving Credit Commitment of the quoting Lender, (x) must be $5,000,000 or a larger multiple of $1,000,000, (y) may not exceed the principal amount of Money Market Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Money Market Loans for which offers being made by such quoting Lender may be accepted,

(C)  either (1) the margin above or below the applicable Eurodollar Rate or IBOR Rate (each, a “Money Market Margin”) offered for each such Money Market Loan, expressed as a percentage

(specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate, or (2) a flat rate of interest (each, a “Money Market Rate”) offered for each Money Market Loan, and

(D)  the identity of the quoting Lender.

A Money Market Quote may set forth up to five separate offers by the quoting Lender with respect to each Eurodollar Interest Period or IBOR Interest Period specified in the related Invitation for Money Market Quotes.

(iii)  Any Money Market Quote shall be disregarded if it:

(A)  is not substantially in conformity with Exhibit J hereto or does not specify all of the information required by subsection (d)(ii) above;

(B)  proposes terms other than or in addition to those set forth in the applicable Invitation for Money Market Quotes; or

(C)  arrives after the time set forth in subsection (d)(i).

(e)           Notice to Borrower.  The Administrative Agent shall promptly notify the Borrower of the terms (x) of any Money Market Quote submitted by a Lender that is in accordance with subsection (d) and (y) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Lender with respect to the same Money Market Quote Request.  Any such subsequent Money Market Quote shall be disregarded by the Administrative Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote.  The Administrative Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (B) the principal amounts and Money Market Margin or Money Market Rate, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Money Market Loans for which offers in any single Money Market Quote may be accepted.

(f)            Acceptance and Notice by Borrower.  Not later than 10:00 A.M. (New York City time) on the third Business Day prior to the proposed date of Borrowing (or such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Money Market Quote Request for the first LIBOR Auction or IBOR Auction (as applicable) for which such change is to be effective), the Borrower shall telephonically notify the Administrative Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e), and the Borrower shall confirm such telephonic notification in writing not later than the third Business Day prior to the proposed date of Borrowing.  In the case of acceptance, such notice (a “Notice of Money Market Borrowing”), whether telephonic or in writing, shall specify the aggregate principal amount of offers for each Eurodollar Interest Period and/or each IBOR Interest Period that are accepted.  The Borrower may accept any Money Market Quote in whole or in part; provided that:

(i)  the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request;

(ii)  the principal amount of each Money Market Borrowing must be $5,000,000 or a larger multiple of $1,000,000;

(iii)  acceptance of offers may only be made on the basis of ascending Money Market Quotes; and

(iv)  the Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

(g)           Allocation by Administrative Agent.  If offers are made by two or more Lenders with the same Money Market Margins and/or Money Market Rates, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Eurodollar Interest Period and/or IBOR Interest Period, as applicable, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders as nearly as possible (in multiples of $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers.  Determinations by the Administrative Agent of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.

(h)           Notification by Administrative Agent.  Upon receipt of the Borrower’s Notice of Money Market Borrowing in accordance with Section 2.2(f) hereof, the Administrative Agent shall, on the date such Notice of Money Market Borrowing is received by the Administrative Agent, notify each Lender of the principal amount of the Money Market Borrowing accepted by the Borrower and of such Lender’s share (if any) of such Money Market Borrowing and such Notice of Money Market Borrowing shall not thereafter be revocable by the Borrower. A Lender who is notified that it has been selected to make a Money Market Loan may designate its Designated Bank (if any) to fund such Money Market Loan on its behalf, as described in Section 15.1(f).  Any Designated Bank which funds a Money Market Loan shall on and after the time of such funding become the obligee under such Money Market Loan and be entitled to receive payment thereof when due.  No Lender shall be relieved of its obligation to fund a Money Market Loan, and no Designated Bank shall assume such obligation, prior to the time the applicable Money Market Loan is funded.

II.3.  Use of Proceeds of Loans and Letters of Credit.  The proceeds of the Loans and the Letters of Credit issued for the account of the Borrower hereunder may be used for the purposes of:

(a)           acquisition of Projects, portfolios of Projects, or interests in Projects, similar to and consistent with the types of Projects owned and/or operated by the Borrower or its Subsidiaries on the Closing Date;

(b)           acquisition of Persons or interests in Persons that own or have direct or indirect interests in Projects or portfolios of Projects similar to and consistent with the types of Projects owned and/or operated by the Borrower or its Subsidiaries on the Closing Date;

(c)           renovation of Properties owned and operated by the Borrower or its Subsidiaries ;

(d)           funding of TI Work and Tenant Allowances;

(e)           financing construction related to Properties owned and operated by the Borrower or its Subsidiaries ; and

(f)            other general corporate, partnership and working capital needs of the Borrower or its Subsidiaries , inclusive of repayment of Indebtedness for borrowed money;

each of which purposes described in clauses (a) through (f) above must otherwise be lawful general corporate, partnership and working capital purposes of the Borrower.

II.4.  Revolving Credit Termination Date; Maturity of Money Market Loans.  (a)  The Revolving Credit Commitments shall terminate, and all outstanding Revolving Credit Obligations shall be paid in full (or, in the case of unmatured Letter of Credit Obligations, provision for payment in cash shall be made to the satisfaction of the Lenders actually issuing Letters of Credit and the Requisite Lenders), on the Revolving Credit Termination Date. Each Lender’s obligation to make Loans shall terminate on the Business Day next preceding the Revolving Credit Termination Date.

(b)           Each Money Market Loan included in any Money Market Borrowing shall mature, and the principal amount thereof shall be due and payable, together with the accrued interest thereon, on the last day of the Eurodollar Interest Period or, as applicable, IBOR Interest Period, applicable to such Borrowing.

II.5.  Extension Option.

(a)           The Borrower shall have one option (the “Extension Option”) to extend the maturity of the Revolving Credit Commitments for a period of one (1) year.  Subject to the conditions set forth in clause (b) below, Borrower may exercise the Extension Option by delivering written notice (the “Extension Notice”), together with the payment of the Extension Fee for the account of the Lenders (based on their respective Pro Rata Shares), to the Administrative Agent on or before December 10, 2009, but in no event prior to July 11, 2009, stating that Borrower will extend the Revolving Credit Termination Date for one (1) year.  Borrower’s delivery of the Extension Notice shall be irrevocable.  In no event shall the Revolving Credit Termination Date occur later than January 11, 2011.

(b)           The Borrower’s right to exercise the Extension Option shall be subject to the following terms and conditions: (i) no Potential Event of Default or Event of Default shall have occurred and be continuing either on the date Borrower delivers the Extension Notice to the Administrative Agent or on the date that this Agreement would otherwise have terminated, (ii) the Borrower shall be in full compliance with all covenants and conditions set forth in this Agreement as of the date Borrower delivers the Extension Notice to the Agent and on the date that this Agreement would otherwise have terminated, and (iii) the Borrower shall have paid the Extension Fee to the Administrative Agent for the account of the Lenders (based on their respective Pro Rata Shares).

II.6.  Maximum Credit Facility.  Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate principal Revolving Credit Obligations exceed the Maximum Revolving Credit Amount.

II.7.  Authorized Agents.  On the Closing Date and from time to time thereafter, the Borrower shall deliver to the Administrative Agent an Officer’s Certificate setting forth the names of the employees and agents authorized to request Loans and Letters of Credit and to request a conversion/continuation of any Loan and containing a specimen signature of each such employee or agent.  The employees and agents so authorized shall also be authorized to act for the Borrower in respect of all other matters relating to the Loan Documents. The Administrative Agent, the Arrangers, the Co-Agents, the Lenders and any Issuing Bank shall be entitled to rely conclusively on such employee’s or agent’s authority to request such Loan or Letter of Credit or such conversion/continuation until the Administrative Agent and the Arrangers receive written notice to the contrary.  None of the Administrative Agent or the Arrangers shall have any duty to verify the authenticity of the signature appearing on any written Notice of Borrowing or Notice of Conversion/Continuation or any other document, and, with respect to an oral request for such a Loan or Letter of Credit or such conversion/continuation, the Administrative Agent and the Arrangers shall have no duty to verify the identity of any person representing himself or herself as one of the employees or agents authorized to make such request or otherwise to act on behalf of the Borrower.  None of the Administrative Agent, the Arrangers or the Lenders

shall incur any liability to the Borrower or any other Person in acting upon any telephonic or facsimile notice referred to above which the Administrative Agent or the Arrangers believes to have been given by a person duly authorized to act on behalf of the Borrower and the Borrower hereby indemnifies and holds harmless the Administrative Agent, each Arranger and each other Lender from any loss or expense the Administrative Agent, the Arrangers or the Lenders might incur in acting in good faith as provided in this Section 2.7.

II.8.  Special Provisions Regarding Alternative Currency Loans.

(a)           Upon the occurrence of an Automatic Sharing Event, automatically (and without the taking of any action), or upon the occurrence of an Elective Sharing Event, upon three (3) Business Days’ notice from the applicable Lender to the Administrative Agent and Borrower, (x) all then outstanding Eurodollar Rate Loans denominated in the Alternative Currency (in the case of an Elective Sharing Event, however, only with respect to all such Loans of the applicable Lender) shall be automatically converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent Amount of the aggregate principal amount of the applicable Eurodollar Rate Loans on the date such Sharing Event first occurred, which Loans denominated in Dollars (i) shall thereafter continue to be deemed to be Base Rate Loans and (ii) unless the Sharing Event resulted solely from a termination of the Commitments, shall be immediately due and payable on the date such Sharing Event has occurred), and (y) unless the Sharing Event resulted solely from a termination of the Commitments, all accrued and unpaid interest and other amounts owing with respect to such Loans (in the case of an Elective Sharing Event, however, only with respect to all such Loans of the applicable Lender) shall be immediately due and payable in Dollars, such accrued and unpaid interest and other amounts having been converted into a Dollar Equivalent Amount.

(b)           Upon the occurrence of a Sharing Event, and after giving effect to any automatic or elective conversion pursuant to Section 2.8(a), each Lender in the case of an Automatic Sharing Event or each applicable Lender in the case of an Elective Sharing Event shall (and hereby unconditionally and irrevocably agrees to) purchase and sell (in each case in Dollars) undivided participating interests in all such Loans outstanding to Borrower in such amounts so that each Lender shall have a share of such outstanding Loans then owing by Borrower equal to its Pro Rata Share of the Commitments (although if because of fluctuations in currency exchange rates any Lender would be required to purchase such participations after giving effect to which such Lender’s allocated share of all Loans and Letter of Credit Obligations (including participations therein purchased pursuant to this Section 2.8) would exceed the Dollar Equivalent Amount of such Lender’s Revolving Credit Commitment, then such participations shall be in an amount after giving effect to which such Lender’s allocated share of all Loans and Letter of Credit Obligations (including participations therein purchased pursuant to this Section 2.8) would equal the Dollar Equivalent Amount of such Lender’s Revolving Credit Commitment).  Upon any such occurrence, the Administrative Agent shall notify each Lender and shall specify the amount of Dollars required from such Lender in order to effect the purchases and sales by the various Lenders of participating interests in the amounts required above (together with accrued interest with respect to the period for the last interest payment date through the date of the Sharing Event plus any additional amounts payable by Borrower pursuant to this Section 2.8 in respect of such accrued but unpaid interest); provided, in the event that a Sharing Event shall have occurred, each Lender shall be deemed to have purchased, automatically and without request, such participating interests. Promptly upon receipt of such request, each Lender shall deliver to the Administrative Agent (in immediately available funds in Dollars) the net amounts as specified by the Administrative Agent. The Administrative Agent shall promptly deliver the amounts so received to the various Lenders in such amounts as are needed to effect the purchases and sales of participations as provided above. Promptly following receipt thereof, each Lender which has sold participations in any of its Loans (through the Administrative Agent) will deliver to each Lender (through the Administrative Agent) which has so purchased a participating interest a participation certificate dated the date of receipt of such funds and in such amount. It is understood that the amount of funds delivered by each Lender shall be calculated on a net basis, giving effect to both the sales and purchases of participations by the various Lenders as required above.

(c)           Upon the occurrence of an Automatic Sharing Event or an Elective Sharing Event with respect to the applicable electing Lenders (i) no further Alternative Currency Loans shall be made, (ii) all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, any outstanding Eurodollar Rate Loans initially denominated in the Alternative Currency (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such purchase) shall be payable in Dollars as if such Eurodollar Rate Loans had originally been made in Dollars and shall be distributed by the relevant Lenders (or their Affiliates) to the Administrative Agent for the account of the Lenders which made such Loans or are participating therein and (iii) the Commitments of the Lenders shall be automatically terminated. Notwithstanding anything to the contrary contained above, the failure of any Lender to purchase its participating interest in any Loans upon the occurrence of a Sharing Event shall not relieve any other Lender of its obligation hereunder to purchase its participating interests in a timely manner, but no Lender shall be responsible for the failure of any other Lender to purchase the participating interest to be purchased by such other Lender on any date.

(d)           If any amount required to be paid by any Lender pursuant to Section 2.8(b) is not paid to the Administrative Agent within one (1) Business Day following the date upon which such Lender receives notice from the Administrative Agent of the amount of its participations required to be purchased pursuant to said Section 2.8(b), such Lender shall also pay to the Administrative Agent on demand an amount equal to the product of (i) the amount so required to be paid by such Lender for the purchase of its participations times (ii) the daily average Federal Funds Rate during the period from and including the date of request for payment to the date on which such payment is immediately available to the Administrative Agent times (iii) a fraction the numerator of which is the number of days that elapsed during such period and the denominator of which is 360. If any such amount required to be paid by any Lender pursuant to Section 2.8(b) is not in fact made available to the Administrative Agent within five (5) Business Days following the date upon which such Lender receives notice from the Administrative Agent as to the amount of participations required to be purchased by it, the Administrative Agent shall be entitled to recover from such Lender on demand, such amount with interest thereon calculated from such request date at the rate per annum applicable to Base Rate Loans hereunder. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts payable by any Lender pursuant to this Section 2.8 shall be paid to the Administrative Agent for the account of the relevant Lenders; provided that, if the Administrative Agent (in its sole discretion) has elected to fund on behalf of such Lender the amounts owing to such Lenders, then the amounts shall be paid to the Administrative Agent for its own account.

(e)           Whenever, at any time after the relevant Lenders have received from any Lenders purchases of participations in any Loans pursuant to this Section 2.8, the Lenders receive any payment on account thereof, such Lenders will distribute to the Administrative Agent, for the account of the various Lenders participating therein, such Lenders’ participating interests in such amounts (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such participations were outstanding) in like funds as received; provided, however, that in the event that such payment received by any Lenders are required to be returned, the Lenders who received previous distributions in respect of their participating interests therein will return to the respective Lenders any portion thereof previously so distributed to them in like funds as such payment is required to be returned by the respective Lenders.

(f)            Each Lender’s obligation to purchase participating interests pursuant to this Section 2.8 shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (a) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender,

Borrower or any other Person for any reason whatsoever, (b) the occurrence or continuance of an Event of Default, (c) any adverse change in the condition (financial or otherwise) of Borrower or any other Person, (d) any breach of this Agreement by the Borrower, any of its Subsidiaries or any Lender or any other Person, or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(g)           Notwithstanding anything to the contrary contained elsewhere in this Agreement, upon any purchase of participations as required above, each Lender which has purchased such participations shall be entitled to receive from Borrower any increased costs and indemnities directly from Borrower to the same extent as if it were the direct Lender as opposed to a participant therein. Borrower acknowledges and agrees that, upon the occurrence of a Sharing Event and after giving effect to the requirements of this Section 2.8, increased Taxes may be owing by the Borrower pursuant to Section 13.1, which Taxes shall be paid (to the extent provided in Section 13.1) by Borrower, without any claim that the increased Taxes are not payable because same resulted from the participations effected as otherwise required by this Section 2.8.

II.9.  Swingline Loan Subfacility.

(a)  Swingline Commitment.  Subject to the terms and conditions of this Section 2.9, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) from time to time during the Term hereof; provided, however, that the aggregate amount of Swingline Loans outstanding at any time shall not exceed the lesser of (i) ten percent (10%) of the aggregate Revolving Credit Commitments outstanding from time to time, and (ii) the Revolving Credit Availability (the “Swingline Commitment”).  Subject to the limitations set forth herein, any amounts repaid in respect of Swingline Loans may be reborrowed.

(b)  Swingline Borrowings.

(i) Notice of Borrowing.  With respect to any Swingline Borrowing, the Borrower shall give the Swingline Lender and the Administrative Agent notice in writing which shall be received by the Swingline Lender and Administrative Agent not later than 2:00 p.m. (New York City time) on the proposed date of such Swingline Borrowing (and confirmed by telephone by such time), specifying (A) that a Swingline Borrowing is being requested, (B) the amount of such Swingline Borrowing, (C) the proposed date of such Swingline Borrowing, which shall be a Business Day and (D) that no Potential Event of Default or Event of Default has occurred and is continuing both before and after giving effect to such Swingline Borrowing.  Such notice shall be irrevocable.

(ii)  Minimum Amounts.  Each Swingline Borrowing shall be in a minimum principal amount of $3,000,000, or an integral multiple of $1,000,000 in excess thereof.

(iii)  Repayment of Swingline Loans.  Each Swingline Loan shall be due and payable on the earliest of (A) 10 days from and including the date of the applicable Swingline Borrowing, (B) the date of the next Committed Borrowing or (C) the Maturity Date.  If, and to the extent, any Swingline Loans shall be outstanding on the date of any Committed Borrowing, such Swingline Loans shall first be repaid from the proceeds of such Committed Borrowing prior to the disbursement of the same to the Borrower.  If, and to the extent, a Committed Borrowing is not requested prior to the Maturity Date or the end of the 10 day period after a Swingline Borrowing, or unless the Borrower shall have notified the Administrative Agent and the Swingline Lender prior to 1:00 P.M. (New York City time) on the fourth (4th) Business Day after the Swingline Borrowing that the Borrower intends to reimburse the Swingline Bank for the amount of such Swingline Borrowing with funds other than proceeds of the Loans, the Borrower shall be deemed to have requested a Committed Borrowing comprised entirely of Base Rate Loans in the amount of the applicable Swingline Loan then outstanding, the proceeds of which shall be used to repay such Swingline Loan to the Swingline Lender.  In addition, if (x) the Borrower does not repay the Swingline Loan on or prior to the end of such 10 day period, or (y) a Potential Event of Default or Event of Default shall have occurred during such 10 day period, the Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Committed Borrowing, in which case the Borrower shall be deemed to have requested a Committed Borrowing comprised entirely of Base Rate Loans in the amount of such Swingline Loans then outstanding, the proceeds of which shall be used to repay such Swingline Loans to the Swingline Lender.  Any Committed Borrowing which is deemed requested by the Borrower in accordance with this Section 2.9(b)(iii) is hereinafter referred to as a “Mandatory Borrowing”.  Each Lender hereby irrevocably agrees to make Committed Loans promptly upon receipt of notice from the Swingline Lender of any such deemed request for a Mandatory Borrowing in the amount and in the manner specified in the preceding sentences and on the date such notice is received by such Lender (or the next Business Day if such notice is received after 12:00 noon (New York City time)) notwithstanding (I) that the amount of the Mandatory Borrowing may not comply with the minimum amount of Committed Borrowings otherwise required hereunder, (II) whether any conditions specified in Section 6.2 are then satisfied, (III) whether a Potential Event of Default or an Event of Default then exists, (IV) failure of any such deemed request for a Committed Borrowing to be made by the time otherwise required in Section 2.1, (V) the date of such Mandatory Borrowing (provided that such date must be a Business Day), or (VI) any termination of the Commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith; provided, however, that no Lender shall be obligated to make Committed Loans in respect of a Mandatory Borrowing if a Potential Event of Default or an Event of Default then exists and the applicable Swingline Loan was made by the Swingline Lender without receipt of a written Notice of Borrowing in the form specified in subclause (i) above or after the Administrative Agent has delivered a notice of Potential Event of Default or Event of Default which has not been rescinded.

(iv)  Purchase of Participations.  In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payment received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its Pro Rata Share (determined before giving effect to any termination of the Commitments pursuant hereto), provided that (A) all interest payable on the Swingline Loans with respect to any participation shall be for the account of the Swingline Lender until but excluding the day upon which the Mandatory Borrowing would otherwise have occurred, and (B) in the event of a delay between the day upon which the Mandatory Borrowing would otherwise have occurred and the time any purchase of a participation pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender interest on the principal amount of such participation for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to the Federal Funds Rate, for the two (2) Business Days after the date the Mandatory Borrowing would otherwise have occurred, and thereafter at a rate equal to the Base Rate.  Notwithstanding the foregoing, no Lender shall be obligated to purchase a participation in any Swingline Loan if a Potential Event of Default or an Event of Default then exists and such Swingline Loan was made by the Swingline Lender without receipt of a written Notice of Borrowing in the form specified in subclause (i) above or after the Administrative Agent has delivered a notice of Potential Event of Default or Event of Default which has not been rescinded.

(c)  Interest Rate.  Each Swingline Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Swingline Loan is made until the date it is repaid, at a rate per annum equal to the Federal Funds Rate plus the Applicable Margin for Euro-Dollar Loans for such day.

II.10. Qualified Borrowers.

(a)  The Borrower may, at any time or from time to time, upon not less than five (5) Business Days’ notice, designate one or more Qualified Borrowers to be added to this Agreement by notifying the Administrative Agent thereof, and the Administrative Agent shall promptly notify each Lender. Borrower shall, or shall cause such Qualified Borrower to, deliver all documents required to be delivered pursuant to Sections 6.1 and 6.2(e) with respect to a Qualified Borrower, including, without limitation, copies of all organizational documents, good standing certificates (if applicable), and resolutions, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.  Following the giving of any notice pursuant to this Section 2.10, if the designation of such Qualified Borrower obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.

(b)  If the Borrower shall designate as a Qualified Borrower hereunder any entity not organized under the laws of the United States or any State thereof, any Lender may, with notice to the Administrative Agent and the Borrower, fulfill its Commitment by causing an Affiliate of such Lender to act as the Bank in respect of such Qualified Borrower (and such Lender shall, to the extent of Loans  made to, and participations in Letters of Credit issued for the account of such Qualified Borrower, be deemed for all purposes hereof to have pro tanto assigned such Loans and participations to such Affiliate in compliance with the provisions of Section 15.16 (but only for so long as such Loans or Letters of Credit shall be outstanding) except that unless such an Affiliate is a Eligible Assignee, nothing herein shall be deemed to have relieved such Lender from its obligations under its Commitments).

ARTICLE III

LETTERS OF CREDIT

III.1.  Letters of Credit.  Subject to the terms and conditions set forth in this Agreement, including, without limitation, Section 3.1(c)(ii), the Administrative Agent hereby agrees to issue for the account of the Borrower or the applicable Qualified Borrower one or more Letters of Credit or Alternative Currency Letters of Credit (the Administrative Agent, together with any other Lender or any Affiliate of any Lender designated, with such Lender’s consent, by the Borrower, an “Issuing Bank”), subject to the following provisions:

(a)           Types and Amounts.  An Issuing Bank shall not have any obligation to issue, amend or extend, and shall not issue, amend or extend, any Letter of Credit or Alternative Currency Letter of Credit at any time:

(i)            if the aggregate Letter of Credit Obligations with respect to such Issuing Bank, after giving effect to the issuance, amendment or extension of the Letter of Credit or

Alternative Currency Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Bank;

(ii)  if, immediately after giving effect to the issuance, amendment or extension of such Letter of Credit or Alternative Currency Letter of Credit, (1) the Letter of Credit Obligations at such time would exceed $250,000,000 with respect to Letters of Credit or the Dollar Equivalent Amount of $250,000,000 with respect to Alternative Currency Letters of Credit, or (2) the Revolving Credit Obligations at such time would exceed the Maximum Revolving Credit Amount at such time, or (3) the sum of the Loans in the Alternative Currency and the Letter of Credit Obligations with respect to Alternative Currency Letters of Credit at such time would exceed the Alternative Currency Sublimit, or (4) one or more of the conditions precedent contained in Sections 6.1 or 6.2, as applicable, would not on such date be satisfied, unless such conditions are thereafter satisfied and written notice of such satisfaction is given to such Issuing Bank by the Administrative Agent (and such Issuing Bank shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Sections 6.1 or 6.2, as applicable, have been satisfied);

(iii)  which has an expiration date later than the first anniversary of the then Revolving Credit Termination Date; or

(iv)  which is in a currency other than Dollars or an Alternative Currency.

(b)           Conditions.  In addition to being subject to the satisfaction of the conditions precedent contained in Sections 6.1 and 6.2, as applicable, the obligation of an Issuing Bank to issue, amend or extend any Letter of Credit and/or Alternative Currency Letter of Credit is subject to the satisfaction in full of the following conditions:

(i)            if the Issuing Bank so requests, the Borrower shall have executed and delivered to such Issuing Bank and the Administrative Agent a Letter of Credit Reimbursement Agreement and Application and such other documents and materials as may be required pursuant to the terms thereof; it being agreed that in the event of any inconsistencies between this Agreement and such Letter of Credit Agreement and Application, the provisions of this Agreement shall control; and

(ii)  the terms of the proposed Letter of Credit and/or Alternative Currency Letter of Credit shall be satisfactory to the Issuing Bank in its sole discretion.

(c)           Issuance of Letters of Credit.  (i)  The Borrower or the applicable Qualified Borrower shall give the Administrative Agent and the Issuing Bank written notice that it requires the issuance of a Letter of Credit or Alternative Currency Letter of Credit not later than 11:00 a.m. (New York time) on the third (3rd) Business Day preceding the requested date for issuance thereof under this Agreement.  Such notice shall be irrevocable unless and until such request is denied by the applicable Arranger and shall specify (A) that the requested Letter of Credit or Alternative Currency Letter of Credit is either a Commercial Letter of Credit or a Standby Letter of Credit, (B) that such Letter of Credit or Alternative Currency Letter of Credit is solely for the account of the Borrower or such Qualified Borrower, (C) the stated amount of the Letter of Credit or Alternative Currency Letter of Credit requested, (D) the effective date (which shall be a Business Day) of issuance of such Letter of Credit or Alternative Currency Letter of Credit, (E) the date on which such Letter of Credit or Alternative Currency Letter of Credit is to expire (which shall be a Business Day and no later than the Business Day immediately preceding the first anniversary of the then scheduled Revolving Credit Termination

Date), (F) the Person for whose benefit such Letter of Credit or Alternative Currency Letter of Credit is to be issued, (G) other relevant terms of such Letter of Credit or Alternative Currency Letter of Credit, (H) the Revolving Credit Availability at such time, and (I) the amount of the then outstanding Letter of Credit Obligations.

(ii) The Borrower or such Qualified Borrower shall select one Arranger to act as Issuing Bank with respect to such Letter of Credit and/or Alternative Currency Letter of Credit, which selection shall be in the sole discretion of the Borrower.  If such Arranger declines to issue the Letter of Credit and/or Alternative Currency Letter of Credit, the Borrower or such Qualified Borrower shall select an alternative Lender to issue such Letter of Credit and/or Alternative Currency Letter of Credit.

(iii)  The selected Issuing Bank (if not the Administrative Agent) shall give the Administrative Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance, amendment or extension of a Letter of Credit and/or Alternative Currency Letter of Credit(which notice the Administrative Agent shall promptly transmit by telegram, facsimile transmission, or similar transmission to each Lender).

(d)           Reimbursement Obligations; Duties of Issuing Banks and other Lenders.

(i)  Notwithstanding any provisions to the contrary in any Letter of Credit Reimbursement Agreement, if an Issuing Bank shall make any disbursement in respect of a Letter of Credit, the Borrower or the applicable Qualified Borrower shall reimburse such Issuing Bank in respect of such Reimbursement Obligation by paying to the Issuing Bank an amount equal to such Reimbursement Obligation not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower or the applicable Qualified Borrower receives notice of such disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time (such date, the “Reimbursement Date”), provided that the Borrower or the applicable Qualified Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.1 that such payment be financed with a Base Rate Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s or the applicable Qualified Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Borrowing.  Notwithstanding anything to the contrary contained herein, in the case of Alternative Currency Letters of Credit, the Borrower or the applicable Qualified Borrower shall reimburse any applicable drawing thereunder in the Alternative Currency in which such Alternative Letter of Credit was denominated; provided, however, that if (A) any such drawing is made at a time when an Event of Default exists or a Sharing Event shall have occurred or (B) the Borrower or the applicable Qualified Borrower shall not have notified the Administrative Agent and the Issuing Bank prior to 11:00 a.m., New York City time, at least two (2) Business Days immediately prior to such drawing that the Borrower or the applicable Qualified Borrower intends to reimburse the Issuing Bank in the applicable Alternative Currency, then, in either such case, such reimbursement shall instead be made by payment in Dollars of the Dollar Equivalent amount of such drawing and in immediately available funds.

(ii)  The Issuing Bank shall give the Administrative Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of all drawings under a Letter of Credit and/or Alternative Currency Letter of Credit and the payment (or the failure to pay when due) by the Borrower or the applicable Qualified Borrower on account of a Reimbursement Obligation (which notice the Administrative Agent shall promptly transmit by telegram, facsimile transmission or similar transmission to each Lender).

(iii)  No action taken or omitted in good faith by an Issuing Bank under or in connection with any Letter of Credit and/or Alternative Currency Letter of Credit shall put such Issuing Bank under any resulting liability to any Lender, the Borrower or Qualified Borrower or, so long as it is not issued in violation of Section 3.1(a), relieve any Lender of its obligations hereunder to such Issuing Bank.  Solely as between the Issuing Banks and the other Lenders, in determining whether to pay under any Letter of Credit and/or Alternative Currency Letter of Credit, the Issuing Bank shall have no obligation to the other Lenders other than to confirm that any documents required to be delivered under a respective Letter of Credit and/or Alternative Currency Letter of Credit appear to have been delivered and that they appear on their face to comply with the requirements of such Letter of Credit and/or Alternative Currency Letter of Credit.

(e)           Participations.  (i)  Immediately upon issuance by an Issuing Bank of any Letter of Credit and/or Alternative Currency Letter of Credit in accordance with the procedures set forth in this Section 3.1, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from that Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit and/or Alternative Currency Letter of Credit to the extent of such Lender’s Pro Rata Share, including, without limitation, all obligations of the Borrower or the applicable Qualified Borrower with respect thereto (other than amounts owing to the Issuing Bank under Section 3.1(g)) and any security therefor and guaranty pertaining thereto.

(ii)  If any Issuing Bank makes any payment under any Letter of Credit and/or Alternative Currency Letter of Credit and the Borrower or the applicable Qualified Borrower does not repay such amount to the Issuing Bank on the Reimbursement Date, the Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each other Lender, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Bank, in immediately available funds, the amount of such Lender’s Pro Rata Share of such payment (net of that portion of such payment, if any, made by such Issuing Bank in its capacity as an issuer of a Letter of Credit and/or Alternative Currency Letter of Credit), and the Administrative Agent shall promptly pay to such Issuing Bank such amounts received by it, and any other amounts received by the Administrative Agent for such Issuing Bank’s account, pursuant to this Section 3.1(e).  If a Lender does not make its Pro Rata Share of the amount of such payment available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent for the account of the Issuing Bank, forthwith on demand, such amount together with interest thereon at the greater of the Base Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. The failure of any Lender to make available to the Administrative Agent for the account of an Issuing Bank its Pro Rata Share of any such payment shall neither relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank such other Lender’s Pro Rata Share of any payment on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Administrative Agent.

(iii)  Whenever an Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, as to which the Administrative Agent has previously received payments from any other Lender for the account of such Issuing Bank pursuant to this Section 3.1(e), such Issuing Bank shall promptly pay to the Administrative Agent and the Administrative Agent shall promptly pay to each other Lender an amount equal to such other Lender’s Pro Rata Share thereof.  Each such payment shall be made by such reimbursed Issuing Bank or the Administrative Agent, as the case may be, on the Business Day on which such Person receives the funds paid to such Person pursuant to the preceding sentence, if received prior to 11:00 a.m. (New York time) on such Business Day, and otherwise on the next succeeding Business Day.

(iv)  Upon the written request of any Lender, the Issuing Banks shall furnish such requesting Lender copies of any Letter of Credit and/or Alternative Currency Letter of Credit, Letter of Credit Reimbursement Agreement, and related amendment to which such Issuing Bank is party and such other documentation as reasonably may be requested by the requesting Lender.

(v)  The obligations of a Lender to make payments to the Administrative Agent for the account of any Issuing Bank with respect to a Letter of Credit and/or Alternative Currency Letter of Credit shall be irrevocable, shall not be subject to any qualification or exception whatsoever except willful misconduct or gross negligence of such Issuing Bank, and shall be honored in accordance with this Article III (irrespective of the satisfaction of the conditions described in Sections 6.1 and 6.2, as applicable) under all circumstances, including, without limitation, any of the following circumstances:

(A)          any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B)           the existence of any claim, setoff, defense or other right which the Borrower or any Qualified Borrower may have at any time against a beneficiary named in a Letter of Credit and/or Alternative Currency Letter of Credit or any transferee of a beneficiary named in a Letter of Credit and/or Alternative Currency Letter of Credit(or any Person for whom any such transferee may be acting), any Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit and/or Alternative Currency Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the account party and beneficiary named in any Letter of Credit and/or Alternative Currency Letter of Credit);

(C)           any draft, certificate or any other document presented under the Letter of Credit and/or Alternative Currency Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D)          the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(E)           any failure by that Issuing Bank to make any reports required pursuant to Section 3.1(h) or the inaccuracy of any such report; or

(F)           the occurrence of any Event of Default or Potential Event of Default.

(f)            Payment of Reimbursement Obligations.  (i)  The Borrower or the applicable Qualified Borrower unconditionally agrees to pay to each Issuing Bank, in Dollars or Alternative Currency, as applicable, the amount of all Reimbursement Obligations, interest and other amounts payable to such Issuing Bank under or in connection with the Letters of Credit and/or Alternative Currency Letter of Credit when such amounts are due and payable, irrespective of any claim, setoff, defense or other right which the Borrower may have at any time against any Issuing Bank or any other Person.

(ii)           In the event any payment by the Borrower or the applicable Qualified Borrower received by an Issuing Bank with respect to a Letter of Credit and/or Alternative Currency Letter of Credit and distributed by the Administrative Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from such Issuing Bank in connection with any receivership, liquidation or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by such Issuing Bank, contribute such Lender’s Pro Rata Share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by such Issuing Bank upon the amount required to be repaid by it.

(g)           Letter of Credit Fee Charges.  In connection with each Letter of Credit and/or Alternative Currency Letter of Credit, Borrower and the applicable Qualified Borrower each hereby covenants to pay to the Administrative Agent the following fees each payable quarterly in arrears (on the first Business Day of each calendar quarter following the issuance of each Letter of Credit and/or Alternative Currency Letter of Credit):  (1) a fee (in Dollars or the applicable Alternative Currency) for the account of the Lenders, computed daily on the amount of the Letter of Credit or the Alternative Currency Letter of Credit issued and outstanding at a rate per annum equal to the “Banks’ L/C Fee Rate” (as hereinafter defined) and (2) a fee (in Dollars or the applicable Alternative Currency), for the Issuing Bank’s own account, computed daily on the amount of the Letter of Credit and/or Alternative Currency Letter of Credit issued and outstanding at a rate per annum equal to 0.125%.  For purposes of this Agreement, the “Banks’ L/C Fee Rate” shall mean, at any time, a rate per annum equal to the Applicable Margin for Eurodollar Rate Loans less 0.125% per annum.  It is understood and agreed that the last installment of the fees provided for in this paragraph (g) with respect to any particular Letter of Credit shall be due and payable on the first day of the fiscal quarter following the return, undrawn, or cancellation of such Letter of Credit and/or Alternative Currency Letter of Credit.  In addition, the Borrower shall pay to each Issuing Bank, solely for its own account, the standard charges assessed by such Issuing Bank in connection with the issuance, administration, amendment and payment or cancellation of Letters of Credit and/or Alternative Currency Letter of Credit and such compensation in respect of such Letters of Credit and/or Alternative Currency Letters of Credit for the Borrower’s account as may be agreed upon by the Borrower or the applicable Qualified Borrower and such Issuing Bank from time to time.

(h)           Letter of Credit Reporting Requirements.  Each Issuing Bank shall, no later than the tenth (10th) Business Day following the last day of each calendar month, provide to the Administrative Agent and the Borrower, separate schedules for Commercial Letters of Credit and/or Alternative Currency Letters of Credit and Standby Letters of Credit and/or Alternative Currency Letters of Credit issued as Letters of Credit and/or Alternative Currency Letters of Credit, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations outstanding to it at the end of each month and, to the extent not otherwise provided in accordance with the provisions of Section 3.1(c)(ii), any information requested by the Administrative Agent or the Borrower or the applicable Qualified Borrower relating to the date of issue, account party, amount, expiration date and reference number of each Letter of Credit and/or Alternative Currency Letter of Credit issued by it.

(i)            Indemnification; Exoneration.  (i)  In addition to all other amounts payable to an Issuing Bank, the Borrower and the applicable Qualified Borrower each, jointly and severally, hereby agrees to defend, indemnify, and save the Administrative Agent, each Issuing Bank, and each other Lender harmless from and against any and all claims, demands, liabilities, penalties, damages, losses (other than loss of profits), costs, charges and expenses (including reasonable attorneys’ fees and expenses but excluding taxes) which the Administrative Agent, the Issuing Banks, or such other Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit and/or Alternative Currency Letter of Credit other than as a result of the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction, or (B) the failure of the Issuing Bank to honor a drawing under such Letter of Credit and/or Alternative Currency Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

(ii)           As between the Borrower or the applicable Qualified Borrower on the one hand and the Lenders on the other hand, the Borrower and the applicable Qualified Borrower assumes all risks of the acts and omissions of, or misuse of Letters of Credit by, the respective beneficiaries of the Letters of Credit and/or Alternative Currency Letters of Credit.  In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit Reimbursement Agreements, the Administrative Agent, the Issuing Banks and the other Lenders shall not be responsible for:  (A) the form, validity, legality, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, and/or Alternative Currency Letters of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity, legality or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit and/or Alternative Currency Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of a Letter of Credit and/or Alternative Currency Letter of Credit to duly comply with conditions required in order to draw upon such Letter of Credit and/or Alternative Currency Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit and/or Alternative Currency Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of a Letter of Credit and/or Alternative Currency Letter of Credit of the proceeds of any drawing under such Letter of Credit and/or Alternative Currency Letter of Credit; and (H) any consequences arising from causes beyond the control of the Administrative Agent, the Issuing Banks or the other Lenders.

III.2.  Obligations Several.  The obligations of the Administrative Agent, each Issuing Bank, and each other Lender under this Article III are several and not joint, and no Issuing Bank or other Lender shall be responsible for the obligation to issue Letters of Credit and/or Alternative Currency Letters of Credit or participation obligation hereunder, respectively, of any other Issuing Bank or other Lender.

III.3.  Expiration after the Revolving Credit Termination Date.  Notwithstanding anything contained herein to the contrary, if any Letters of Credit, by their terms, shall mature after the Revolving Credit Termination Date (as the same may be extended), then, on and after the Revolving Credit Termination Date, the provisions of this Agreement shall remain in full force and effect with respect to such Letters of Credit, and the Borrower or the applicable Qualified Borrower shall comply with the provisions of Section 3.4.

III.4.  Actions in Respect of Letters of Credit. (a)  If, at any time and from time to time, any Letter of Credit shall have been issued hereunder and the same shall expire on a date after the Revolving Credit Termination Date, then, on the Revolving Credit Termination Date, the Borrower or the applicable Qualified Borrower shall pay to the Administrative Agent, on behalf of the Lenders, in same day funds at the Administrative Agent’s office designated in such demand, for deposit in a special cash collateral account (the “Letter of Credit Collateral Account”) to be maintained in the name of the Administrative Agent (on behalf of the Lenders) and under its sole dominion and control at such place as shall be designated by the Administrative Agent, an amount equal to the amount of the Letter of Credit Obligations, in the applicable currency, under the Letters of Credit.  Interest shall accrue on the Letter of Credit Collateral Account at a rate equal to the rate on overnight funds.

(b)  The Borrower or the applicable Qualified Borrower hereby pledges, assigns and grants to the Administrative Agent, as Administrative Agent for its benefit and the ratable benefit of the Lenders a lien on and a security interest in, the following collateral (the “Letter of Credit Collateral”):

(i)  the Letter of Credit Collateral Account, all cash deposited therein and all certificates and instruments, if any, from time to time representing or evidencing the Letter of Credit Collateral Account;

(ii)  all notes, certificates of deposit and other instruments from time to time hereafter delivered to or otherwise possessed by the Administrative Agent for or on behalf of the Borrower in substitution for or in respect of any or all of the then existing Letter of Credit Collateral;

(iii)  all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Letter of Credit Collateral; and

(iv)  to the extent not covered by the above clauses, all proceeds of any or all of the foregoing Letter of Credit Collateral.

(c)  The lien and security interest granted hereby secures the payment of all obligations of the Borrower now or hereafter existing hereunder and under any other Loan Document.

(d)  The Borrower and the applicable Qualified Borrower hereby authorizes the Administrative Agent for the ratable benefit of the Lenders to apply, from time to time after funds are deposited in the Letter of Credit Collateral Account and for so long as an Event of Default has occurred and is continuing, funds then held in the Letter of Credit Collateral Account to the payment of any amounts, in such order as the Administrative Agent may elect, as shall have become due and payable by the Borrower to the Lenders in respect of the Letters of Credit.

(e)  Neither the Borrower nor the applicable Qualified Borrower nor any Person claiming or acting on behalf of or through the Borrower or the applicable Qualified Borrower shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account.

(f)  The Borrower and the applicable Qualified Borrower each agrees that it will not (i) sell or otherwise dispose of any interest in the Letter of Credit Collateral or (ii) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Letter of Credit Collateral, except for the security interest created by this Section 3.4.

(g)  If any Event of Default shall have occurred and be continuing:

(i)  The Administrative Agent may, in its sole discretion, without notice to the Borrower or the applicable Qualified Borrower except as required by law and at any time from time to time, charge, set off or otherwise apply all or any part of first, (x) amounts previously drawn on any Letter of Credit that have not been reimbursed by the Borrower and (y) any Letter of Credit Obligations described in clause (ii) of the definition thereof that are then due and payable and second, any other unpaid Obligations then due and payable against the Letter of Credit Collateral Account or any part thereof, in such order as the Administrative Agent shall elect.  The rights of the Administrative Agent under this Section 3.4 are in addition to any rights and remedies which any Lender may have.

(ii)  The Administrative Agent may also exercise, in its sole discretion, in respect of the Letter of Credit Collateral Account, in addition to the other rights and remedies provided herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at that time.

(iii)  The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Letter of Credit Collateral if the Letter of Credit Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, it being understood that, assuming such treatment, the Administrative Agent shall not have any responsibility or liability with respect thereto.

(iv)  At such time as all Events of Default have been cured or waived in writing, all fees and expenses, if any, owing to the Lenders paid in full, and all Letters of Credit returned to the Issuing Banks, all amounts remaining in the Letter of Credit Collateral Account shall be promptly returned to the Borrower or the applicable Qualified Borrower.  Absent such cure or written waiver, any surplus of the funds held in the Letter of Credit Collateral Account and remaining after payment in full of all of the Obligations of the Borrower or the applicable Qualified Borrower hereunder and under any other Loan Document after the Revolving Credit Termination Date shall be paid promptly to the Borrower or the applicable Qualified Borrower or to whomsoever may be lawfully entitled to receive such surplus.

III.5.  Existing Letters of Credit.  It is hereby acknowledged and agreed by the Borrower, the Administrative Agent and all the Lenders party hereto that on the Closing Date, the letters of credit previously issued by JPMorgan Chase Bank, N.A. as “Fronting Bank” under the Existing Revolving Credit Agreement, and more particularly set forth on Schedule 3.5 hereto, shall be transferred to this Agreement and shall be deemed to be Letters of Credit hereunder.

ARTICLE IV

PAYMENTS AND PREPAYMENTS

IV.1.  Prepayments; Reductions in Revolving Credit Commitments.

(a)           Voluntary Prepayments.  The Borrower or any Qualified Borrower may, at any time and from time to time, prepay the Loans in part or in their entirety, subject to the following limitations. The Borrower or the applicable Qualified Borrower shall give at least one (1) Business Day’s prior written notice, in the case of Base Rate Loans and Loans at the Offered Rate, and at least three (3) Business Days’ prior written notice, in the case of Eurodollar Rate Loans, to the Administrative Agent (which the Administrative Agent shall promptly transmit to each Lender) of any prepayment in the entirety to be made prior to the occurrence of an Event of Default, which notice of prepayment shall specify the date (which shall be a Business Day) of prepayment. When notice of prepayment is delivered as provided herein, the outstanding principal amount of the Loans on the prepayment date specified in the notice shall become due and payable on such prepayment date. Each voluntary partial prepayment of the Loans shall be in a minimum amount of $1,000,000 (or the remaining balance of the Commitments, if less), except in the case of Swingline Loans, which shall be in the minimum amount of $100,000, and integral multiples of $100,000. Eurodollar Rate Loans, IBOR Rate Loans, and Money Market Loans may be prepaid in part or in their entirety only upon payment of the amounts described in Section 5.2(f).

(b)           Voluntary Reductions In Revolving Credit Commitments.  The Borrower may, upon at least three (3) Business Days’ prior written notice to the Administrative Agent (which the Administrative Agent shall promptly transmit to each Lender), at any time and from time to time, terminate in whole or permanently reduce in part the Revolving Credit Commitments and/or the Alternative Currency Commitments, provided that the Borrower shall have made whatever payment may be required to reduce the Revolving Credit Obligations to an amount less than or equal to the Revolving Credit Commitments as reduced or terminated, which amount shall become due and payable on the date specified in such notice.  Any partial reduction of the Revolving Credit Commitments shall be in an aggregate minimum amount of $25,000,000 and integral multiples of $1,000,000 in excess of that amount, and shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share.  Any notice of termination or reduction given to the Administrative Agent under this Section 4.1(b) shall specify the date (which shall be a Business Day) of such termination or reduction and, with respect to a partial reduction, the aggregate principal amount thereof.

(c)           No Penalty.  The prepayments and payments in respect of reductions and terminations described in clauses (a) and (b) of this Section 4.1 may be made without premium or penalty (except as provided in Section 5.2(f)).

(d)           Mandatory Prepayment.  If at any time from and after the Closing Date: (i) either the Borrower or the Company merges or consolidates with another Person and either (x) the Borrower or the Company, as the case may be, is not the surviving entity, or (y) a majority of the board of directors of the Company, and the majority of its senior management, immediately prior to the merger do not continue as directors of the surviving entity, or do not continue to be employed as senior management of the surviving entity, or (ii) the Borrower or any Consolidated Business sells, transfers, assigns or conveys assets, the book value of which (computed in accordance with GAAP but without deduction for depreciation), in the aggregate of all such sales, transfers, assignments, foreclosures, or conveyances exceeds 30% of the Capitalization Value, or (iii) the portion of Capitalization Value attributable to the aggregate Limited Minority Holdings of the Borrower and its Consolidated Businesses exceed 20% of Capitalization Value, or (iv) the Borrower or its Subsidiaries or Affiliates or the Management Company ceases to provide directly or through their Affiliates property management and leasing services to at least 33% of the total number of shopping centers in which the Borrower has an ownership interest (the date any such event shall occur being the “Prepayment Date”), the Revolving Credit Commitments shall be terminated and the Borrower shall be required to prepay the Loans in their entirety as if the Prepayment Date were the Revolving Credit Termination Date.  The Borrower shall immediately make such prepayment together with interest accrued to the date of the prepayment on the principal amount prepaid and shall return or cause to be returned all Letters of Credit to the applicable Lender.  In the event that any Letter of Credit shall not be returned, then the provisions of Section 3.4 shall apply and the Borrower shall comply with the same. In connection with the prepayment of any Loan prior to the maturity thereof, the Borrower shall also pay any applicable expenses pursuant to Section 5.2(f).  Each such prepayment shall be applied to prepay ratably the Loans of the Lenders.  Amounts prepaid pursuant to this Section 4.1(d) may not be reborrowed.  As used in this Section 4.1(d) only, the phrase “sells, transfers, assigns or conveys” shall not include (i) sales or conveyances among Borrower and any Consolidated Businesses, or (ii) mortgages secured by Real Property.

(e)  Mandatory Prepayments of Alternative Currency Loans.  The Administrative Agent shall calculate the Dollar Equivalent Amount of all Loans denominated in the Alternative Currency at the time of each Borrowing thereof and on the last Business Day of each month during each Interest Period longer than one month in duration.  If at any such time (y) the Dollar Equivalent Amount of the sum of (i) all outstanding Loans denominated in the Alternative Currency, and (ii) the outstanding Dollar Equivalent Amount of the Letter of Credit Obligations for Alternative Currency Letters of Credit, so determined by the Administrative Agent, in the aggregate, exceeds the Alternative Currency Sublimit, Borrower shall repay all or a portion of such Loans, otherwise in accordance with the applicable terms of this Agreement, in such amount so that, following the making of such payment, the Dollar Equivalent Amount outstanding of such Loans and Letter of Credit Obligations does not exceed the Alternative Currency Sublimit, or (z) the Dollar Equivalent Amount of the sum of (i) all outstanding Loans and (ii) the outstanding Dollar Equivalent Amount of the Letter of Credit Obligations so determined by the Administrative Agent, in the aggregate, exceeds the Revolving Credit Commitments, Borrower shall, in each case, repay all or a portion of the Loans, otherwise in accordance with the applicable terms of this Agreement, in such amount so that, following the making of such payment, the Dollar Equivalent Amount outstanding of all Loans and Letter of Credit Obligations does not exceed the Revolving Credit Commitments.

IV.2.  Payments.

(a)           Manner and Time of Payment.  All payments of principal of and interest on the Loans and Reimbursement Obligations and other Obligations (including, without limitation, fees and expenses) which are payable to the Administrative Agent, the Arrangers or any other Lender shall be made without condition or reservation of right, in immediately available funds, delivered to the Administrative Agent (or, in the case of Reimbursement Obligations, to the pertinent Arranger) not later than 12:00 noon (New York time or local time to the Principal Financial Center of the Alternative Currency) on the date and at the place due, to such account of the Administrative Agent (or such Arranger) as it may designate, for the account of the Administrative Agent, an Arranger, or such other Lender, as the case may be; and funds received by the Administrative Agent (or such Arranger), including, without limitation, funds in respect of any Loans to be made on that date, not later than 12:00 noon (New York time or local time to the Principal Financial Center of the Alternative Currency) on any given Business Day shall be credited against payment to be made that day and funds received by the Administrative Agent (or such Arranger) after that time shall be deemed to have been paid on the next succeeding Business Day.  All payments shall be in Dollars except for payments of principal, interest and fees on Alternative Currency Loans and Reimbursement Obligations with respect to Alternative Currency Letters of Credit, which shall be in the applicable Alternative Currency thereof. Payments actually received by the Administrative Agent for the account of the Lenders, or any of them, shall be paid to them by the Administrative Agent promptly after receipt thereof, in immediately available funds.

(b)           Apportionment of Payments.  (i)  Subject to the provisions of Section 4.2(b)(v), all payments of principal and interest in respect of outstanding Loans, all payments in respect of Reimbursement Obligations, all payments of fees and all other payments in respect of any other Obligations, shall be allocated among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein.  Subject to the provisions of Section 4.2(b)(ii), all such payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower or any Qualified Borrower shall be applied in the following order:

(A) to pay principal of and interest on any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender other than itself for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower or such Qualified Borrower,

(B) to pay all other Obligations then due and payable and

(C) as the Borrower so designates.

Unless otherwise designated by the Borrower, all principal payments in respect of Committed Loans shall be applied first, to repay outstanding Base Rate Loans and Loans at the Offered Rate, and then to repay outstanding Eurodollar Rate Loans and IBOR Rate Loans, with those Eurodollar Rate Loans and IBOR Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods.

(ii)  After the occurrence of an Event of Default and while the same is continuing, the Administrative Agent shall apply all payments in respect of any Obligations in the following order:

(A)          first, to pay principal of and interest on any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender other than itself for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower or any Qualified Borrower;

(B)  second, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Administrative Agent;

(C)           third, to pay principal of and interest on Letter of Credit Obligations (or, to the extent such Obligations are contingent, deposited with the Administrative Agent to provide cash collateral in respect of such Obligations);

(D)          fourth, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Lenders and the Co-Agents;

(E)           fifth, to pay interest due in respect of Loans;

(F)           sixth, to the ratable payment or prepayment of principal outstanding on Loans; and

(G)  seventh, to the ratable payment of all other Obligations.

The order of priority set forth in this Section 4.2(b)(ii) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent, the Arrangers, the other Lenders and other Holders as among themselves.  The order of priority set forth in clauses (C) through (G) of this Section 4.2(b)(ii) may at any time and from time to time be changed by the Requisite Lenders without necessity of notice to or consent of or approval by the Borrower, any Holder which is not a Lender, or any other Person.  The order of priority set forth in clauses (A) and (B) of this Section 4.2(b)(ii) may be changed only with the prior written consent of the Administrative Agent.

(iii)  The Administrative Agent, in its sole discretion subject only to the terms of this Section 4.2(b)(iii), may pay from the proceeds of Loans made to the Borrower hereunder, whether made following a request by the Borrower or any Qualified Borrower pursuant to Sections 2.1  or 2.2 or a deemed request as provided in this Section 4.2(b)(iii), all amounts payable by the Borrower hereunder, including, without limitation, amounts payable with respect to payments of principal, interest, Reimbursement Obligations and fees and all reimbursements for expenses pursuant to Section 15.2.  The Borrower hereby irrevocably authorizes the Lenders to make Loans, which Loans shall be Base Rate Loans, in each case, upon notice from the Administrative Agent as described in the following sentence for the purpose of paying principal, interest, Reimbursement Obligations and fees due from the Borrower, reimbursing expenses pursuant to Section 15.2 and paying any and all other amounts due and payable by the Borrower hereunder or under the Notes, and agrees that all such Loans so made shall be deemed to have been requested by it pursuant to Section 2.1 as of the date of the aforementioned notice.  The Administrative Agent shall request Loans on behalf of the Borrower as described in the preceding sentence by notifying the Lenders by facsimile transmission or other similar form of transmission (which notice the Administrative Agent shall thereafter promptly transmit to the Borrower), of the amount and Funding Date of the proposed Borrowing and that such Borrowing is being requested on the Borrower’s behalf pursuant to this Section 4.2(b)(iii).  On the proposed Funding Date, the Lenders shall make the requested Loans in accordance with the procedures and subject to the conditions specified in Section 2.1.

(iv)  Subject to Section 4.2(b)(v), the Administrative Agent shall promptly distribute to each Arranger and each other Lender at its primary address set forth on the appropriate signature page hereof or the signature page to the Assignment and Acceptance by which it became a Lender, or at such other address as a Lender or other Holder may request in writing, such funds as such Person may be entitled to receive, subject to the provisions of Article XII;  provided that the Administrative Agent shall under no circumstances be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Holder and may suspend all payments or seek appropriate relief (including, without limitation, instructions from the Requisite

Lenders or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby.

(v)  In the event that any Lender fails to fund its Pro Rata Share of any Loan requested by the Borrower or any Qualified Borrower which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Loan being hereinafter referred to as a “Non Pro Rata Loan”), until the earlier of such Lender’s cure of such failure and the termination of the Revolving Credit Commitments, the proceeds of all amounts thereafter repaid to the Administrative Agent by the Borrower or any Qualified Borrower and otherwise required to be applied to such Lender’s share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the Borrower or the applicable Qualified Borrower by the Administrative Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations.  Notwithstanding anything in this Agreement to the contrary:

(A)  the foregoing provisions of this Section 4.2(b)(v) shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to Section 5.1(c);

(B)  a Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Loan at such time as an amount equal to such Lender’s original Pro Rata Share of the requested principal portion of such Loan is fully funded to the Borrower, whether made by such Lender itself or by operation of the terms of this Section 4.2(b)(v), and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

(C)  amounts advanced to the Borrower or the applicable Qualified Borrower to cure, in full or in part, any such Lender’s failure to fund its Pro Rata Share of any Loan (“Cure Loans”) shall bear interest at the Base Rate in effect from time to time, and for all other purposes of this Agreement shall be treated as if they were Base Rate Loans; and

(D)  regardless of whether or not an Event of Default has occurred or is continuing, and notwithstanding the instructions of the Borrower or the applicable Qualified Borrower as to its desired application, all repayments of principal which, in accordance with the other terms of this Section 4.2, would be applied to the outstanding Base Rate Loans shall be applied first, ratably to all Base Rate Loans constituting Non Pro Rata Loans, second, ratably to Base Rate Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to Base Rate Loans constituting Cure Loans.

(c)           Payments on Non-Business Days.  Whenever any payment to be made by the Borrower or the applicable Qualified Borrower hereunder or under the Notes is stated to be due on a day which is not a Business Day, the payment shall instead be due on the next succeeding Business Day (or, as set forth in Section 5.2(b)(iii), the next preceding Business Day).

IV.3.  Promise to Repay; Evidence of Indebtedness.

(a)           Promise to Repay.  The Borrower and each Qualified Borrower hereby agree to pay when due the principal amount of each Loan which is made to it, and further agree to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the Notes.  The Borrower and/or any Qualified Borrower shall execute and deliver to each Lender on the Closing Date (or in the case of any Qualified Borrower, at such time as it becomes a Qualified Borrower hereunder), a promissory note, in form and substance acceptable to the Administrative Agent and such Lender, evidencing the Loans and thereafter shall execute and deliver to each Lender on the Closing Date (or in the case of any Qualified Borrower, at such time as it becomes a Qualified Borrower hereunder), a promissory note, in form and substance acceptable to the Administrative Agent and such Lender, evidencing the Loans and thereafter shall execute and deliver such other promissory notes as are necessary to evidence the Loans owing to the Lenders after giving effect to any assignment thereof pursuant to Section 15.1 or any increase in such Lender’s Revolving Credit Commitments pursuant to Section 2.1(d), all in form and substance acceptable to the Administrative Agent, the applicable Lenders and the parties to such assignment (all such promissory notes and all amendments thereto, replacements thereof and substitutions therefor being collectively referred to as the “Notes”; and “Note” means any one of the Notes).

(b)           Loan Account.  Each Lender shall maintain in accordance with its usual practice an account or accounts (a “Loan Account”) evidencing the Indebtedness of the Borrower and each Qualified Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder and under the Notes. Notwithstanding the foregoing, the failure by any Lender to maintain a Loan Account shall in no way affect the Borrower’s or the applicable Qualified Borrower’s obligations hereunder, including, without limitation, the obligation to repay the Obligations.

(c)           Control Account.  The Register maintained by the Administrative Agent pursuant to Section 15.1(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the type of Loan comprising such Borrowing and any Eurodollar Interest Period or IBOR Interest Period applicable thereto, (ii) the effective date and amount of each Assignment and Acceptance delivered to and accepted by it and the parties thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder or under the Notes and (iv) the amount of any sum received by the Administrative Agent from the Borrower or the applicable Qualified Borrower hereunder and each Lender’s share thereof.

(d)           Entries Binding.  The entries made in the Register and each Loan Account shall be conclusive and binding for all purposes, absent manifest error.

(e)           No Recourse to Limited Partners or General Partners.  Notwithstanding anything contained in this Agreement to the contrary, it is expressly understood and agreed that nothing herein or in the Notes shall be construed as creating any liability on any Limited Partner, any General Partner, or any partner, officer, shareholder or director of any Limited Partner or any General Partner, to pay any of the Obligations other than liability arising from or in connection with (i) fraud or (ii) the misappropriation or misapplication of proceeds of the Loans; but nothing contained in this Section 4.3(e) shall be construed to prevent the exercise of any remedy allowed to the Administrative Agent, the Arrangers, the Co-Agents or the Lenders by law or by the terms of this Agreement or the other Loan Documents which does not relate to or result in such an obligation by any Limited Partner or any General Partner (or any partner, officer, shareholder or director of any Limited Partner or any General Partner) to pay money.

ARTICLE V

INTEREST AND FEES

V.1.  Interest on the Loans and other Obligations.

(a)           Rate of Interest.  All Loans and the outstanding principal balance of all other Obligations shall bear interest on the unpaid principal amount thereof from the date such Loans are made and such other Obligations are due and payable until paid in full, except as otherwise provided in Section 5.1(d), as follows:

(i) If a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate, as in effect from time to time as interest accrues, plus (B) the then Applicable Margin for Base Rate Loans; and

(ii) If a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Eurodollar Interest Period, plus (B) the then Applicable Margin for Eurodollar Rate Loans;

(iii) If an IBOR Rate Loan, at a rate per annum equal to the sum of (A) the IBOR Rate determined for the applicable IBOR Interest Period, plus (B) the then Applicable Margin for IBOR Rate Loans;

(iv) If a Eurodollar Money Market Loan, at a rate per annum equal to either (A) the sum of (1) the Eurodollar Rate determined for the applicable Eurodollar Interest Period (determined as if the related Money Market Borrowing were a Committed Eurodollar Rate Borrowing) plus (or minus) (2) the Money Market Margin quoted by the Lender making such Money Market Loan in accordance with Section 2.2. or (B) the Money Market Rate, as applicable;

(v) If an IBOR Money Market Loan, at a rate per annum equal to either (A) the sum of (1) the IBOR Rate determined for the applicable IBOR Interest Period (determined as if the related Money Market Borrowing were a Committed IBOR Rate Borrowing) plus (or minus) (2) the Money Market Margin quoted by the Lender making such Money Market Loan in accordance with Section 2.2. or (B) the Money Market Rate, as applicable; and

(vi) If a Loan at the Offered Rate, at the Offered Rate.

The applicable basis for determining the rate of interest on the Loans shall be selected by the Borrower or the applicable Qualified Borrower at the time a Notice of Borrowing or a Notice of Conversion/Continuation is delivered by the Borrower to the Administrative Agent; provided, however, neither the Borrower nor any Qualified Borrower may select the Eurodollar Rate or the IBOR Rate as the applicable basis for determining the rate of interest on such a Loan if at the time of such selection an Event of Default or a Potential Event of Default would occur or has occurred and is continuing and further provided that, from and after the occurrence of an Event of Default or a Potential Event of Default, each Eurodollar Rate Loan and IBOR Rate Loan then outstanding may, at the Administrative Agent’s option, convert to a Base Rate Loan.  If on any day any Loan is outstanding with respect to which notice has not been timely delivered to the Administrative Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest on that day, then for that day interest on that Loan shall be determined by reference to the Base Rate.

(b)           Interest Payments.  (i)  Interest accrued on each Committed Loan shall be calculated on the last day of each calendar month and shall be payable in arrears (A) on the first day of each calendar month, commencing on the first such day following the making of such Committed Loan, and (B) if not theretofore paid in full, on the maturity date (whether by acceleration or otherwise) of such Committed Loan.

(ii)    Interest accrued on each Money Market Loan shall be calculated on the last day of each calendar month during the Interest Period applicable thereto (or, if such Interest Period is for a period one month or less, on the last day of such Interest Period) and shall be payable in arrears (A) if such Money Market Loan has an Interest Period longer than one month (1) on the first day of each calendar month, commencing on the first such day following the making of such Money Market Loan, and (2) if not theretofore paid in full, at maturity (whether by acceleration or otherwise) of such Money Market Loan; and (B) if such Money Market Loan has an Interest Period of one month or less, at maturity (whether by acceleration or otherwise) of such Money Market Loan.

(iii)  Interest accrued on the principal balance of all other Obligations shall be calculated on the last day of each calendar month and shall be payable in arrears (A) on the first day of each calendar month, commencing on the first such day following the incurrence of such Obligation, (B) upon repayment thereof in full or in part, and (C) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

(c)           Conversion or Continuation.  (i)  The Borrower or the applicable Qualified Borrower shall have the option (A) to convert at any time all or any part of outstanding Base Rate Loans to Loans at the Offered Rate, Eurodollar Rate Loans or IBOR Rate Loans; (B) to convert all or any part of outstanding Eurodollar Rate Loans having Eurodollar Interest Periods which expire on the same date to Base Rate Loans, Loans at the Offered Rate or IBOR Rate Loans on such expiration date; (C) to convert all or any part of outstanding IBOR Rate Loans having IBOR Interest Periods which expire on the same date to Base Rate Loans, Loans at the Offered Rate or Eurodollar Rate Loans on such expiration date; (D) to continue all or any part of outstanding Eurodollar Rate Loans having Eurodollar Interest Periods which expire on the same date as Eurodollar Rate Loans, and the succeeding Eurodollar Interest Period of such continued Loans shall commence on such expiration date; (E) to continue all or any part of outstanding IBOR Rate Loans having IBOR Interest Periods which expire on the same date as IBOR Rate Loans, and the succeeding IBOR Interest Period of such continued Loans shall commence on such expiration date; provided, however, no such outstanding Loan may be continued as, or be converted into, a Eurodollar Rate Loan or an IBOR Rate Loan (i) if the continuation of, or the conversion into, would violate any of the provisions of Section 5.2 or (ii) if an Event of Default or a Potential Event of Default would occur or has occurred and is continuing.  Any conversion into or continuation of Eurodollar Rate Loans or IBOR Rate Loans under this Section 5.1(c) shall be in a minimum amount of $1,000,000 and in integral multiples of $100,000 in excess of that amount, except in the case of a conversion into or a continuation of an entire Borrowing of Non Pro Rata Loans.

(ii)  To convert or continue a Loan under Section 5.1(c)(i), the Borrower or the applicable Qualified Borrower shall deliver a Notice of Conversion/Continuation to the Administrative Agent no later than 11:00 a.m. (New York time) at least three (3) Business Days (in the case of a Dollar denominated Loan), or four (4) Business Days (in the case of an Alternative Currency Loan) in advance of the proposed conversion/continuation date.  A Notice of Conversion/Continuation shall specify (A) the proposed conversion/continuation date (which shall be a Business Day), (B) the principal amount of the Loan to be converted/continued, (C) whether such Loan shall be converted and/or continued, (D) in the case of a conversion to, or continuation of, a Eurodollar Rate Loan, the requested Eurodollar Interest Period, and (E) in the case of a conversion to, or continuation of, an IBOR Rate Loan, the requested IBOR Interest Period.  In lieu of delivering a Notice of Conversion/Continuation, the Borrower or the applicable Qualified Borrower may give the Administrative Agent telephonic notice of any proposed conversion/continuation by the time required under this Section 5.1(c)(ii), if the Borrower confirms such notice by delivery of the Notice of Conversion/Continuation to the Administrative Agent by facsimile transmission promptly, but in no event later than 3:00 p.m. (New York time) on the same day.  Promptly after receipt of a Notice of Conversion/Continuation under this Section 5.1(c)(ii) (or telephonic notice in lieu thereof), the Administrative Agent shall notify each Lender by facsimile transmission, or other similar form of transmission, of the proposed conversion/continuation.  Any Notice of Conversion/Continuation for conversion to, or continuation of, a Loan (or telephonic notice in lieu thereof) given pursuant to this Section 5.1(c)(ii) shall be irrevocable, and the Borrower or the applicable Qualified Borrower shall be bound to convert or continue in accordance therewith.

In the event no Notice of Conversion/Continuation is delivered as and when specified in this Section 5.1(c)(ii) with respect to outstanding Eurodollar Rate Loans or IBOR Rate Loans, upon the expiration of the Interest Period applicable thereto, such Loans shall automatically be continued as Eurodollar Rate Loans with a Eurodollar Interest Period of thirty (30) days; provided, however, no such outstanding Loan may be continued as, or be converted into, a Eurodollar Rate Loan or an IBOR Rate Loan (i) if the continuation of, or the conversion into, would violate any of the provisions of Section 5.2 or (ii) if an Event of Default or a Potential Event of Default would occur or has occurred and is continuing.

(d)           Default Interest.  Notwithstanding the rates of interest specified in Section 5.1(a) or elsewhere in this Agreement, effective immediately upon the occurrence of an Event of Default, and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and other Obligations shall bear interest at a rate equal to the sum of (A) the Base Rate, as in effect from time to time as interest accrues, plus (B) two percent (2.0%) per annum.

(e)           Computation of Interest.  Interest on all Obligations shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days.  In computing interest on any Loan, the date of the making of the Loan or the first day of a Eurodollar Interest Period, as the case may be, shall be included and the date of payment or the expiration date of a Eurodollar Interest Period, as the case may be, shall be excluded; provided, however, if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on such Loan.

(f)            Eurodollar Rate Information.   Upon the reasonable request of the Borrower or the applicable Qualified Borrower from time to time, the Administrative Agent shall promptly provide to the Borrower such information with respect to the applicable Eurodollar Rate as may be so requested.

(g)           IBOR Rate Information.   Upon the reasonable request of the Borrower or the applicable Qualified Borrower from time to time, the Administrative Agent shall promptly provide to the Borrower such information with respect to the applicable IBOR Rate as may be so requested.

V.2.  Special Provisions Governing Eurodollar Rate Loans, IBOR Rate Loans, and Money Market Loans.

(a)           Amount of Eurodollar Rate Loans and IBOR Rate Loans.  Each Eurodollar Rate Loan shall be in a minimum principal amount of $1,500,000 or, in the case of an Alternative Currency Loan, the Dollar Equivalent Amount equal to $1,500,000. Each IBOR Rate Loan shall be in a minimum principal amount of $1,500,000 and in integral multiples of $100,000 in excess of that amount. IBOR Rate Loans shall not, in the aggregate outstanding at any time, exceed the lesser of (i) $250,000,000 and (ii) the Revolving Credit Availability.

(b)           Determination of Eurodollar Interest Period.  By giving notice as set forth in Section 2.1(b) (with respect to a Borrowing of Eurodollar Rate Loans or IBOR Rate Loans), Section 2.2 (with respect to a Borrowing of Money Market Loans), or Section 5.1(c) (with respect to a conversion into or continuation of Eurodollar Rate Loans), the Borrower or the applicable Qualified Borrower shall have the option, subject to the other provisions of this Section 5.2, to select an interest period (each, an “Interest Period”) to apply to the Loans described in such notice, subject to the following provisions:

(i)  The Borrower or the applicable Qualified Borrower may only select, as to a particular Borrowing of Eurodollar Rate Loans, an Interest Period (each, a “Eurodollar Interest Period”) of one, two, three or six months in duration or, with the prior written consent of the Administrative Agent, a longer duration, or for a period of 14 days, not more frequently than three times in any calender quarter, unless any Lender has previously advised Administrative Agent and Borrower or the applicable Qualified Borrower that it does not accept, in its sole discretion, the Offered Rate;

(ii)  The Borrower or the applicable Qualified Borrower may only select, as to a particular Borrowing of Eurodollar Money Market Loans, a Eurodollar Interest Period of one, two, or three months in duration;

(iii) In the case of immediately successive Eurodollar Interest Periods applicable to a Borrowing of Eurodollar Rate Loans, each successive Eurodollar Interest Period shall commence on the day on which the next preceding Eurodollar Interest Period expires;

(iv)  If any Eurodollar Interest Period would otherwise expire on a day which is not a Business Day, such Eurodollar Interest Period shall be extended to expire on the next succeeding Business Day if the next succeeding Business Day occurs in the same calendar month, and if there will be no succeeding Business Day in such calendar month, the Eurodollar Interest Period shall expire on the immediately preceding Business Day;

(v)  The Borrower or the applicable Qualified Borrower may only select, as to a particular Borrowing of IBOR Rate Loans, an Interest Period (each, an “IBOR Interest Period”) of fourteen (14) days in duration;

(vi)  The Borrower or the applicable Qualified Borrower may only select, as to a particular Borrowing of IBOR Money Market Loans, an IBOR Interest Period of fourteen (14) days in duration;

(vii) In the case of immediately successive IBOR Interest Periods applicable to a Borrowing of IBOR Rate Loans, each successive IBOR Interest Period shall commence on the day on which the next preceding IBOR Interest Period expires;

(viii)  If any IBOR Interest Period would otherwise expire on a day which is not a Business Day, such IBOR Interest Period shall be extended to expire on the next succeeding Business Day if the next succeeding Business Day occurs in the same calendar month, and if there will be no succeeding Business Day in such calendar month, the IBOR Interest Period shall expire on the immediately preceding Business Day;

(ix) Intentionally Omitted;

(x)  Neither the Borrower nor the applicable Qualified Borrower may select an Interest Period as to any Loan if such Interest Period terminates later than the Revolving Credit Termination Date;

(xi)  Neither the Borrower nor the applicable Qualified Borrower may select an Interest Period with respect to any portion of principal of a Loan which extends beyond a date on which the Borrower or the applicable Qualified Borrower is required to make a scheduled payment of such portion of principal; and

(xii)  There shall be no more than twelve (12) Interest Periods in effect at any one time with respect to Eurodollar Rate Loans or IBOR Rate Loans.

(c)           Determination of Eurodollar Interest Rate and IBOR Rate.

(i) As soon as practicable on the second Business Day prior to the first day of each Eurodollar Interest Period (the “Eurodollar Interest Rate Determination Date”), the Administrative Agent shall determine (pursuant to the procedures set forth in the definition of “Eurodollar Rate”) the interest rate which shall apply to the Eurodollar Rate Loans or Eurodollar Money Market Loans for which an interest rate is then being determined for the applicable Eurodollar Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower, the applicable Qualified Borrower(s) and to each Lender.  The Administrative Agent’s determination shall be presumed to be correct, absent manifest error, and shall be binding upon the Borrower, the applicable Qualified Borrower and each Lender.

(ii)  As soon as practicable on (A) the Business Day prior to the first day of each IBOR Interest Period, with respect to an IBOR Rate Loan and (B) the second Business Day prior to the first day of each IBOR Interest Period with respect to an IBOR Money Market Loan (each, an “IBOR Interest Rate Determination Date”), the Administrative Agent shall determine (pursuant to the procedures set forth in the definition of “IBOR Rate”) the interest rate which shall apply to the IBOR Rate Loans or IBOR Money Market Loans for which an interest rate is then being determined for the applicable IBOR Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower, the applicable Qualified Borrower and to each Lender.  The Administrative Agent’s determination shall be presumed to be correct, absent manifest error, and shall be binding upon the Borrower, the applicable Qualified Borrower and each Lender.

(d)           Interest Rate Unascertainable, Inadequate or Unfair.  In the event that at least one (1) Business Day before a Eurodollar Interest Rate Determination Date or an IBOR Interest Rate Determination Date:

(i)            the Administrative Agent determines that deposits in Dollars or the Alternative Currency  (in the applicable amounts) are not being offered in the London interbank market for such Eurodollar Interest Period, or (B) by the IBOR Reference Banks that deposits in Dollars (in the applicable amounts) are not being offered by the IBOR Reference Banks in the interbank market for such IBOR Interest Period; or

(ii)           the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate or the IBOR Rate (as applicable)then being determined is to be fixed; or

(iii)  the Requisite Lenders advise the Administrative Agent that (A) the Eurodollar Rate for Eurodollar Rate Loans comprising such Borrowing will not adequately reflect the cost to such Requisite Lenders of obtaining funds in Dollars in the London interbank market in the amount substantially equal to such Lenders’ Eurodollar Rate Loans in Dollars or the Alternative Currency and for a period equal to such Eurodollar Interest Period, or (B) the IBOR Rate for IBOR Rate Loans comprising such Borrowing will not adequately reflect the cost to such Requisite Lenders of obtaining funds in Dollars in the interbank market in the amount substantially equal to such Lenders’ IBOR Rate Loans in Dollars and for a period equal to such IBOR Interest Period; or

(iv)   (A) the applicable Lender(s) advise the Administrative Agent that the Eurodollar Rate for Eurodollar Money Market Loans comprising such Borrowing will not adequately reflect the cost to such Lender(s) of obtaining funds in Dollars in the London Interbank market in the amount substantially equal to such Lender(s)’ Money Market Loans in Dollars and for a period equal to such Eurodollar Interest Period, or (B) the applicable Lender(s) advise the Administrative Agent that the IBOR Rate for IBOR Money Market Loans comprising such Borrowing will not adequately reflect the cost to such Lender(s) of obtaining funds in Dollars in the interbank market in the amount substantially equal to such Lender(s)’ IBOR Money Market Loans in Dollars and for a period equal to such IBOR Interest Period;

then the Administrative Agent shall forthwith give notice thereof to the Borrower and the applicable Qualified Borrower, whereupon (until the Administrative Agent notifies the Borrower and the applicable Qualified Borrower that the circumstances giving rise to such suspension no longer exist) the right of the Borrower and the such Qualified Borrower to elect to have Loans bear interest based upon the Eurodollar Rate or the IBOR Rate, as applicable, shall be suspended and each outstanding Eurodollar Rate Loan and Eurodollar Money Market Loan or IBOR Rate Loan and IBOR Money Market Loan, as applicable, shall be converted into a Base Rate Loan on the last day of the then current Interest Period therefor, notwithstanding any prior election by the Borrower to the contrary.

(e)           Illegality.  (i)  If at any time any Lender determines (which determination shall, absent manifest error, be final and conclusive and binding upon all parties) that the making or continuation of any Eurodollar Rate Loan, IBOR Rate Loan or Money Market Loan has become unlawful or impermissible by compliance by that Lender with any law, governmental rule, regulation or order of any Governmental Authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful or would result in costs or penalties), then, and in any such event, such Lender may give notice of that determination, in writing, to the Borrower, the applicable Qualified Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender.

(ii)  When notice is given by a Lender under Section 5.2(e)(i), (A) the Borrower’s or the applicable Qualified Borrower’s right to request from such Lender and such Lender’s obligation, if any, to make Eurodollar Rate Loans or IBOR Rate Loans, as applicable, shall be immediately suspended, and such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans or IBOR Rate Loans (as applicable) and (B) if the affected Eurodollar Rate Loans, IBOR Rate Loans, Eurodollar Money Market Loans, or IBOR Money Market Loans are then outstanding, the Borrower or such Qualified Borrower shall immediately, or if permitted by applicable law, no later than the date permitted thereby, upon at least one (1) Business Day’s prior written notice to the Administrative Agent and the affected Lender, convert each such Loan into a Base Rate Loan.

(iii)  If at any time after a Lender gives notice under Section 5.2(e)(i) such Lender determines that it may lawfully make Eurodollar Rate Loans and/or IBOR Rate Loans (as applicable), such Lender shall promptly give notice of that determination, in writing, to the Borrower, the applicable Qualified Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender.  The Borrower’s and such Qualified Borrower’s right to request, and such Lender’s obligation, if any, to make Eurodollar Rate Loans and/or IBOR Rate Loans(as applicable) shall thereupon be restored.

(f)            Compensation.  In addition to all amounts required to be paid by the Borrower or the applicable Qualified Borrower pursuant to Section 5.1 and Article XIII, the Borrower and the applicable Qualified Borrower shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurodollar Rate Loans, IBOR Rate Loans and/or Money Market Loans to the Borrower or such Qualified Borrower but excluding any loss of Applicable Margin on the relevant Loans) which that Lender may sustain (i) if for any reason a Borrowing, conversion into or continuation of Eurodollar Rate Loans and/or Eurodollar Money Market Loans or IBOR Rate Loans and/or IBOR Rate Money Market Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion/Continuation given by the Borrower or any applicable Qualified Borrower or in a telephonic request by it for borrowing or conversion/ continuation or a successive Eurodollar Interest Period or IBOR Interest Period does not commence after notice therefor is given pursuant to Section 5.1(c), including, without limitation, pursuant to Section 5.2(d), (ii) if for any reason any Eurodollar Rate Loan, IBOR Rate Loan or Money Market Loan is prepaid (including, without limitation, mandatorily pursuant to Section 4.1(d)) on a date which is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan, IBOR Rate Loan or Money Market Loan to a Base Rate Loan as a result of any of the events indicated in Section 5.2(d), or (iv) as a consequence of any failure by the Borrower or any applicable Qualified Borrower to repay a Eurodollar Rate Loan, IBOR Rate Loan or Money Market Loan when required by the terms of this Agreement.  The Lender making demand for such compensation shall deliver to the Borrower concurrently with such demand a written statement in reasonable detail as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to that Lender, absent manifest error.

(g)           Booking of Eurodollar Rate Loans, IBOR Rate Loans and Money Market Loans.  Any Lender may make, carry or transfer Eurodollar Rate Loans, IBOR Rate Loans and Money Market Loans at, to, or for the account of, its Eurodollar Lending Office or Eurodollar Affiliate or its other offices or Affiliates.  No Lender shall be entitled, however, to receive any greater amount under Sections 4.2 or 5.2(f) or Article XIII as a result of the transfer of any such Eurodollar Rate Loan, IBOR Rate Loan or Money Market Loan to any office (other than such Eurodollar Lending Office) or any Affiliate (other than such Eurodollar Affiliate) than such Lender would have been entitled to receive immediately prior thereto, unless (i) the transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist and (ii) such claim would have arisen even if such transfer had not occurred.

(h)           Affiliates Not Obligated.  No Eurodollar Affiliate or other Affiliate of any Lender shall be deemed a party to this Agreement or shall have any liability or obligation under this Agreement.

(i)            Adjusted Eurodollar Rate.  Any failure by any Lender to take into account the Eurodollar Reserve Percentage when calculating interest due on Eurodollar Rate Loans or Money Market Loans shall not constitute, whether by course of dealing or otherwise, a waiver by such Lender of its right to collect such amount for any future period.

V.3.  Fees.

(a)           Facility Fee.   The Borrower shall pay to the Administrative Agent, for the account of the Lenders based on their respective Pro Rata Shares, a fee (the “Facility Fee”), accruing at a per annum rate equal to the then applicable Facility Fee Percentage on the Maximum Revolving Credit Amount, such fee being payable quarterly, in arrears, commencing on the first day of the fiscal quarter next succeeding the Closing Date and on the first day of each fiscal quarter thereafter and on the Revolving Credit Termination Date.  Notwithstanding the foregoing, in the event that any Lender fails to fund its Pro Rata Share of any Loan requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement, (A) such Lender shall not be entitled to any portion of the Facility Fee with respect to its Revolving Credit Commitment until such failure has been cured in accordance with Section 4.2(b)(v)(B) and (B) until such time, the Facility Fee shall accrue in favor of the Lenders which have funded their respective Pro Rata Shares of such requested

Loan, shall be allocated among such performing Lenders ratably based upon their relative Revolving Credit Commitments, and shall be calculated based upon the average amount by which the aggregate Revolving Credit Commitments of such performing Lenders exceeds the sum of (I) the outstanding principal amount of the Loans owing to such performing Lenders, and (II) the outstanding Reimbursement Obligations owing to such performing Lenders, and (III) the aggregate participation interests of such performing Lenders arising pursuant to Section 3.1(e) with respect to undrawn and outstanding Letters of Credit.

(b)           Intentionally Omitted.

(c)           Calculation and Payment of Fees.  All fees shall be calculated on the basis of the actual number of days elapsed in a 360-day year.  All fees shall be payable in addition to, and not in lieu of, interest, compensation, expense reimbursements, indemnification and other Obligations.  Fees shall be payable to the Administrative Agent at its office in New York, New York in immediately available funds.  All fees shall be fully earned and nonrefundable when paid.  All fees due to any Arranger or any other Lender, including, without limitation, those referred to in this Section 5.3, shall bear interest, if not paid when due, at the interest rate specified in Section 5.1(d) and shall constitute Obligations.

ARTICLE VI

CONDITIONS TO LOANS AND LETTERS OF CREDIT

VI.1.  Conditions Precedent to the Initial Loans and Letters of Credit.  The obligation of each Lender on the Initial Funding Date to make any Loan requested to be made by it, and to issue Letters of Credit, shall be subject to the satisfaction of all of the following conditions precedent:

(a)           Documents.  The Administrative Agent shall have received on or before the Initial Funding Date all of the following:

(i)            this Agreement, the Notes, and, to the extent not otherwise specifically referenced in this Section 6.1(a), all other Loan Documents and agreements, documents and instruments described in the List of Closing Documents attached hereto as Exhibit E and made a part hereof, each duly executed and in recordable form, where appropriate, and in form and substance satisfactory to the Administrative Agent; without limiting the foregoing, the Borrower hereby directs its legal counsel to prepare and deliver to the Agents, the Lenders, and Skadden, Arps, Slate, Meagher & Flom LLP the legal opinions referred to in such List of Closing Documents; and

(ii)  such additional documentation as the Administrative Agent may reasonably request.

(b)           No Legal Impediments.  No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Administrative Agent shall not have received any notice that litigation is pending or threatened which is likely to (i) enjoin, prohibit or restrain the making of the Loans and/or the issuance of Letters of Credit on the Initial Funding Date or (ii) impose or result in the imposition of a Material Adverse Effect.

(c)           No Change in Condition.  No change in the business, assets, management, operations, financial condition or prospects of the Borrower or any of its Properties shall have occurred since September 30, 2005, which change, in the judgment of the Administrative Agent, will have or is reasonably likely to have a Material Adverse Effect.

(d)           Interim Liabilities and Equity.  Except as disclosed to the Arrangers and the Lenders, since September 30, 2005, neither the Borrower nor the Company shall have (i) entered into any material (as determined in good faith by the Administrative Agent) commitment or transaction, including, without limitation, transactions for borrowings and capital expenditures, which are not in the ordinary course of the Borrower’s business, (ii) declared or paid any dividends or other distributions other than in the ordinary course of business, (iii) established compensation or employee benefit plans, or (iv) redeemed or issued any equity Securities.

(e)           No Loss of Material Agreements and Licenses.  Since September 30, 2005, no agreement or license relating to the business, operations or employee relations of the Borrower or any of its Properties shall have been terminated, modified, revoked, breached or declared to be in default, the termination, modification, revocation, breach or default under which, in the reasonable judgment of the Administrative Agent, would result in a Material Adverse Effect.

(f)            No Market Changes.  Since September 30, 2005, no material adverse change shall have occurred in the conditions in the capital markets or the market for loan syndications generally.

(g)           No Default.  No Event of Default or Potential Event of Default shall have occurred and be continuing or would result from the making of the Loans or the issuance of any Letter of Credit.

(h)           Representations and Warranties.  All of the representations and warranties contained in Section 7.1 and in any of the other Loan Documents shall be true and correct in all material respects on and as of the Initial Funding Date.

(i)            Fees and Expenses Paid.  There shall have been paid to the Administrative Agent, for the accounts of the Agents and the other Lenders, as applicable, all fees due and payable on or before the Initial Funding Date and all expenses due and payable on or before the Initial Funding Date, including, without limitation, reasonable attorneys’ fees and expenses, and other costs and expenses incurred in connection with the Loan Documents.

(j) Existing Revolving Credit Facility. The Existing Revolving Credit Facility, shall have been terminated and all amounts outstanding thereunder shall have been paid in full.

VI.2.  Conditions Precedent to All Subsequent Loans and Letters of Credit.  The obligation of each Lender to make any Loan requested to be made by it on any date after the Initial Funding Date and the agreement of each Lender to issue any Letter of Credit or participate therein on any date after the Initial Funding Date is subject to the following conditions precedent as of each such date:

(a)           Representations and Warranties.  As of such date, both before and after giving effect to the Loans to be made or the Letter of Credit to be issued on such date, all of the representations and warranties of the Borrower contained in Section 7.1 and in any other Loan Document (other than representations and warranties which expressly speak as of a different date) shall be true and correct in all material respects.

(b)           No Defaults.  No Event of Default or Potential Event of Default shall have occurred and be continuing or would result from the making of the requested Loan or issuance of the requested Letter of Credit.

(c)           No Legal Impediments.  No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Administrative Agent shall not have received from such Lender notice that, in the judgment of such Lender, litigation is pending or threatened which is likely to, enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, such Lender’s making of the requested Loan or participation in or issuance of the requested Letter of Credit.

(d)           No Material Adverse Effect.  The Borrower has not received written notice from the Requisite Lenders that an event has occurred since the date of this Agreement which has had and continues to have, or is reasonably likely to have, a Material Adverse Effect.

(e)           Qualified Borrower.  In the event that such Loan is to be made to, or such Letter of Credit is to be issued for the account of, a Qualified Borrower, receipt by the Administrative Agent of a Note by such Qualified Borrower for the account of each Bank, if not previously delivered, satisfying the requirements of Section 4.3, together with all other items that would have been required to be delivered pursuant to Sections 2.10 and 6.1 with respect to such Qualified Borrower.

Each submission by the Borrower or any Qualified Borrower to the Administrative Agent of a Notice of Borrowing with respect to a Loan or a Notice of Conversion/Continuation with respect to any Loan, each acceptance by the Borrower of the proceeds of each Loan made, converted or continued hereunder, each submission by the Borrower or any Qualified Borrower to a Lender of a request for issuance of a Letter of Credit and the issuance of such Letter of Credit, shall constitute a representation and warranty by the Borrower as of the Funding Date in respect of such Loan, the date of conversion or continuation and the date of issuance of such Letter of Credit, that all the conditions contained in this Section 6.2 have been satisfied or waived in accordance with Section 15.7.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

VII.1.  Representations and Warranties of the Borrower.  In order to induce the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrower and to issue the Letters of Credit described herein, the Borrower hereby represents and warrants to each Lender that the following statements are true, correct and complete:

(a)           Organization; Powers.  (i) The Borrower (A) is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, (B) is duly qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably likely to have a Material Adverse Effect, (C) has filed and maintained effective (unless exempt from the requirements for filing) a current Business Activity Report with the appropriate Governmental Authority in each state in which failure to do so would have a Material Adverse Effect, (D) has all requisite power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by this Agreement and (E) is a partnership for federal income tax purposes.

(ii)  The Company (A) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (B) is duly authorized and qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably likely to have a Material Adverse Effect, and (C) has all requisite corporate power and authority to own, operate and encumber its Property and to conduct its business as presently conducted.

(iii)  Each Qualified Borrower is a duly formed and validly existing legal entity under the laws of its jurisdiction of formation and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

(iv)  True, correct and complete copies of the Organizational Documents identified on Schedule 7.1-A have been delivered to the Administrative Agent, each of which is in full force and effect, has not been modified or amended except to the extent set forth indicated therein and, to the best of the Borrower’s knowledge, there are no defaults under such Organizational Documents and no events which, with the passage of time or giving of notice or both, would constitute a default under such Organizational Documents.

(v)  Neither the Borrower, the Company nor any of their Affiliates are “foreign persons” within the meaning of Section 1445 of the Internal Revenue Code.

(b)           Authority.  (i)  Each General Partner has the requisite power and authority to execute, deliver and perform this Agreement on behalf of the Borrower and each of the other Loan Documents which are required to be executed on behalf of the Borrower as required by this Agreement.  Each General Partner is the Person who has executed this Agreement and such other Loan Documents on behalf of the Borrower and are the sole general partners of the Borrower. Each Qualified Borrower has the requisite power and authority to execute, deliver and perform this Agreement and each of the other Loan Documents which are required to be executed by it as required by this Agreement.

(ii)  The execution, delivery and performance of each of the Loan Documents which must be executed in connection with this Agreement by the Borrower and each Qualified Borrower and to which the Borrower or such Qualified Borrower is a party and the consummation of the transactions contemplated thereby are within the Borrower’s partnership powers or such Qualified Borrower’s partnership or corporate powers, have been duly authorized by all necessary partnership or other applicable action (and, in the case of the General Partner acting on behalf of the Borrower in connection therewith, all necessary corporate action of such General Partner) and such authorization has not been rescinded.  No other partnership or corporate action or proceedings on the part of the Borrower or any General Partner or any Qualified Borrower is necessary to consummate such transactions.

(iii)  Each of the Loan Documents to which the Borrower is a party has been duly executed and delivered on behalf of the Borrower and constitutes the Borrower’s legal, valid and binding obligation, enforceable against the Borrower in accordance with its terms, is in full force and effect and all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by the Company, the Borrower and the Borrower’s Subsidiaries on or before the Initial Funding Date have been performed or complied with, and no Potential Event of Default, Event of Default or breach of any covenant by any of the Company, the Borrower or any Subsidiary of the Borrower exists thereunder.

(iv)  Each of the Loan Documents to which any Qualified Borrower is a party has been duly executed and delivered on behalf of such Qualified Borrower and constitutes such Qualified Borrower’s legal, valid and binding obligation, enforceable against such Qualified Borrower in accordance with its terms, is in full force and effect and all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such Qualified Borrower have been performed or complied with, and no

Potential Event of Default, Event of Default or breach of any covenant by any of such Qualified Borrower exists thereunder.

(c)           Subsidiaries; Ownership of Capital Stock and Partnership Interests.  (i)  Schedule 7.1-C (A) contains a diagram indicating the corporate structure of the Company, the Borrower, and any other Person in which the Company or the Borrower holds a direct or indirect partnership, joint venture or other equity interest indicating the nature of such interest with respect to each Person included in such diagram; and (B) accurately sets forth (1) the correct legal name of such Person, the jurisdiction of its incorporation or organization and the jurisdictions in which it is qualified to transact business as a foreign corporation, or otherwise, and (2) the authorized, issued and outstanding shares or interests of each class of Securities of the Company, the Borrower and the Subsidiaries of the Borrower and the owners of such shares or interests.  None of such issued and outstanding Securities is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options (other than Permitted Securities Options) outstanding with respect to such Securities, except as noted on Schedule 7.1-C.  The outstanding Capital Stock of the Company is duly authorized, validly issued, fully paid and nonassessable and the outstanding Securities of the Borrower and its Subsidiaries are duly authorized and validly issued.  Attached hereto as part of Schedule 7.1-C is a true, accurate and complete copy of the Borrower Partnership Agreement as in effect on the Closing Date and such Partnership Agreement has not been amended, supplemented, replaced, restated or otherwise modified in any respect since the Closing Date.

(ii)  Except where failure may not have a Material Adverse Effect, each Subsidiary: (A) is a corporation, limited liability company or partnership, as indicated on Schedule 7.1-C, duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, (B) is duly qualified to do business and, if applicable, is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing would limit its ability to use the courts of such jurisdiction to enforce Contractual Obligations to which it is a party, and (C) has all requisite power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted hereafter.

(d)           No Conflict.  The execution, delivery and performance of each of the Loan Documents to which the Borrower or any Qualified Borrower is a party do not and will not (i) conflict with the Organizational Documents of the Borrower or any Subsidiary of the Borrower or any Qualified Borrower, (ii) constitute a tortious interference with any Contractual Obligation of any Person or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or Contractual Obligation of the Borrower, the General Partner, any Limited Partner, any Subsidiary of the Borrower, any Qualified Borrower, or any general or limited partner of any Subsidiary of the Borrower, or require termination of any such Contractual Obligation which may subject the Administrative Agent or any of the other Lenders to any liability, (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the Property or assets of the Borrower, the General Partner, any Limited Partner, any Subsidiary of the Borrower or any Qualified Borrower, or any general partner or limited partner of any Subsidiary of the Borrower, or (iv) require any approval of shareholders of the Company or any general partner (or equity holder of any general partner) of any Subsidiary of the Borrower.

(e)           Governmental Consents.  The execution, delivery and performance of each of the Loan Documents to which the Borrower or any Qualified Borrower is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, except filings, consents or notices which have been made, obtained or given.

(f)            Governmental Regulation.  Neither the Borrower nor any General Partner nor any Qualified Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated by this Agreement.

(g)           Financial Position.  Complete and accurate copies of the following financial statements and materials have been delivered to the Administrative Agent:  (i) annual audited financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2004, and (ii) quarterly financial statements for the Borrower and its Subsidiaries for the fiscal quarter ending September 30, 2005.  All financial statements included in such materials were prepared in all material respects in conformity with GAAP, except as otherwise noted therein, and fairly present in all material respects the respective consolidated financial positions, and the consolidated results of operations and cash flows for each of the periods covered thereby of the Borrower and its Subsidiaries as at the respective dates thereof.  Neither the Borrower nor any of its Subsidiaries has any Contingent Obligation, contingent liability or liability for any taxes, long-term leases or commitments, not reflected in its audited financial statements delivered to the Administrative Agent on or prior to the Closing Date or otherwise disclosed to the Administrative Agent and the Lenders in writing, which will have or is reasonably likely to have a Material Adverse Effect.

(h)           Indebtedness.  Schedule 7.1-H sets forth, as of September 30, 2005, all Indebtedness for borrowed money of each of the Borrower, the General Partners and their respective Subsidiaries and, except as set forth on Schedule 7.1-H, there are no defaults in the payment of principal or interest on any such Indebtedness and no payments thereunder have been deferred or extended beyond their stated maturity and there has been no material change in the type or amount of such Indebtedness (except for the repayment of certain Indebtedness) since September 30, 2005.

(i)            Litigation; Adverse Effects.  Except as set forth in Schedule 7.1-I, as of the Closing Date, there is no action, suit, proceeding, Claim, investigation or arbitration before or by any Governmental Authority or private arbitrator pending or, to the knowledge of the Borrower, threatened against the Company, the Borrower, any Qualified Borrower or any of their respective Subsidiaries, or any Property of any of them (i) challenging the validity or the enforceability of any of the Loan Documents, (ii) which will or is reasonably likely to result in any Material Adverse Effect, or (iii) under the Racketeering Influenced and Corrupt Organizations Act or any similar federal or state statute where such Person is a defendant in a criminal indictment that provides for the forfeiture of assets to any Governmental Authority as a potential criminal penalty.  There is no material loss contingency within the meaning of GAAP which has not been reflected in the consolidated financial statements of the Company and the Borrower.  None of the Company, the Borrower, any Qualified Borrower or any Subsidiary of the Borrower is (A) in violation of any applicable Requirements of Law which violation will have or is reasonably likely to have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will have or is reasonably likely to have a Material Adverse Effect.

(j)            No Material Adverse Effect.  Since September 30, 2005, there has occurred no event which has had or is reasonably likely to have a Material Adverse Effect.

(k)           Tax Examinations.  The IRS has examined (or is foreclosed from examining by applicable statutes) the federal income tax returns of any of the Company’s, the Borrower’s or its Subsidiaries’ predecessors in interest with respect to the Projects for all tax periods prior to and including the taxable year ending December 31, 1998 and the appropriate state Governmental Authority in each state in which the

Company’s, the Borrower’s or its Subsidiaries’ predecessors in interest with respect to the Projects were required to file state income tax returns has examined (or is foreclosed from examining by applicable statutes) the state income tax returns of any of such Persons with respect to the Projects for all tax periods prior to and including the taxable year ending December 31, 1998. All deficiencies which have been asserted against such Persons as a result of any federal, state, local or foreign tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being contested in good faith, and no issue has been raised in any such examination which, by application of similar principles, reasonably can be expected to result in assertion of a material deficiency for any other year not so examined which has not been reserved for in the financial statements of such Persons to the extent, if any, required by GAAP.  No such Person has taken any reporting positions for which it does not have a reasonable basis nor anticipates any further material tax liability with respect to the years which have not been closed pursuant to applicable law.

(l)            Payment of Taxes.  All tax returns, reports and similar statements or filings of each of the Persons described in Section 7.1(k), the Company, the Borrower and its Subsidiaries and any Qualified Borrower required to be filed have been timely filed, and, except for Customary Permitted Liens, all taxes, assessments, fees and other charges of Governmental Authorities thereupon and upon or relating to their respective Properties, assets, receipts, sales, use, payroll, employment, income, licenses and franchises which are shown in such returns or reports to be due and payable have been paid, except to the extent (i) such taxes, assessments, fees and other charges of Governmental Authorities are being contested in good faith by an appropriate proceeding diligently pursued as permitted by the terms of Section 9.4 and (ii) such taxes, assessments, fees and other charges of Governmental Authorities pertain to Property of the Borrower or any of its Subsidiaries and the non-payment of the amounts thereof would not, individually or in the aggregate, result in a Material Adverse Effect.  All other taxes (including, without limitation, real estate taxes), assessments, fees and other governmental charges upon or relating to the respective Properties of the Borrower and its Subsidiaries which are due and payable have been paid, except for Customary Permitted Liens and except to the extent described in clauses (i) and (ii) hereinabove.  The Borrower has no knowledge of any proposed tax assessment against the Borrower, any of its Subsidiaries, or any of the Projects that will have or is reasonably likely to have a Material Adverse Effect.

(m)          Performance.  Neither the Company, the Borrower nor any of their Affiliates nor any Qualified Borrower has received any notice, citation or allegation, nor has actual knowledge, that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, (ii) any of its Properties is in violation of any Requirements of Law or (iii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, except where such default or defaults, if any, will not have or is not reasonably likely to have a Material Adverse Effect.

(n)           Disclosure.  The representations and warranties of the Borrower contained in the Loan Documents, and all certificates and other documents delivered to the Administrative Agent pursuant to the terms thereof, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  The Borrower has not intentionally withheld any fact from the Administrative Agent, the Arrangers, the Co-Agents or the other Lenders in regard to any matter which will have or is reasonably likely to have a Material Adverse Effect. Notwithstanding the foregoing, the Lenders acknowledge that the Borrower shall not have liability under this clause (n) with respect to its projections of future events.

(o)           Requirements of Law.  The Borrower and each of its Subsidiaries and each Qualified Borrower is in compliance with all Requirements of Law applicable to it and its respective businesses and

Properties, in each case where the failure to so comply individually or in the aggregate will have or is reasonably likely to have a Material Adverse Effect.

(p)           Environmental Matters.

(i)  Except as disclosed on Schedule 7.1-P:

(A)  the operations of the Borrower, each of its Subsidiaries, and each Qualified Borrower, and their respective Properties comply with all applicable Environmental, Health or Safety Requirements of Law;

(B)  the Borrower and each of its Subsidiaries and each Qualified Borrower have obtained all material environmental, health and safety Permits necessary for their respective operations, and all such Permits are in good standing and the holder of each such Permit is currently in compliance with all terms and conditions of such Permits;

(C)  none of the Borrower or any of its Subsidiaries or any Qualified Borrower or any of their respective present or past Property or operations are subject to or are the subject of any investigation, judicial or administrative proceeding, order, judgment, decree, dispute, negotiations, agreement or settlement respecting (I) any Environmental, Health or Safety Requirements of Law, (II) any Remedial Action, (III) any Claims or Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment, or (IV) any violation of or liability under any Environmental, Health or Safety Requirement of Law;

(D)  none of Borrower or any of its Subsidiaries or any Qualified Borrower has filed any notice under any applicable Requirement of Law (I)  reporting a Release of a Contaminant; (II) indicating past or present treatment, storage or disposal of a hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent; or (III) reporting a violation of any applicable Environmental, Health or Safety Requirement of Law;

(E)  none of the Borrower’s or any of its Subsidiaries’ or any Qualified Borrower’s present or past Property is listed or proposed for listing on the National Priorities List (“NPL”) pursuant to CERCLA or on the Comprehensive Environmental Response Compensation Liability Information System List (“CERCLIS”) or any similar state list of sites requiring Remedial Action;

(F)  neither the Borrower nor any of its Subsidiaries nor any Qualified Borrower has sent or directly arranged for the transport of any waste to any site listed or proposed for listing on the NPL, CERCLIS or any similar state list;

(G)  to the best of Borrower’s knowledge, there is not now, and to Borrower’s knowledge there has never been on or in any Project (I) any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent; (II) any landfill, waste pile, or surface impoundment; (III) any underground storage tanks the presence or use of which is or, to Borrower’s knowledge, has been in violation of applicable Environmental, Health or Safety Requirements of Law, (IV) any asbestos-containing material which such Person has any reason to believe could subject such Person or its Property to Liabilities and Costs arising out of or relating to environmental, health or safety matters that would result in a Material Adverse Effect; or (V) any polychlorinated biphenyls (PCB) used in hydraulic oils, electrical transformers or other Equipment, in all cases,  which such Person has any reason to believe could subject such Person or its Property to Liabilities and Costs arising out of or relating to environmental, health or safety matters that would result in a Material Adverse Effect;

(H)  neither the Borrower nor any of its Subsidiaries nor any Qualified Borrower has received any notice or Claim to the effect that any of such Persons is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant into the environment that would result in a Material Adverse Effect;

(I)  neither the Borrower nor any of its Subsidiaries or any Qualified Borrower has any contingent liability in connection with any Release or threatened Release of any Contaminants into the environment that would result in a Material Adverse Effect;

(J)  no Environmental Lien has attached to any Property of the Borrower or any Subsidiary of the Borrower or any Qualified Borrower;

(K)  no Property of the Borrower or any Subsidiary of the Borrower or any Qualified Borrower is subject to any Environmental Property Transfer Act, or to the extent such acts are applicable to any such Property, the Borrower and/or such Subsidiary whose Property is subject thereto has fully complied with the requirements of such acts; and

(L)  neither the Borrower nor any of its Subsidiaries nor any Qualified Borrower owns or operates, or, to Borrower’s knowledge has ever owned or operated, any underground storage tank, the presence or use of which is or has been in violation of applicable Environmental, Health or Safety Requirements of Law, at any Project.

(ii)  the Borrower and each of its Subsidiaries and each Qualified Borrower are conducting and will continue to conduct their respective businesses and operations and maintain each Project in compliance with Environmental, Health or Safety Requirements of Law and no such Person has been, and no such Person has any reason to believe that it or any Project will be, subject to Liabilities and Costs arising out of or relating to environmental, health or safety matters that would result in a Material Adverse Effect.

(q)           ERISA. Neither the Borrower nor any ERISA Affiliate maintains or contributes to any Plan or Multiemployer Plan other than those listed on Schedule 7.1-Q hereto.  Each such Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code as currently in effect has been determined by the IRS to be so qualified, and each trust related to any such Plan has been determined to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code as currently in effect.  Except as disclosed in Schedule 7.1-Q, neither the Borrower nor any of its ERISA Affilates maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA.  The Borrower and each of its ERISA Affiliates is in compliance in all material respects with the responsibilities, obligations and duties imposed on it by ERISA, the Internal Revenue Code and regulations promulgated thereunder with respect to all Plans.  No Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Internal Revenue Code) whether or not waived.  Neither the Borrower nor any ERISA Affiliate nor any fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code or (ii) has taken or failed to take any action which would constitute or result in a Termination Event.  Neither the Borrower nor any ERISA Affiliate is subject to any liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA.  Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid.  Schedule B to the most recent annual report filed with the IRS with respect to each Plan and furnished to the Administrative Agent is complete and accurate in all material respects.  Since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Plan relating to such Schedule B.  Neither the Borrower nor any ERISA Affiliate has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan.  Neither the Borrower nor any ERISA Affiliate has failed to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment.  Neither the Borrower nor any ERISA Affiliate is required to provide security to a Plan under Section 401(a)(29) of the Internal Revenue Code due to a Plan amendment that results in an increase in current liability for the plan year.  Except as disclosed on Schedule 7.1-Q, neither the Borrower nor any of its ERISA Affiliates has, by reason of the transactions contemplated hereby, any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement.

(r)            Securities Activities.  Neither the Borrower nor any Qualified Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(s)           Solvency.  After giving effect to the Loans to be made on the Initial Funding Date or such other date as Loans requested hereunder are made, and the disbursement of the proceeds of such Loans pursuant to the Borrower’s instructions, the Borrower is Solvent.

(t)            Insurance.  Schedule 7.1-T accurately sets forth as of the Closing Date all insurance policies and programs currently in effect with respect to the respective Property and assets and business of the Borrower and its Subsidiaries, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, and (v) the expiration date thereof. The Borrower has delivered to the Administrative Agent copies of all insurance policies set forth on Schedule 7.1-T.  Such insurance policies and programs are currently in full force and effect, in compliance with the requirements of Section 9.5 hereof and, together with payment by the insured of scheduled deductible payments, are in amounts sufficient to cover the replacement value of the respective Property and assets of the Borrower and/or its Subsidiaries.

(u)           REIT Status.  The Company qualifies as a REIT under the Internal Revenue Code.

(v)           Ownership of Projects, Minority Holdings and Property.  Ownership of substantially all wholly-owned Projects, Minority Holdings and other Property of the Consolidated Businesses is held by the Borrower and its Subsidiaries and is not held directly by any General Partner.

ARTICLE VIII

REPORTING COVENANTS

The Borrower covenants and agrees that so long as any Revolving Credit Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than indemnities pursuant to Section 15.3 not yet due), unless the Requisite Lenders shall otherwise give prior written consent thereto:

VIII.1.  Borrower Accounting Practices.  The Borrower shall maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated and consolidating financial statements in conformity with GAAP, and each of the financial statements and reports described below shall be prepared from such system and records and in form satisfactory to the Administrative Agent.

VIII.2.  Financial Reports. The Borrower shall deliver or cause to be delivered to the Administrative Agent:

(a)           Quarterly Reports.

(i)  Borrower Quarterly Financial Reports. As soon as practicable, and in any event within fifty (50) days after the end of each fiscal quarter in each Fiscal Year (other than the last fiscal quarter in each Fiscal Year), a consolidated balance sheet of the Borrower and the related consolidated statements of income and cash flow of the Borrower (to be prepared and delivered quarterly in conjunction with the other reports delivered hereunder at the end of each fiscal quarter) for each such fiscal quarter, in each case in form and substance satisfactory to the Administrative Agent and, in comparative form, the corresponding figures for the corresponding periods of the previous Fiscal Year, certified by an Authorized Financial Officer of the Borrower as fairly presenting the consolidated and consolidating financial position of the Borrower as of the dates indicated and the results of their operations and cash flow for the months indicated in accordance with GAAP, subject to normal quarterly adjustments.

(ii)  Company Quarterly Financial Reports. As soon as practicable, and in any event within fifty (50) days after the end of each fiscal quarter in each Fiscal Year (other than the last fiscal quarter in each Fiscal Year), the Financial Statements of the Company, the Borrower and its Subsidiaries on Form 10-Q as at the end of such period and a report setting forth in comparative form the corresponding figures for the corresponding period of the previous Fiscal Year, certified by an Authorized Financial Officer of the Company as fairly presenting the consolidated and consolidating financial position of the Company, the Borrower and its Subsidiaries as at the date indicated and the results of their operations and cash flow for the period indicated in accordance with GAAP, subject to normal adjustments.

(iii)  Quarterly Compliance Certificates.  Together with each delivery of any quarterly report pursuant to paragraph (a)(i) of this Section 8.2, the Borrower shall deliver Officer’s Certificates of the Borrower and the Company (the “Quarterly Compliance Certificates”), signed by the Borrower’s and the Company’s respective Authorized Financial Officers representing and certifying (1) that the Authorized Financial Officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and consolidated and consolidating financial condition of the Company, the Borrower and its Subsidiaries, during the fiscal quarter covered by such reports, that such review has not disclosed the existence during or at the end of such fiscal quarter, and that such officer does not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default or mandatory prepayment event, or, if any such condition or event existed or exists,  and specifying the nature and period of existence thereof and what action the General Partner and/or the Borrower or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto, (2) the calculations (with such specificity as the Administrative Agent may reasonably request) for the period then ended which demonstrate compliance with the covenants and financial ratios set forth in Articles IX and X and, when applicable, that no Event of Default described in Section 11.1 exists, (3) a schedule of the Borrower’s outstanding Indebtedness, including the amount, maturity, interest rate and amortization requirements, as well as such other information regarding such Indebtedness as may be reasonably requested by the Administrative Agent, (4) a schedule of Combined EBITDA, (5) a schedule of Unencumbered Combined EBITDA, (6) calculations, in the form of Exhibit G attached hereto, evidencing compliance with each of the financial covenants set forth in Article X hereof, and (7) a schedule of the estimated taxable income of the Borrower for such fiscal quarter.

(iv)  Hedging Status Report.  The Borrower shall deliver, within fifty (50) days after the end of each fiscal quarter of each Fiscal Year, a written report which sets forth the details of the “Interest Rate Hedges” required under Section 9.9.

(b)           Annual Reports.

(i)  Borrower Financial Statements. As soon as practicable, and in any event within ninety-five (95) days after the end of each Fiscal Year, (i) the Financial Statements of the Borrower and its Subsidiaries as at the end of such Fiscal Year, (ii) a report with respect thereto of  Ernst & Young, LLP or other independent certified public accountants acceptable to the Administrative Agent, which report shall be unqualified and shall state that such financial statements fairly present the consolidated and consolidating financial position of each of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which  Ernst & Young, LLP or any such other independent certified public accountants, if applicable, shall concur and which shall have been disclosed in the notes to the financial statements), and (iii) in the event that the report referred to in clause (ii) above is qualified, a copy of the management letter or any similar report delivered to the General Partner or to any officer or employee thereof by such independent certified public accountants in connection with such financial statements (which letter or report shall be subject to the confidentiality limitations set forth herein).  The Administrative Agent and each Lender (through the Administrative Agent) may, with the consent of the Borrower (which consent shall not be unreasonably withheld), communicate directly with such accountants, with any such communication to occur together with a representative of the Borrower, at the expense of the Administrative Agent (or the Lender requesting such communication), upon reasonable notice and at reasonable times during normal business hours.

(ii)  Company Financial Statements. As soon as practicable, and in any event within ninety-five (95) days after the end of each Fiscal Year, (i) the Financial Statements of the Company and its Subsidiaries on Form 10-K as at the end of such Fiscal Year and a report setting forth in comparative form the corresponding figures from the consolidated Financial Statements of the Company and its Subsidiaries for the prior Fiscal Year; (ii) a report with respect thereto of Ernst & Young LLP or other independent certified public accountants acceptable to the Administrative Agent, which report shall be unqualified and shall state  that such financial statements fairly present the consolidated and consolidating financial position of each of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which Ernst & Young LLP or any such other independent certified public accountants, if applicable, shall concur and which shall have been disclosed in the notes to the financial statements)(which report shall be subject to the confidentiality limitations set forth herein); and (iii) in the event that the report referred to in clause (ii) above is qualified, a copy of the management letter or any similar report delivered to the Company or to any officer or employee thereof by such independent certified public accountants in connection with such financial statements.  The Administrative Agent and each Lender (through the Administrative Agent) may, with the consent of the Company (which consent shall not be unreasonably withheld), communicate directly with such accountants, with any such communication to occur together with a representative of the Company, at the expense of the Administrative Agent (or the Lender requesting such communication), upon reasonable notice and at reasonable times during normal business hours.

(iii)  Annual Compliance Certificates.  Together with each delivery of any annual report pursuant to clauses (i) and (ii) of this Section 8.2(b), the Borrower shall deliver Officer’s Certificates of the Borrower and the Company (the “Annual Compliance Certificates” and, collectively with the Quarterly Compliance Certificates, the “Compliance Certificates”), signed by the Borrower’s and the Company’s respective Authorized Financial Officers, representing and certifying that (1) the officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and consolidated and consolidating financial condition of the General Partner, the Borrower and its Subsidiaries, during the accounting period covered by such reports, that such review has not disclosed the existence during or at the end of such accounting period, and that such officer does not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default or mandatory prepayment event, or, if any such condition or event existed or exists, and specifying the nature and period of existence thereof and what action the General Partner and/or the Borrower or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto, (2) the calculations (with such specificity as the Administrative Agent may reasonably request) for the period then ended which demonstrate compliance with the covenants and financial ratios set forth in Articles IX and X and, when applicable, that no Event of Default described in Section 11.1 exists, (3) a schedule of the Borrower’s outstanding Indebtedness including the amount, maturity, interest rate and amortization requirements, as well as such other information regarding such Indebtedness as may be reasonably requested by the Administrative Agent, (4) a schedule of Combined EBITDA, (5) a schedule of Unencumbered Combined EBITDA, (6) calculations, in the form of Exhibit G attached hereto, evidencing compliance with each of the financial covenants set forth in Article X hereof, and (7) a schedule of the estimated taxable income of the Borrower for such fiscal year.

(iv)  Tenant Bankruptcy Reports.  As soon as practicable, and in any event within ninety-five (95) days after the end of each Fiscal Year, the Borrower shall deliver a written report, in form reasonably satisfactory to the Administrative Agent, of all bankruptcy proceedings filed by or against any tenant of any of the Projects, which tenant occupies 3% or more of the gross leasable area in the Projects in the aggregate. The Borrower shall deliver to the Administrative Agent and the Lenders, immediately upon the Borrower’s learning thereof, of any bankruptcy proceedings filed by or against, or the cessation of business or operations of, any tenant of any of the Projects which tenant occupies 3% or more of the gross leasable area in the Projects in the aggregate.

VIII.3.  Events of Default.  Promptly upon the Borrower obtaining knowledge (a) of any condition or event which constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender or the Administrative Agent has given any notice to the Borrower with respect to a claimed Event of Default or Potential Event of Default under this Agreement; (b) that any Person has given any notice to the Borrower or any Subsidiary of the Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 11.1(e); or (c) of any condition or event which has or is reasonably likely to have a Material Adverse Effect, the Borrower shall deliver to the Administrative Agent and the Lenders an Officer’s Certificate specifying (i) the nature and period of existence of any such claimed default, Event of Default, Potential Event of Default, condition or event, (ii) the notice given or action taken by such Person in connection therewith, and (iii) what action the Borrower has taken, is taking and proposes to take with respect thereto.

VIII.4.  Lawsuits.  (i)  Promptly upon the Borrower’s obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower or any of its Subsidiaries not previously disclosed pursuant to Section 7.1(i), which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in the Borrower’s reasonable judgment, the Borrower or any of its Subsidiaries to liability in an amount aggregating $5,000,000 or more and is not covered by Borrower’s insurance, the Borrower shall give written notice thereof to the Administrative Agent and the Lenders and provide such other information as may be reasonably available to enable each Lender and the Administrative Agent and its counsel to evaluate such matters; (ii) as soon as practicable and in any event within fifty (50) days after the end of each fiscal quarter of the Borrower, the Borrower shall provide a written quarterly report to the Administrative Agent and the Lenders covering the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration (not previously reported) against or affecting the Borrower or any of its Subsidiaries or any Property of the Borrower or any of its Subsidiaries not previously disclosed by the Borrower to the Administrative Agent and the Lenders, and shall provide such other information at such time as may be reasonably available to enable each Lender and the Administrative Agent and its counsel to evaluate such matters; and (iii) in addition to the requirements set forth in clauses (i) and (ii) of this Section 8.4, the Borrower upon request of the Administrative Agent or the Requisite Lenders shall promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to clause (i) or (ii) above and provide such other information as may be reasonably available to it to enable each Lender and the Administrative Agent and its counsel to evaluate such matters.

VIII.5.  Insurance.  As soon as practicable and in any event by January 1st of each calendar year, the Borrower shall deliver to the Administrative Agent and the Lenders (i) a report in form and substance reasonably satisfactory to the Administrative Agent and the Lenders outlining all insurance coverage maintained as of the date of such report by the Borrower and its Subsidiaries and the duration of such coverage and (ii) evidence that all premiums with respect to such coverage have been paid when due.

VIII.6.  ERISA Notices.  The Borrower shall deliver or cause to be delivered to the Administrative Agent and the Lenders, at the Borrower’s expense, the following information and notices as soon as reasonably possible, and in any event:

(a)           within fifteen (15) Business Days after the Borrower or any ERISA Affiliate knows or has reason to know that an ERISA Termination Event has occurred, a written statement of the chief financial officer of the Borrower describing such ERISA Termination Event and the action, if any, which the Borrower or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

(b)           within fifteen (15) Business Days after the Borrower knows or has reason to know that a prohibited transaction (defined in Sections 406 of ERISA and Section 4975 of the Internal Revenue Code) has occurred, a statement of the chief financial officer of the Borrower describing such transaction and the action which the Borrower or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto;

(c)           within fifteen (15) Business Days after the filing of the same with the DOL, IRS or PBGC, copies of each annual report (form 5500 series), including Schedule B thereto, filed with respect to each Plan;

(d)           within fifteen (15) Business Days after receipt by the Borrower or any ERISA Affiliate of each actuarial report for any Plan or Multiemployer Plan and each annual report for any Multiemployer Plan, copies of each such report;

(e)           within fifteen (15) Business Days after the filing of the same with the IRS, a copy of each funding waiver request filed with respect to any Plan and all communications received by the Borrower or any ERISA Affiliate with respect to such request;

(f)            within fifteen (15) Business Days after the occurrence of any material increase in the benefits of any existing Plan or Multiemployer Plan or the establishment of any new Plan or the commencement of contributions to any Plan or Multiemployer Plan to which the Borrower or any ERISA Affiliate was not previously contributing, notification of such increase, establishment or commencement;

(g)           within fifteen (15) Business Days after the Borrower or any ERISA Affiliate receives notice of the PBGC’s intention to terminate a Plan or to have a trustee appointed to administer a Plan, copies of each such notice;

(h)           within fifteen (15) Business Days after the Borrower or any of its Subsidiaries receives notice of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Internal Revenue Code, copies of each such letter;

(i)            within fifteen (15) Business Days after the Borrower or any ERISA Affiliate receives notice from a Multiemployer Plan regarding the imposition of withdrawal liability, copies of each such notice;

(j)            within fifteen (15) Business Days after the Borrower or any ERISA Affiliate fails to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or payment, a notification of such failure; and

(k)           within fifteen (15) Business Days after the Borrower or any ERISA Affiliate knows or has reason to know (i) a Multiemployer Plan has been terminated, (ii) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, notification of such termination, intention to terminate, or institution of proceedings.

For purposes of this Section 8.6, the Borrower and any ERISA Affiliate shall be deemed to know all facts known by the “Administrator” of any Plan of which the Borrower or any ERISA Affiliate is the plan sponsor.

VIII.7.  Environmental Notices.  The Borrower shall notify the Administrative Agent and the Lenders in writing, promptly upon any representative of the Borrower or other employee of the Borrower responsible for the environmental matters at any Property of the Borrower learning thereof, of any of the following (together with any material documents and correspondence received or sent in connection therewith):

(a)           notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant into the environment, if such liability  would result in a Material Adverse Effect;

(b)           notice that the Borrower or any of its Subsidiaries is subject to investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Contaminant into the environment;

(c)           notice that any Property of the Borrower or any of its Subsidiaries is subject to an Environmental Lien if the claim to which such Environmental Lien relates would result in a Material Adverse Effect;

(d)           notice of violation by the Borrower or any of its Subsidiaries of any Environmental, Health or Safety Requirement of Law;

(e)           any condition which might reasonably result in a violation by the Borrower or any Subsidiary of the Borrower of any Environmental, Health or Safety Requirement of Law, which violation would result in a Material Adverse Effect;

(f)            commencement or threat of any judicial or administrative proceeding alleging a violation by the Borrower or any of its Subsidiaries of any Environmental, Health or Safety Requirement of Law, which would result in a Material Adverse Effect;

(g)           new or proposed changes to any existing Environmental, Health or Safety Requirement of Law that could result in a Material Adverse Effect; or

(h)           any proposed acquisition of stock, assets, real estate, or leasing of Property, or any other action by the Borrower or any of its Subsidiaries that could subject the Borrower or any of its Subsidiaries to environmental, health or safety Liabilities and Costs which could result in a Material Adverse Effect.

VIII.8.  Labor Matters.  The Borrower shall notify the Administrative Agent and the Lenders in writing, promptly upon the Borrower’s learning thereof, of any labor dispute to which the Borrower or any of its Subsidiaries may become a party (including, without limitation, any strikes, lockouts or other disputes relating to any Property of such Persons’ and other facilities) which could result in a Material Adverse Effect.

VIII.9.  Notices of Asset Sales and/or Acquisitions.  The Borrower shall deliver to the Administrative Agent and the Lenders written notice of each of the following upon the occurrence thereof: (a) a sale, transfer or other disposition of assets, in a single transaction or series of related transactions, for consideration in excess of $250,000,000, (b) an acquisition of assets, in a single transaction or series of related transactions, for consideration in excess of $250,000,000, and (c) the grant of a Lien with respect to assets, in a single transaction or series of related transactions, in connection with Indebtedness aggregating an amount in excess of $250,000,000.

VIII.10.  Tenant Notifications.  The Borrower shall promptly notify the Administrative Agent upon obtaining knowledge of the bankruptcy or cessation of operations of any tenant to which greater than 5% of the Borrower’s share of consolidated minimum rent is attributable.

VIII.11.  Other Reports.  The Borrower shall deliver or cause to be delivered to the Administrative Agent and the other Lenders copies of all financial statements, reports, notices and other materials, if any, sent or made available generally by any General Partner and/or the Borrower to its respective Securities holders or filed with the Commission, all press releases made available generally by any General Partner and/or the Borrower or any of its Subsidiaries to the public concerning material developments in the business of any General Partner, the Borrower or any such Subsidiary and all notifications received by the General Partner, the Borrower or its Subsidiaries pursuant to the Securities Exchange Act and the rules promulgated thereunder.

VIII.12.  Other Information.  Promptly upon receiving a request therefor from the Administrative Agent or any Arranger, the Borrower shall prepare and deliver to the Administrative Agent and the other Lenders such other information with respect to any General Partner, the Borrower, or any of its Subsidiaries, as from time to time may be reasonably requested by the Administrative Agent or any Arranger.

ARTICLE IX

AFFIRMATIVE COVENANTS

Borrower and Qualified Borrowers each covenants and agrees that so long as any Revolving Credit Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than indemnities pursuant to Section 15.3 not yet due), unless the Requisite Lenders shall otherwise give prior written consent:

IX.1.  Existence, Etc.  The Borrower and each Qualified Borrower shall, and shall cause each of its Subsidiaries to, at all times maintain its corporate existence or existence as a limited partnership or joint venture, as applicable, and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses, except where the loss or termination of such rights and franchises is not likely to have a Material Adverse Effect.

IX.2.  Powers; Conduct of Business.  The Borrower and each Qualified Borrower shall remain qualified, and shall cause each of its Subsidiaries to qualify and remain qualified, to do business and maintain its good standing in each jurisdiction in which the nature of its business and the ownership of its Property requires it to be so qualified and in good standing.

IX.3.  Compliance with Laws, Etc.  The Borrower and each Qualified Borrower shall, and shall cause each of its Subsidiaries to, (a) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, Property, assets or operations of such Person, and (b) obtain and maintain as needed all Permits necessary for its operations (including, without limitation, the operation of the Projects) and maintain such Permits in good standing, except where noncompliance with either clause (a) or (b) above is not reasonably likely to have a Material Adverse Effect; provided, however, that the Borrower and each Qualified Borrower shall, and shall cause each of its Subsidiaries to, comply with all Environmental, Health or Safety Requirements of Law affecting such Person or the business, Property, assets or operations of such Person.

IX.4.  Payment of Taxes and Claims.  (a)  The Borrower and each Qualified Borrower shall pay, and shall cause each of its Subsidiaries to pay, (i) all taxes, assessments and other governmental charges imposed upon it or on any of its Property or assets or in respect of any of its franchises, licenses, receipts, sales, use, payroll, employment, business, income or Property before any penalty or interest accrues thereon, and (ii) all Claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 10.3 or a Customary Permitted Lien for property taxes and assessments not yet due upon any of the Borrower’s or any Qualified Borrower’s or any of the Borrower’s or any Qualified Borrower’s Subsidiaries’ Property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments, fees and governmental charges referred to in clause (i) above or Claims referred to in clause (ii) above need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

IX.5.  Insurance.  The Borrower and each Qualified Borrower shall maintain for itself and its Subsidiaries, or shall cause each of its Subsidiaries to maintain in full force and effect the insurance policies and programs listed on Schedule 7.1-T or substantially similar policies and programs or other policies and programs as are reasonably acceptable to the Administrative Agent.  All such policies and programs shall be maintained with insurers reasonably acceptable to the Administrative Agent.

IX.6.  Inspection of Property; Books and Records; Discussions.  The Borrower and each Qualified Borrower shall permit, and cause each of its Subsidiaries to permit, any authorized representative(s) designated by either the Administrative Agent or any Arranger, Co-Agent or other Lender to visit and inspect any of the Projects or inspect the MIS of the Borrower or any of its Subsidiaries which relates to the Projects, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and independent certified public accountants, all with a representative of the Borrower present, upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested.  Each such visitation and inspection shall be at such visitor’s expense.  The Borrower and each Qualified Borrower shall keep and maintain, and cause its Subsidiaries to keep and maintain, in all material respects on its MIS and otherwise proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to their respective businesses and activities.

IX.7.  ERISA Compliance.  The Borrower shall, and shall cause each of its Subsidiaries and ERISA Affiliates to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Internal Revenue Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans.

IX.8.  Maintenance of Property.  The Borrower and each Qualified Borrower shall, and shall cause each of its Subsidiaries to, maintain in all material respects all of their respective owned and leased Property in good, safe and insurable condition and repair and in a businesslike manner, and not permit, commit or suffer any waste or abandonment of any such Property and from time to time shall make or cause to be made all material repairs, renewal and replacements thereof, including, without limitation, any capital improvements which may be required to maintain the same in a businesslike manner; provided, however, that such Property may be altered or renovated in the ordinary course of business of the Borrower or such Qualified Borrower or such applicable Subsidiary. Without any limitation on the foregoing, the Borrower shall maintain the Projects in a manner such that each Project can be used in the manner and substantially for the purposes such Project is used on the Closing Date, including, without limitation, maintaining all utilities, access rights, zoning and necessary Permits for such Project.

IX.9.  Hedging Requirements.  The Borrower shall maintain “Interest Rate Hedges” (as defined below) on a notional amount of Indebtedness of the Borrower and its Subsidiaries which, when added to the aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries which bears interest at a fixed rate, equals or exceeds 60% of the Total Adjusted Outstanding Indebtedness of the Borrower and its Subsidiaries.  “Interest Rate Hedges” shall mean interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements having terms, conditions and tenors reasonably acceptable to the Administrative Agent entered into by the Borrower and/or its Subsidiaries in order to provide protection to, or minimize the impact upon, the Borrower and/or such Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

IX.10.  Company Status.  The Company shall at all times (1) remain a publicly traded company listed on the New York Stock Exchange or other national stock exchange; (2) maintain its status as a REIT under the Internal Revenue Code, (3) retain direct or indirect management and control of the Borrower, and (4) own, directly or indirectly, no less than ninety-nine percent (99%) of the equity Securities of any other General Partner of the Borrower.

IX.11.      Ownership of Projects, Minority Holdings and Property. The ownership of substantially all wholly-owned Projects, Minority Holdings and other Property of the Consolidated Businesses shall be held by the Borrower and its Subsidiaries and shall not be held directly by any General Partner.

ARTICLE X

NEGATIVE COVENANTS

Borrower and each Qualified Borrower each covenants and agrees that it shall comply with the following covenants so long as any Revolving Credit Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than indemnities pursuant to Section 15.3 not yet due), unless the Requisite Lenders shall otherwise give prior written consent:

X.1.  Indebtedness.  Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except Indebtedness which, when aggregated with Total Adjusted Outstanding Indebtedness of the Borrower as of the time of determination, would not exceed (i) sixty percent (60%) of Capitalization Value as of the date of incurrence, provided, however, that, in connection with a portfolio acquisition, for the six (6) consecutive quarters after such acquisition, Total Adjusted Outstanding Indebtedness may exceed sixty percent (60%) of Capitalization Value, but in no event exceed sixty-five percent (65%) of Capitalization Value, or (ii) in the case of Secured Indebtedness of the Consolidated Businesses and the Borrower’s proportionate share of Secured Indebtedness of its Minority Holdings, fifty percent (50%) of the Capitalization Value.  In addition, neither the Borrower nor any of its Subsidiaries shall incur, directly or indirectly, Indebtedness for borrowed money from the General Partner, unless such Indebtedness is unsecured and expressly subordinated to the payment of the Obligations.

X.2.  Sales of Assets.  Neither the Borrower nor any of its Subsidiaries shall sell, assign, transfer, lease, convey or otherwise dispose of any Property, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so which would result in a Material Adverse Effect.

X.3.  Liens.  Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any Property, except:

(a)           Liens with respect to Capital Leases of Equipment entered into in the ordinary course of business of the Borrower pursuant to which the aggregate Indebtedness under such Capital Leases does not exceed $10,000,000 for any Project;

(b)           Liens securing permitted Secured Indebtedness; and

(c)           Customary Permitted Liens.

X.4.  Investments.  Neither the Borrower, any Qualified Borrower nor any of their Subsidiaries shall directly or indirectly make or own any Investment except:

(a)           Investments in Cash Equivalents;

(b)           Subject to the limitations of clause (e) below, Investments in the Borrower’s Subsidiaries, the Borrower’s Affiliates and the Management Company;

(c)           Investments in the form of advances to employees in the ordinary course of business; provided that the aggregate principal amount of all such advances at any time outstanding shall not exceed $1,000,000;

(d)           Investments received in connection with the bankruptcy or reorganization of suppliers and lessees and in settlement of delinquent obligations of, and other disputes with, lessees and suppliers arising in the ordinary course of business;

(e)           Investments (i) in any individual Project (other than Mall of America), which when combined with like Investments of the General Partner in such Project, do not exceed ten percent (10%) of the Capitalization Value after giving effect to such Investments of the Borrower or (ii) in a single Person owning a Project or Property, or a portfolio of Projects or Properties, which when combined with like Investments of the General Partner in such Person, do not exceed thirty-three percent (33%) of the Capitalization Value after giving effect to such Investments of the Borrower, it being understood that no Investment in any individual Person will be permitted if the Borrower’s allocable share of the Investment of such Person in any individual Project would exceed the limitation described in clause (i) hereinabove.

X.5.  Conduct of Business.  Neither the Borrower, any Qualified Borrower nor any of their Subsidiaries shall engage in any business, enterprise or activity other than (a) the businesses of acquiring, developing, re-developing and managing predominantly retail and mixed use Projects and portfolios of like Projects and (b) any business or activities which are substantially similar, related or incidental thereto.

X.6.  Transactions with Partners and Affiliates.  Neither the Borrower, any Qualified Borrower nor any of their Subsidiaries shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder or holders of more than five percent (5%) of any class of equity Securities of the Borrower, or with any Affiliate of the Borrower which is not its Subsidiary, on terms that are determined by the Board of Directors of the General Partner to be less favorable to the Borrower or any of its Subsidiaries, as applicable, than those that might be obtained in an arm’s length transaction at the time from Persons who are not such a holder or Affiliate.  Nothing contained in this Section 10.6 shall prohibit (a) increases in compensation and benefits for officers and employees of the Borrower or any of its Subsidiaries which are customary in the industry or consistent with the past business practice of the Borrower or such Subsidiary, provided that no Event of Default or Potential Event of Default has occurred and is continuing; (b) payment of customary partners’ indemnities; or (c) performance of any obligations arising under the Loan Documents.

X.7.  Restriction on Fundamental Changes.  Except in accordance with the provisions of Section 4.1(d), neither the Borrower, any Qualified Borrower nor any of their Subsidiaries shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the Borrower’s or any such Subsidiary’s business or Property, whether now or hereafter acquired, except in connection with issuance, transfer, conversion or repurchase of limited partnership interests in Borrower.

X.8.  Margin Regulations; Securities Laws.  Neither the Borrower, any Qualified Borrower nor any of their Subsidiaries shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock.

X.9.  ERISA.  The Borrower shall not and shall not permit any of its Subsidiaries or ERISA Affiliates to:

(a)           engage in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

(b)           permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code), with respect to any Plan, whether or not waived;

(c)           fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Plan;

(d)           terminate any Plan which would result in any liability of Borrower or any ERISA Affiliate under Title IV of ERISA;

(e)           fail to make any contribution or payment to any Multiemployer Plan which Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

(f)            fail to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment; or

(g)           amend a Plan resulting in an increase in current liability for the plan year such that the Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Internal Revenue Code.

X.10.  Organizational Documents.  Neither the General Partner, the Borrower, any Qualified Borrower nor any of their Subsidiaries shall amend, modify or otherwise change any of the terms or provisions in any of their respective Organizational Documents as in effect on the Closing Date, except amendments to effect (a) a change of name of the Borrower, such Qualified Borrower or any such Subsidiary, provided that the Borrower shall have provided the Administrative Agent with sixty (60) days prior written notice of any such name change, or (b) changes (including changes in connection with the issuance of preferred securities) that would not affect such Organizational Documents in any material manner not otherwise permitted under this Agreement.

X.11.  Fiscal Year.  Neither the Company, the Borrower nor any of its Consolidated Businesses shall change its Fiscal Year for accounting or tax purposes from a period consisting of the 12-month period ending on December 31 of each calendar year.

X.12.  Other Financial Covenants.

(a)           Minimum Combined Equity Value.  The Combined Equity Value shall at no time be less than $10,000,000,000.

(b)           Consolidated Interest Coverage Ratio.  As of the first day of each fiscal quarter for the immediately preceding consecutive four fiscal quarters, the ratio of (i) Combined EBITDA to (ii) Combined Interest Expense shall not be less than 1.8 to 1.0.

(c)           Minimum Debt Service Coverage Ratio.  As of the first day of each fiscal quarter for the immediately preceding consecutive four fiscal quarters, the ratio of Combined EBITDA to Combined Debt Service shall not be less than 1.60 to 1.00.

(d)           Intentionally Omitted.

(e)           Unencumbered Combined EBITDA to Total Unsecured Outstanding Indebtedness.  As of the first day of each fiscal quarter for the immediately preceding consecutive four fiscal quarters, the ratio (expressed as a percentage) (the “Unsecured Debt Yield”) of (i) the Unencumbered Combined EBITDA to (ii) Total Unsecured Outstanding Indebtedness (less unrestricted Cash and Cash Equivalents of the Borrower) shall not be less than 11%, provided that, as a result of a portfolio acquisition, for any six (6) consecutive quarters following such acquisition, the Unsecured Debt Yield may be less than 11%, but in no event less than 9.5%.

(f)            Unencumbered Combined EBITDA to Unsecured Interest Expense.  As of the first day of each fiscal quarter for the immediately preceding consecutive four fiscal quarters, the ratio of (i) the Unencumbered Combined EBITDA to (ii) Unsecured Interest Expense shall not be less than 1.5 to 1.0.

X.13.  Pro Forma Adjustments.  In connection with an acquisition of a Project, a Property, or a portfolio of Projects or Properties, by any of the Consolidated Businesses or any Minority Holding (whether such acquisition is direct or through the acquisition of a Person which owns such Property), the financial covenants contained in this Agreement shall be calculated as follows on a pro forma basis (with respect to the pro rata share of the Borrower in the case of an acquisition by a Minority Holding), which pro forma calculation shall be effective until the last day of the sixth fiscal quarter following such acquisition (or such earlier test period, as applicable), at which time actual performance shall be utilized for such calculations.

(a)           Annual EBITDA.  For up to six (6) fiscal quarters post acquisition, Annual EBITDA for the acquired Property shall be deemed to be an amount equal to (i) the net purchase price of the acquired Property (or the Borrower’s pro rata share of such net purchase price in the event of an acquisition by a Minority Holding) for the first fiscal quarter following such acquisition, multiplied by 7.0%, and (ii) for the succeeding three fiscal quarters, Annual EBITDA shall be deemed the greater of (A) the net purchase price multiplied by 7.0%, or (B) the actual EBITDA from such acquired Property during the period following Borrower’s (direct or indirect) acquisition, computed on an annualized basis, provided that such annualized EBITDA shall in no event exceed the final product obtained after multiplying (1) the net purchase price by (2) 1.1, and then by (3)7.0%.

(b)           Combined EBITDA.  The pro forma calculation of Annual EBITDA for the acquired Property shall be added to the calculation of Combined EBITDA.

(c)           Unencumbered Combined EBITDA. If, after giving effect to the acquisition, the acquired Property will not be encumbered by Secured Indebtedness, then the pro forma Annual EBITDA for the acquired Property shall be added to the calculation of Unencumbered Combined EBITDA.

(d)           Secured Indebtedness. Any Indebtedness secured by a Lien incurred and/or assumed in connection with such acquisition of a Property shall be added to the calculation of Secured Indebtedness.

(e)           Total Adjusted Outstanding Indebtedness. Any Indebtedness incurred and/or assumed in connection with such acquisition shall be added to the calculation of Total Adjusted Outstanding Indebtedness.

(f)            Combined Interest Expense. If any Indebtedness is incurred or assumed in connection with such acquisition, then the amount of interest expense to be incurred on such Indebtedness during the period following such acquisition, computed on an annualized basis during the applicable period, shall be added to the calculation of Combined Interest Expense.

(g)           Total Unsecured Outstanding Indebtedness.  Any Indebtedness which is not secured by a Lien and which is incurred and/or assumed in connection with such acquisition shall be added to the calculation of Total Unsecured Outstanding Indebtedness.

(h)           Unsecured Interest Expense.   If any unsecured Indebtedness is incurred or assumed in connection with such acquisition, then the amount of interest expense to be incurred on such Indebtedness during the period following such acquisition, computed on an annualized basis during the applicable period, shall be added to the calculation of Unsecured Interest Expense.

(i)            Unencumbered Debt Yield.  For purposes of calculating Unencumbered Debt Yield only, non-recourse Indebtedness and completion guarantees incurred for the construction of new Projects shall, until such time as the interest expense associated with such financing need no longer be capitalized in accordance with GAAP, be excluded from the calculation of Total Adjusted Outstanding Indebtedness (provided that recourse Indebtedness and repayment guarantees shall be included in such calculation).

ARTICLE XI

EVENTS OF DEFAULT; RIGHTS AND REMEDIES

XI.1.  Events of Default.  Each of the following occurrences shall constitute an Event of Default under this Agreement:

(a)           Failure to Make Payments When Due.  The Borrower or any Qualified Borrower shall fail to pay (i) when due any principal payment on the Obligations which is due on the Revolving Credit Termination Date or pursuant to the terms of Section 2.1(a), Section 2.2, Section 2.4, or Section 4.1(d) or (ii) within five Business Days after the date on which due, any interest payment on the Obligations or any principal payment pursuant to the terms of Section 4.1(a) or (iii) when due, any principal payment on the Obligations not referenced in clauses (i) or (ii) hereinabove.

(b)           Breach of Certain Covenants.  The Borrower or any Qualified Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on such Person under Sections 8.3, 9.1, 9.2, 9.3, 9.4, 9.5, 9.6, or Article X.

(c)           Breach of Representation or Warranty.  Any representation or warranty made by the Borrower or any Qualified Borrower to the Administrative Agent, any Arranger or any other Lender herein or by the Borrower or any of its Subsidiaries in any of the other Loan Documents or in any statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made.

(d)           Other Defaults.  Except as set forth in the next sentence, the Borrower or any Qualified Borrower shall default in the performance of or compliance with any term contained in this Agreement (other than as identified in paragraphs (a), (b) or (c) of this Section 11.1), or any default or event of default shall occur under any of the other Loan Documents, and such default or event of default shall continue for twenty (20) days after receipt of written notice from the Administrative Agent thereof.  With respect to any failure in the performance of or compliance with the terms of Section 9.9, such failure or noncompliance shall not constitute an Event of Default so long as the Borrower cures such failure or noncompliance within one hundred eighty (180) days after the receipt of written notice from the Administrative Agent thereof.

(e)           Acceleration of Other Indebtedness.  Any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any recourse Indebtedness (other than the Obligations) of the Borrower, any Qualified Borrower or any of their Subsidiaries aggregating $50,000,000 or more, and the effect thereof is to cause an acceleration, mandatory redemption or other required repurchase of such Indebtedness, or permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Borrower, any Qualified Borrower or any of their Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

(f)            Involuntary Bankruptcy; Appointment of Receiver, Etc.

(i)  An involuntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect shall be commenced against any General Partner, the Borrower, or any of its Subsidiaries to which $150,000,000 or more of the Combined Equity Value is attributable, or any Qualified Borrower and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of any General Partner, the Borrower or any of its Subsidiaries or any Qualified Borrower in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law; or the respective board of directors of any General Partner or Limited Partners of the Borrower or any Qualified Borrower or the board of directors or partners of any of the Borrower’s Subsidiaries (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

(ii)  A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the General Partner, the Borrower, or any of its Subsidiaries to which $150,000,000 or more of the Combined Equity Value is attributable, or any Qualified Borrower or over all or a substantial part of the Property of the General Partner, the Borrower or any of such Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of the General Partner, the Borrower or any of such Subsidiaries or any such Qualified Borrower or of all or a substantial part of the Property of the General Partner, the Borrower or any of such Subsidiaries or any such Qualified Borrower shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the Property of the General Partner, the Borrower or any of such Subsidiaries or any such Qualified Borrower shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance; or the respective board of directors of the General Partner or Limited Partners of the Borrower or any Qualified Borrower or the board of directors or partners of any of Borrower’s Subsidiaries (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

(g)           Voluntary Bankruptcy; Appointment of Receiver, Etc.  Any of the General Partners, the Borrower, or any of its Subsidiaries to which $150,000,000 or more of the Combined Equity Value is attributable, or any Qualified Borrower, shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its Property; or any of the General Partners, the Borrower or any of such Subsidiaries or any such Qualified Borrower shall make any assignment for the benefit of creditors or shall be unable or fail, or admit in writing its inability, to pay its debts as such debts become due.

(h)           Judgments and Unpermitted Liens.

(i)  Any money judgment (other than a money judgment covered by insurance as to which the insurance company has acknowledged coverage), writ or warrant of attachment, or similar process against the Borrower or any of its Subsidiaries or any Qualified Borrower or any of their respective assets involving in any case an amount in excess of $50,000,000 (other than with respect to Claims arising out of non-recourse Indebtedness) is entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; provided, however, if any such judgment, writ or warrant of attachment or similar process is in excess of $100,000,000 (other than with respect to Claims arising out of non-recourse Indebtedness), the entry thereof shall immediately constitute an Event of Default hereunder.

(ii)  A federal, state, local or foreign tax Lien is filed against the Borrower which is not discharged of record, bonded over or otherwise secured to the satisfaction of the Administrative Agent within fifty (50) days after the filing thereof or the date upon which the Administrative Agent receives actual knowledge of the filing thereof for an amount which, either separately or when aggregated with the amount of any judgments described in clause (i) above and/or the amount of the Environmental Lien Claims described in clause (iii) below, equals or exceeds $50,000,000.

(iii)  An Environmental Lien is filed against any Project with respect to Claims in an amount which, either separately or when aggregated with the amount of any judgments described in clause (i) above and/or the amount of the tax Liens described in clause (ii) above, equals or exceeds $35,000,000.

(i)            Dissolution.  Any order, judgment or decree shall be entered against the Borrower decreeing its involuntary dissolution or split up; or the Borrower shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

(j)            Loan Documents.  At any time, for any reason, any Loan Document ceases to be in full force and effect or the Borrower seeks to repudiate its obligations thereunder.

(k)           ERISA Termination Event.  Any ERISA Termination Event occurs which the Administrative Agent believes could subject either the Borrower or any ERISA Affiliate to liability in excess of $500,000.

(l)            Waiver Application.  The plan administrator of any Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Internal Revenue

Code and the Administrative Agent believes that the substantial business hardship upon which the application for the waiver is based could subject either the Borrower or any ERISA Affiliate to liability in excess of $500,000.

(m)          Intentionally Omitted.

(n)           Certain Defaults Pertaining to the General Partner.  The Company shall fail to (i) maintain its status as a REIT for federal income tax purposes, (ii) except in accordance with the provisions of Section 4.1(d), continue as a general partner of the Borrower, (iii) maintain ownership (directly or indirectly) of no less than 99% of the equity Securities of any other General Partner of the Borrower, (iv) comply with all Requirements of Law applicable to it and its businesses and Properties, in each case where the failure to so comply individually or in the aggregate will have or is reasonably likely to have a Material Adverse Effect, (v) remain listed on the New York Stock Exchange or other national stock exchange, or (vi) file all tax returns and reports required to be filed by it with any Governmental Authority as and when required to be filed or to pay any taxes, assessments, fees or other governmental charges upon it or its Property, assets, receipts, sales, use, payroll, employment, licenses, income, or franchises which are shown in such returns, reports or similar statements to be due and payable as and when due and payable, except for taxes, assessments, fees and other governmental charges (A) that are being contested by the Company in good faith by an appropriate proceeding diligently pursued, (B) for which adequate reserves have been made on its books and records, and (C) the amounts the non-payment of which would not, individually or in the aggregate, result in a Material Adverse Effect.

(o)           Merger or Liquidation of the General Partner or the Borrower.  The General Partner shall merge or liquidate with or into any other Person and, as a result thereof and after giving effect thereto, (i) except in accordance with the provisions of Section 4.1(d), the General Partner is not the surviving Person or (ii) such merger or liquidation would effect an acquisition of or Investment in any Person not otherwise permitted under the terms of this Agreement.  Except in accordance with the provisions of Section 4.1(d), the Borrower shall merge or liquidate with or into any other Person and, as a result thereof and after giving effect thereto, (i) the Borrower is not the surviving Person or (ii) such merger or liquidation would effect an acquisition of or Investment in any Person not otherwise permitted under the terms of this Agreement.

An Event of Default shall be deemed “continuing” until cured or waived in writing in accordance with Section 15.7.

XI.2.  Rights and Remedies.

(a)           Acceleration and Termination.  Upon the occurrence of any Event of Default described in Sections 11.1(f) or 11.1(g), the Revolving Credit Commitments shall automatically and immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Obligations and all accrued fees shall automatically become immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrower and each Qualified Borrower; and upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent shall at the request, or may with the consent, of the Requisite Lenders, by written notice to the Borrower, (i) declare that the Revolving Credit Commitments are terminated, whereupon the Revolving Credit Commitments and the obligation of each Lender to make any Loan hereunder and of each Lender to issue or participate in any Letter of Credit not then issued shall immediately terminate, and/or (ii) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Obligations to be, and the same shall thereupon be, immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrower and each Qualified Borrower.

(b)           Rescission.  If at any time after termination of the Revolving Credit Commitments and/or acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than nonpayment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 15.7, then upon the written consent of the Requisite Lenders and written notice to the Borrower, the termination of the Revolving Credit Commitments and/or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right or remedy consequent thereon.  The provisions of the preceding sentence are intended merely to bind the Lenders to a decision which may be made at the election of the Requisite Lenders; they are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

(c)           Enforcement.  The Borrower and each Qualified Borrower acknowledges that in the event the Borrower or any of its Subsidiaries or any Qualified Borrower fails to perform, observe or discharge any of their respective obligations or liabilities under this Agreement or any other Loan Document, any remedy of law may prove to be inadequate relief to the Administrative Agent, the Arrangers and the other Lenders; therefore, the Borrower agrees that the Administrative Agent, the Arrangers and the other Lenders shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

ARTICLE XII

THE AGENTS

XII.1.  Appointment.  (a)  Each Lender hereby designates and appoints JPMorgan Chase as the Administrative Agent, the Arrangers as the Arrangers, and the Co-Agents as the Co-Agents of such Lender under this Agreement, and each Lender hereby irrevocably authorizes the Administrative Agent, the Arrangers, and the Co-Agents to take such actions on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers as are set forth herein or therein together with such other powers as are reasonably incidental thereto. The Administrative Agent, the Arrangers and the Co-Agents each agree to act as such on the express conditions contained in this Article XII.  The Administrative Agent shall administer this Agreement and service the Loans with the same degree of care as the Administrative Agent would use in servicing a loan of similar size and type for its own account.

(b)           The provisions of this Article XII are solely for the benefit of the Administrative Agent, the Arrangers, the Co-Agents and the other Lenders, and neither the Borrower, the General Partner nor any Subsidiary of the Borrower shall have any rights to rely on or enforce any of the provisions hereof (other than as expressly set forth in Section 12.7).  In performing their respective functions and duties under this Agreement, the Administrative Agent, each Arranger, and each Co-Agent shall act solely as agents of the Lenders and do not assume and shall not be deemed to have assumed any obligation or relationship of agency, trustee or fiduciary with or for any General Partner, the Borrower or any Subsidiary of the Borrower.  The

Administrative Agent, each Arranger and each Co-Agent may perform any of their respective duties hereunder, or under the Loan Documents, by or through their respective agents or employees.

XII.2.  Nature of Duties.  The Administrative Agent, the Arrangers and the Co-Agents shall not have any duties or responsibilities except those expressly set forth in this Agreement or in the Loan Documents.  The duties of the Administrative Agent, the Arrangers, and the Co-Agents shall be mechanical and administrative in nature.  None of the Administrative Agent, any Arranger, or any Co-Agent shall have by reason of this Agreement a fiduciary relationship in respect of any Holder.  Nothing in this Agreement or any of the Loan Documents, expressed or implied, is intended to or shall be construed to impose upon the Administrative Agent or any Arranger, or Co-Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein.  The Administrative Agent and each Arranger and Co-Agent each hereby agrees that its duties shall include providing copies of documents received by such Agent from the Borrower which are reasonably requested by any Lender and promptly notifying each Lender upon its obtaining actual knowledge of the occurrence of any Event of Default hereunder.  In addition, the Administrative Agent shall promptly deliver to each of the Lenders copies of all notices of default and other formal notices (including, without limitation, requests for waivers or modifications) sent or received.

XII.3.  Right to Request Instructions.  The Administrative Agent and each Arranger and Co-Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of any of the Loan Documents such Agent is permitted or required to take or to grant, and such Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from those Lenders from whom such Agent is required to obtain such instructions for the pertinent matter in accordance with the Loan Documents.  Without limiting the generality of the foregoing, such Agent shall take any action, or refrain from taking any action, which is permitted by the terms of the Loan Documents upon receipt of instructions from those Lenders from whom such Agent is required to obtain such instructions for the pertinent matter in accordance with the Loan Documents, provided, that no Holder shall have any right of action whatsoever against the Administrative Agent or any Arranger or Co-Agent as a result of such Agent acting or refraining from acting under the Loan Documents in accordance with the instructions of the Requisite Lenders or, where required by the express terms of this Agreement, a greater proportion of the Lenders.

XII.4.  Reliance.  The Administrative Agent and each Arranger and Co-Agent shall each be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it.

XII.5.  Indemnification.  To the extent that the Administrative Agent or any Arranger or Co-Agent is not reimbursed and indemnified by the Borrower or any Qualified Borrower, the Lenders will reimburse and indemnify such Agent solely in its capacity as such Agent and not as a Lender for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits,  and reasonable costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents, in proportion to each Lender’s Pro Rata Share, unless and to the extent that any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, and reasonable costs, expenses or disbursements shall arise as a result of such Agent’s gross negligence or willful misconduct.  Such Agent agrees to refund to the Lenders any of the foregoing amounts paid to it by the Lenders which amounts are subsequently recovered by such Agent from the Borrower, any Qualified Borrower or any other Person on behalf of the Borrower.  The obligations of the Lenders under this Section 12.5 shall survive the payment in full of the Loans, the Reimbursement Obligations and all other Obligations and the termination of this Agreement.

XII.6.  Agents Individually.  With respect to their respective Pro Rata Share of the Revolving Credit Commitments hereunder, if any, and the Loans made by them, if any, the Administrative Agent, the Arrangers and the Co-Agents shall have and may exercise the same rights and powers hereunder and are subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender.  The terms “Lenders” or “Requisite Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent, each Arranger and each other Co-Agent in its respective individual capacity as a Lender or as one of the Requisite Lenders.  The Administrative Agent and each other Arranger and Co-Agent and each of their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower or any of its Subsidiaries as if they were not acting as the Administrative Agent, the Arrangers,  and Co-Agents pursuant hereto.

XII.7.  Successor Agents.

(a)           Resignation and Removal.  Any Lead Arranger or the Administrative Agent may resign from the performance of all its functions and duties hereunder (including as Administrative Agent) at any time by giving at least thirty (30) Business Days’ prior written notice to the Borrower and the other Lenders, unless applicable law requires a shorter notice period or that there be no notice period, in which instance such applicable law shall control.  Any Lead Arranger or the Administrative Agent may be removed at the direction of the Requisite Lenders, in the event such Lead Arranger or the Administrative Agent shall commit gross negligence or willful misconduct in the performance of its duties hereunder.  Such resignation or removal shall take effect upon the acceptance by a successor Lead Arranger or Administrative Agent of appointment pursuant to this Section 12.7.

(b)           Appointment by Requisite Lenders.  Upon any such resignation or removal becoming effective, (i) if an Arranger or Co-Agent shall then be acting with respect to this Agreement, such Arranger or Co-Agent shall become the Administrative Agent or (ii) if no Arranger or Co-Agent shall then be acting with respect to this Agreement, the Lenders shall have the right to appoint a successor Administrative Agent selected from among the Lenders.

(c)           Appointment by Retiring Agent.  If a successor Administrative Agent shall not have been appointed within the thirty (30) Business Day or shorter period provided in paragraph (a) of this Section 12.7, the retiring Agent shall then appoint a successor Agent who shall serve as Administrative Agent until such time, if any, as the Lenders appoint a successor Agent as provided above.

(d)           Rights of the Successor and Retiring Agents.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.

XII.8.  Relations Among the Lenders.  Each Lender  agrees that it will not take any legal action, nor institute any actions or proceedings, against the Borrower hereunder with respect to any of the Obligations, without the prior written consent of the Lenders.  Without limiting the generality of the foregoing, no Lender may accelerate or otherwise enforce its portion of the Obligations, or unilaterally terminate its Revolving Credit Commitment except in accordance with Section 11.2(a).

ARTICLE XIII

YIELD PROTECTION

XIII.1.  Taxes.

(a)           Payment of Taxes.  Any and all payments by the Borrower or any Qualified Borrower hereunder or under any Note or other document evidencing any Obligations shall be made, in accordance with Section 4.2, free and clear of and without reduction for any and all present or future taxes, levies, imposts, deductions, charges, withholdings, and all stamp or documentary taxes, excise taxes, ad valorem taxes and other taxes imposed on the value of the Property, charges or levies which arise from the execution, delivery or registration, or from payment or performance under, or otherwise with respect to, any of the Loan Documents or the Revolving Credit Commitments and all other liabilities with respect thereto excluding, in the case of each Lender, taxes imposed on or measured by net income or overall gross receipts and capital and franchise taxes imposed on it by (i) the United States, (ii) the Governmental Authority of the jurisdiction in which such Lender’s Applicable Lending Office is located or any political subdivision thereof or (iii) the Governmental Authority in which such Person is organized, managed and controlled or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges and withholdings being hereinafter referred to as “Taxes”).  If the Borrower or any Qualified Borrower shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or under any such Note or document to any Lender, (x) the sum payable to such Lender shall be increased as may be necessary so that after making all required withholding or deductions (including withholding or deductions applicable to additional sums payable under this Section 13.1) such Lender receives an amount equal to the sum it would have received had no such withholding or deductions been made, (y) the Borrower shall make such withholding or deductions, and (z) the Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)           Indemnification.  The Borrower and each Qualified Borrower will jointly and severally indemnify each Lender against, and reimburse each Lender on demand for, the full amount of all Taxes (including, without limitation, any Taxes imposed by any Governmental Authority on amounts payable under this Section 13.1 and any additional income or franchise taxes resulting therefrom) incurred or paid by such Lender or any of its Affiliates and any liability (including penalties, interest, and out-of-pocket expenses paid to third parties) arising therefrom or with respect thereto, whether or not such Taxes were lawfully payable.  A certificate as to any additional amount payable to any Person under this Section 13.1 submitted by it to the Borrower or any Qualified Borrower shall, absent manifest error, be final, conclusive and binding upon all parties hereto.  Each Lender agrees, within a reasonable time after receiving a written request from the Borrower or any Qualified Borrower, to provide the Borrower or such Qualified Borrower and the Administrative Agent with such certificates as are reasonably required, and take such other actions as are reasonably necessary to claim such exemptions as such Lender may be entitled to claim in respect of all or a portion of any Taxes which are otherwise required to be paid or deducted or withheld pursuant to this Section 13.1 in respect of any payments under this Agreement or under the Notes.

(c)           Receipts.  Within thirty (30) days after the date of any payment of Taxes by the Borrower, the Borrower or any Qualified Borrower will furnish to the Administrative Agent, at its address referred to in Section 15.8, the original or a certified copy of a receipt evidencing payment thereof.

(d)           Foreign Bank Certifications.  (i)  Each Lender that is not created or organized under the laws of the United States or a political subdivision thereof shall deliver to the Borrower and the Administrative Agent on the Closing Date or the date on which such Lender becomes a Lender pursuant to Section 15.1 hereof a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender to the effect that such Lender is eligible to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax (I) under the provisions of an applicable tax treaty concluded by the United States (in which case the certificate shall be accompanied by two duly completed copies of IRS Form W8-ECI (or any successor or substitute form or forms)) or (II) under Sections 1442(c)(1) and 1442(a) of the Internal Revenue Code (in which case the certificate shall be accompanied by two duly completed copies of IRS Form W8-BEN (or any successor or substitute form or forms)).

(ii)  Each Lender further agrees to deliver to the Borrower and the Administrative Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrower and the Administrative Agent pursuant to this Section 13.1(d).  Each certificate required to be delivered pursuant to this Section 13.1(d)(ii) shall certify as to one of the following:

(A)          that such Lender can continue to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax;

(B)           that such Lender cannot continue to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax as specified therein but does not require additional payments pursuant to Section 13.1(a) because it is entitled to recover the full amount of any such deduction or withholding from a source other than the Borrower; or

(C)           that such Lender is no longer capable of receiving payments hereunder and under the Notes without deduction or withholding of United States federal income tax as specified therein and that it is not capable of recovering the full amount of the same from a source other than the Borrower.

Each Lender agrees to deliver to the Borrower and the Administrative Agent further duly completed copies of the above-mentioned IRS forms on or before the earlier of (x) the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from withholding from United States federal income tax and (y) fifteen (15) days after the occurrence of any event requiring a change in the most recent form previously delivered by such Lender to the Borrower and Administrative Agent, unless any change in treaty, law, regulation, or official interpretation thereof which would render such form inapplicable or which would prevent the Lender from duly completing and delivering such form has occurred prior to the date on which any such delivery would otherwise be required and the Lender promptly advises the Borrower that it is not capable of receiving payments hereunder and under the Notes without any deduction or withholding of United States federal income tax.

XIII.2.  Increased Capital.  If after the date hereof any Lender determines that (i) the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over any Lender or banks or financial institutions generally (whether or not having the force of law), compliance with which affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (ii) the amount of such capital is increased by or based upon (A) the making or maintenance by any Lender of its Loans, including any Alternative Currency Loans, any Lender’s participation in or obligation to participate in the Loans, including the Alternative Currency Loans, Letters of Credit or other advances made hereunder or the existence of any Lender’s obligation to make Loans or Alternative Currency Loans, or (B) the issuance or maintenance by any Lender of, or the existence of any Lender’s obligation to issue, Letters of Credit, then, in any such case, upon written demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower or any Qualified Borrower shall immediately pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation therefor.  Such demand shall be accompanied by a statement as to the amount of such compensation and include a brief summary of the basis for such demand.  Such statement shall be conclusive and binding for all purposes, absent manifest error.

XIII.3.  Changes; Legal Restrictions.  If after the date hereof any Lender determines that the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over any Lender, or over banks or financial institutions generally (whether or not having the force of law), compliance with which:

(a)  does or will subject a Lender (or its Applicable Lending Office or Eurodollar Affiliate) to charges (other than taxes) of any kind which such Lender reasonably determines to be applicable to the Revolving Credit Commitments of the Lenders to make Eurodollar Rate Loans or IBOR Rate Loans or issue and/or participate in Letters of Credit or change the basis of taxation of payments to that Lender of principal, fees, interest, or any other amount payable hereunder with respect to Eurodollar Rate Loans, IBOR Rate Loans, Letters of Credit or Money Market Loans; or

(b)  does or will impose, modify, or hold applicable, in the determination of a Lender, any reserve (other than reserves taken into account in calculating the Eurodollar Rate), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities (including those pertaining to Letters of Credit) in or for the account of, advances or loans by, commitments made, or other credit extended by, or any other acquisition of funds by, a Lender or any Applicable Lending Office or Eurodollar Affiliate of that Lender;

and the result of any of the foregoing is to increase the cost to that Lender of making, renewing or maintaining the Loans or its Revolving Credit Commitment or issuing or participating in the Letters of Credit or to reduce any amount receivable thereunder; then, in any such case, upon written demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower or any Qualified Borrower shall immediately pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, such amount or amounts as may be necessary to compensate such Lender or its Eurodollar Affiliate for any such additional cost incurred or reduced amount received.  Such demand shall be accompanied by a statement as to the amount of such compensation and include a brief summary of the basis for such demand.  Such statement shall be conclusive and binding for all purposes, absent manifest error.

XIII.4.  Replacement of Certain Lenders.  In the event a Lender (a “Designee Lender”) shall have requested additional compensation from the Borrower or any Qualified Borrower under Section 13.2 or under Section 13.3, the Borrower may, at its sole election, (a) make written demand on such Designee Lender (with a copy to the Administrative Agent) for the Designee Lender to assign, and such Designee Lender shall assign pursuant to one or more duly executed Assignment and Acceptances to one or more Eligible Assignees which the Borrower or the Administrative Agent shall have identified for such purpose, all of such Designee

Lender’s right and obligations under this Agreement and the Notes (including, without limitation, its Revolving Credit Commitment, all Loans owing to it, and all of its participation interests in Letters of Credit) in accordance with Section 15.1 or (b) repay all Loans owing to the Designee Lender together with interest accrued with respect thereto to the date of such repayment and all fees and other charges accrued or payable and all other Obligations owing to such Designee Lender under the terms of this Agreement for the benefit of the Designee Lender to the date of such repayment and remit to the Administrative Agent to be held as cash collateral an amount equal to the participation interest of the Designee Lender in Letters of Credit. Any such repayment and remittance shall be for the sole credit of the Designee  Lender and not for any other Lender. Upon delivery of such repayment and remittance in immediately available funds as aforesaid, the Designee Lender shall cease to be a Lender under this Agreement. All expenses incurred by the Administrative Agent in connection with the foregoing shall be for the sole account of the Borrower and shall constitute Obligations hereunder. In no event shall Borrower’s election under the provisions of this Section 13.4 affect its obligation to pay the additional compensation required under either Section 13.2 or Section 13.3.

ARTICLE XIV

INTENTIONALLY OMITTED

ARTICLE XV

MISCELLANEOUS

XV.1.  Assignments and Participations.

(a)           Assignments.  No assignments or participations of any Lender’s rights or obligations under this Agreement shall be made except in accordance with this Section 15.1.  Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all of its rights and obligations with respect to the Loans and the Letters of Credit) in accordance with the provisions of this Section 15.1.

(b)           Limitations on Assignments.  For so long as no Event of Default has occurred and is continuing, each assignment shall be subject to the following conditions:  (i) each assignment shall be of a constant, and not a varying, ratable percentage of all of the assigning Lender’s rights and obligations under this Agreement and, in the case of a partial assignment, shall be in a minimum principal amount of $15,000,000, (ii) each such assignment shall be to an Eligible Assignee, and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance (in accordance with Section 15.1(d)) and recording in the Register, an Assignment and Acceptance.  Upon the occurrence and continuance of an Event of Default, none of the foregoing restrictions on assignments shall apply.  Upon such execution, delivery, acceptance (in accordance with Section 15.1(d)) and recording in the Register, from and after the effective date specified in each Assignment and Acceptance and agreed to by the Administrative Agent, (A) the assignee thereunder shall, in addition to any rights and obligations hereunder held by it immediately prior to such effective date, if any, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and shall, to the fullest extent permitted by law, have the same rights and benefits hereunder as if it were an original Lender hereunder, (B) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such assigning Lender’s rights and obligations under this Agreement, the assigning Lender shall cease to be a party hereto) and (C) the Borrower and any Qualified Borrower shall execute and deliver to the assignee thereunder a Note evidencing its obligations to such assignee with respect to the Loans.

(c)           The Register.  The Administrative Agent shall maintain at its address referred to in Section 15.8 a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, the Revolving Credit Commitment of, and the principal amount of the Loans under the Revolving Credit Commitments owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an Assignment and Acceptance.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and each of its Subsidiaries, the Administrative Agent and the other Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)           Fee.  Upon its receipt of an Assignment and Acceptance executed by the assigning Lender and an Eligible Assignee and a processing and recordation fee of $3,500 (payable by the assignee to the Administrative Agent), the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in compliance with this Agreement and in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the other Lenders.

(e)           Participations.  Each Lender may sell participations to one or more other entities in or to all or a portion of its rights and obligations under and in respect of any and all facilities under this Agreement (including, without limitation, all or a portion of any or all of its Revolving Credit Commitment hereunder and the Committed Loans owing to it and its undivided interest in the Letters of Credit); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Revolving Credit Commitment hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) each participation shall be in a minimum amount of $10,000,000 (except that there shall be no minimum amount with respect to participations in Alternative Currency Loans), and (v) such participant’s rights to agree or to restrict such Lender’s ability to agree to the modification, waiver or release of any of the terms of the Loan Documents, to consent to any action or failure to act by any party to any of the Loan Documents or any of their respective Affiliates, or to exercise or refrain from exercising any powers or rights which any Lender may have under or in respect of the Loan Documents, shall be limited to the right to consent to (A) increase in the Revolving Credit Commitment of the Lender from whom such participant purchased a participation, but only if such increase shall affect such participant, (B) reduction of the principal of, or rate or amount of interest on the Loans subject to such participation (other than by the payment or prepayment thereof), (C) postponement of any date fixed for any payment of principal of, or interest on, the Loan(s) subject to such participation and (D) release of any guarantor of the Obligations.  Participations by a Person in a Money Market Loan of any Lender shall not be deemed “participations” for purposes of this Section 15.1(e) and shall not be subject to the restrictions on “participations” contained herein.

(f)            Any Lender (each, a “Designating Lender”) may at any time designate one Designated Bank to fund Money Market Loans on behalf of such Designating Lender subject to the terms of this Section 15.1(f) and the provisions in Section 15.1 (b) and (e) shall not apply to such designation.  No Lender may designate more than one (1) Designated Bank.  The parties to each such designation shall execute and deliver to the Administrative Agent for its acceptance a Designation Agreement.  Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a

Designated Bank, the Administrative Agent will accept such Designation Agreement and will give prompt notice thereof to the Borrower, whereupon, (i) the Borrower shall execute and deliver to the Designating Bank a Designated Bank Note payable to the order of the Designated Bank, (ii) from and after the effective date specified in the Designation Agreement, the Designated Bank shall become a party to this Agreement with a right to make Money Market Loans on behalf of its Designating Lender pursuant to Section 2.2 after the Borrower has accepted a Money Market Loan (or portion thereof) of the Designating Lender, and (iii) the Designated Bank shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Bank which is not otherwise required to repay obligations of such Designated Bank which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Bank, the Designating Lender shall be and remain obligated to the Borrower, the Administrative Agent, the Arrangers, the Co-Agents and the other Lenders for each and every of the obligations of the Designating Lender and its related Designated Bank with respect to this Agreement, including, without limitation, any indemnification obligations under Section 12.5 hereof and any sums otherwise payable to the Borrower by the Designated Bank.  Each Designating Lender shall serve as the administrative agent of the Designated Bank and shall on behalf of, and to the exclusion of, the Designated Bank: (i) receive any and all payments made for the benefit of the Designated Bank and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers, consents and amendments under or relating to this Agreement and the other Loan Documents.  Any such notice, communication, vote, approval, waiver, consent or amendment shall be signed by the Designating Lender as administrative agent for the Designated Bank and shall not be signed by the Designated Bank on its own behalf but shall be binding on the Designated Bank to the same extent as if actually signed by the Designated Bank.  The Borrower, the Administrative Agent, the Arrangers, Co-Agents and Lenders may rely thereon without any requirement that the Designated Bank sign or acknowledge the same.  No Designated Bank may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Bank or otherwise in accordance with the provisions of Section 15.1 (b) and (e).

(g)           Information Regarding the Borrower.  Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 15.1, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower or its Subsidiaries furnished to such Lender by the Administrative Agent or by or on behalf of the Borrower; provided that, prior to any such disclosure, such assignee or participant, or proposed assignee or participant, shall agree, in writing, to preserve in accordance with Section 15.20 the confidentiality of any confidential information described therein.

(h)           SPC Assignment.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified in writing from time to time by the Granting Lender to the Administrative Agent, the option to purchase from the Granting Lender all or any part of any Loan that such Granting Lender would otherwise be obligated to make as provided herein, provided that (i) nothing herein shall constitute a commitment to purchase any Loan by any SPC, and (ii) if a SPC elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Lender shall be obligated to fund such Loan pursuant to the terms hereof. The funding of a Loan by a SPC hereunder shall utilize the Revolving Credit Commitment of the Granting Lender to the same extent, and as if, such Loan were funded by such Granting Lender. Each party hereby agrees that no SPC shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding Loans of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States. Notwithstanding anything to the contrary contained in this Agreement, the Granting Lender may disclose to a SPC and any SPC may disclose to any Rating Agency or provider of any surety or guarantee to such SPC any information relating to the SPC’s funding of Loans, all on a confidential basis. This clause (h) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loans are being funded by a SPC at the time of such amendment.

(i)            Payment to Participants.  Anything in this Agreement to the contrary notwithstanding, in the case of any participation, all amounts payable by the Borrower under the Loan Documents shall be calculated and made in the manner and to the parties required hereby as if no such participation had been sold.

(j)            Lenders’ Creation of Security Interests.  Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, Obligations owing to it and any Note held by it) in favor of any Federal Reserve bank in accordance with Regulation A of the Federal Reserve Board.

XV.2.  Expenses.

(a)           Generally.  The Borrower agrees upon demand to pay or reimburse the Administrative Agent for all of their respective reasonable external audit and investigation expenses, and for the fees, expenses and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP (but not of other legal counsel) and for all other out-of-pocket costs and expenses of every type and nature incurred by the Administrative Agent in connection with (i) the audit and investigation of the Consolidated Businesses, the Projects and other Properties of the Consolidated Businesses in connection with the preparation, negotiation, and execution of the Loan Documents; (ii) the preparation, negotiation, execution and interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Article VI), the Loan Documents, and the making of the Loans hereunder; (iii) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities under this Agreement and the other Loan Documents; (iv) the protection, collection or enforcement of any of the Obligations or the enforcement of any of the Loan Documents; (v) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Project, the Borrower, any of its Subsidiaries, this Agreement or any of the other Loan Documents; (vi) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent or any other Agents or any other Lender is served or deposition or other proceeding in which any Lender is called to testify, in each case, relating in any way to the Obligations, a Project, the Borrower, any of the Consolidated Businesses, this Agreement or any of the other Loan Documents; and (vii) any amendments, consents, waivers, assignments, restatements, or supplements to any of the Loan Documents and the preparation, negotiation, and execution of the same.

(b)           After Default.  The Borrower further agrees to pay or reimburse the Administrative Agent, the Arrangers, the Co-Agents and each of the Lenders and their respective directors, officers, employees, agents and advisors upon demand for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses (including allocated costs of internal counsel and costs of settlement) incurred by such entity after the occurrence of an Event of Default (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, a Project, any of the Consolidated

Businesses and related to or arising out of the transactions contemplated hereby or by any of the other Loan Documents; and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (i) through (iii) above.

XV.3.  Indemnity.  The Borrower and each Qualified Borrower further agrees, jointly and severally, (a) to defend, protect, indemnify, and hold harmless the Administrative Agent, the Arrangers, the Co-Agents and each and all of the other Lenders and each of their respective officers, directors, employees, affiliates, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article VI) (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses (other than loss of profits), damages, penalties, actions, judgments, suits, claims, costs, reasonable expenses and disbursements of any kind or nature whatsoever (excluding any taxes and including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of (i) this Agreement or the other Loan Documents, or any act, event or transaction related or attendant thereto, the making of the Loans and the issuance of and participation in Letters of Credit hereunder, the management of such Loans or Letters of Credit, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by the Loan Documents, or (ii) any Liabilities and Costs relating to violation of any Environmental, Health or Safety Requirements of Law, the past, present or future operations of the Borrower, any of its Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective Property of the Borrower or any of its Subsidiaries, the presence of asbestos-containing materials at any respective Property of the Borrower or any of its Subsidiaries, or the Release or threatened Release of any Contaminant into the environment (collectively, the “Indemnified Matters”); provided, however, neither the Borrower nor any Qualified Borrower shall have any obligation to an Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from the willful misconduct or gross negligence of such Indemnitee, as determined by a court of competent jurisdiction in a non-appealable final judgment; and (b) not to assert any claim against any of the Indemnitees, on any theory of liability, for consequential or punitive damages arising out of, or in any way in connection with, the Revolving Credit Commitments, the Revolving Credit Obligations, or the other matters governed by this Agreement and the other Loan Documents.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower and each Qualified Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

XV.4.  Change in Accounting Principles.  If any change in the accounting principles used in the preparation of the most recent financial statements referred to in Sections 8.1 or 8.2 are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by any General Partner or the Borrower, as applicable, with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the covenants, standards or terms found in Article X, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating compliance with such covenants, standards and terms by the Borrower shall be the same after such changes as if such changes had not been made; provided, however, no change in GAAP that would affect the method of calculation of any of the covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Administrative Agent and the Borrower, to so reflect such change in accounting principles.

XV.5.  Setoff.  In addition to any Liens granted under the Loan Documents and any rights now or hereafter granted under applicable law, upon the occurrence and during the continuance of any Event of Default, each Lender and any Affiliate of any Lender is hereby authorized by the Borrower and each Qualified Borrower at any time or from time to time, without notice to any Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured (but not including trust accounts)) and any other Indebtedness at any time held or owing by such Lender or any of its Affiliates to or for the credit or the account of the Borrower or any Qualified Borrower against and on account of the Obligations of the Borrower or any Qualified Borrower to such Lender or any of its Affiliates, including, but not limited to, all Loans and Letters of Credit and all claims of any nature or description arising out of or in connection with this Agreement, irrespective of whether or not (i) such Lender shall have made any demand hereunder or (ii) the Administrative Agent, at the request or with the consent of the Requisite Lenders, shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by Article XI and even though such Obligations may be contingent or unmatured.  Each Lender agrees that it shall not, without the express consent of the Requisite Lenders, and that it shall, to the extent it is lawfully entitled to do so, upon the request of the Requisite Lenders, exercise its setoff rights hereunder against any accounts of the Borrower or any Qualified Borrower now or hereafter maintained with such Lender or any Affiliate.

XV.6.  Ratable Sharing.  The Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Obligations (excluding the repayment of Money Market Loans to a particular Money Market Lender and the fees described in Sections 3.1(g), 5.2(f), and 5.3 and Article XIII) equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares, whether received by voluntary payment, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross-action or by the enforcement of any or all of the Obligations (excluding the repayment of Money Market Loans to a particular Money Market Lender and the fees described in Sections 3.1(g), 5.2(f), and 5.3 and Article XIII), (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, setoff, banker’s lien or otherwise, receive payment of a proportion of the aggregate amount of the Obligations held by it, which is greater than the amount which such Lender is entitled to receive hereunder, the Lender receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such Obligations owed to the others so that all such recoveries with respect to such Obligations shall be applied ratably in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 15.6 may, to the fullest extent permitted by law, exercise all its rights of payment (including, subject to Section 15.5, the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

XV.7.  Amendments and Waivers.

(a)           General Provisions.  Unless otherwise provided for or required in this Agreement, no amendment or modification of any provision of this Agreement or any of the other Loan Documents shall be effective without the written agreement of the Requisite Lenders (which the Requisite Lenders shall have the right to grant or withhold in their sole discretion) and the Borrower; provided, however, that the Borrower’s agreement shall not be required for any amendment or modification of Sections 12.1 through 12.8. No termination or waiver of any provision of this Agreement or any of the other Loan Documents, or consent to any departure by the Borrower therefrom, shall be effective without the written concurrence of the Requisite Lenders, which the Requisite Lenders shall have the right to grant or withhold in their sole discretion.  All amendments, waivers and consents not specifically reserved to the Administrative Agent, the Arrangers, the other Co-Agents or the other Lenders in Section 15.7(b), 15.7(c), and in other provisions of this Agreement shall require only the approval of the Requisite Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Designating Lender on behalf of its Designated Bank affected thereby, (a) subject such Designated Bank to any additional obligations, (b) reduce the principal of, interest on, or other amounts due with respect to, the Designated Bank Note made payable to such Designated Bank, or (c) postpone any date fixed for any payment of principal of, or interest on, or other amounts due with respect to the Designated Bank Note made payable to the Designated Bank.

(b)           Amendments, Consents and Waivers by Affected Lenders. Any amendment, modification, termination, waiver or consent with respect to any of the following provisions of this Agreement shall be effective only by a written agreement, signed by each Lender affected thereby as described below:

(i) waiver of any of the conditions specified in Sections 6.1 and 6.2 (except with respect to a condition based upon another provision of this Agreement, the waiver of which requires only the concurrence of the Requisite Lenders),

(ii) increase or non-pro rata reduction in the amount of such Lender’s Revolving Credit Commitment,

(iii) reduction of the principal of, rate or amount of interest on the Loans, the Reimbursement Obligations, or any fees or other amounts payable to such Lender (other than by the payment or prepayment thereof), and

(iv) postponement or extension of any date (other than the Revolving Credit Termination Date postponement or extension of which is governed by Section 15.7(c)(i)) fixed for any payment of principal of, or interest on, the Loans, the Reimbursement Obligations or any fees or other amounts payable to such Lender (except with respect to any modifications of the application provisions relating to prepayments of Loans and other Obligations which are governed by Section 4.2(b)).

(c)           Amendments, Consents and Waivers by All Lenders.  Any amendment, modification, termination, waiver or consent with respect to any of the following provisions of this Agreement shall be effective only by a written agreement, signed by each Lender:

(i)  postponement of the Revolving Credit Termination Date, or increase in the Maximum Revolving Credit Amount to any amount in excess of $3,500,000,000,

(ii)  change in the definition of Requisite Lenders or in the aggregate Pro Rata Share of the Lenders which shall be required for the Lenders or any of them to take action hereunder or under the other Loan Documents,

(iii)  amendment of Section 15.6 or this Section 15.7,

(iv)  assignment of any right or interest in or under this Agreement or any of the other Loan Documents by the Borrower,

(v)  release or termination of any Qualified Borrower Guaranty, and

(vi)  waiver of any Event of Default described in Sections 11.1(a), (f), (g), (i), (n), and (o).

(d)           Administrative Agent Authority.  The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender.  Notwithstanding anything to the contrary contained in this Section 15.7, no amendment, modification, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement and the other Loan Documents, unless made in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action. Notwithstanding anything herein to the contrary, in the event that the Borrower shall have requested, in writing, that any Lender agree to an amendment, modification, waiver or consent with respect to any particular provision or provisions of this Agreement or the other Loan Documents, and such Lender shall have failed to state, in writing, that it either agrees or disagrees (in full or in part) with all such requests (in the case of its statement of agreement, subject to satisfactory documentation and such other conditions it may specify) within thirty (30) days after such Lender receives such request, then such Lender hereby irrevocably authorizes the Administrative Agent to agree or disagree, in full or in part, and in the Administrative Agent’s sole discretion, to such requests on behalf of such Lender as such Lenders’ attorney-in-fact and to execute and deliver any writing approved by the Administrative Agent which evidences such agreement as such Lender’s duly authorized agent for such purposes.

XV.8.  Notices.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, sent by facsimile transmission or by courier service and shall be deemed to have been given when delivered in person or by courier service, or upon receipt of a facsimile transmission.  Notices to the Administrative Agent pursuant to Articles II, IV or XII shall not be effective until received by the Administrative Agent.  For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 15.8) shall be as set forth below each party’s name on the signature pages hereof or the signature page of any applicable Assignment and Acceptance, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties to this Agreement.

XV.9.  Survival of Warranties and Agreements.  All representations and warranties made herein and all obligations of the Borrower in respect of taxes, indemnification and expense reimbursement shall survive the execution and delivery of this Agreement and the other Loan Documents, the making and repayment of the Loans, the issuance and discharge of Letters of Credit hereunder and the termination of this Agreement and shall not be limited in any way by the passage of time or occurrence of any event and shall expressly cover time periods when the Administrative Agent, any of the other Agents or any of the other Lenders may have come into possession or control of any Property of the Borrower or any of its Subsidiaries.

XV.10.  Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent, any other Lender or any other Agent in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

XV.11.  Marshalling; Payments Set Aside.  None of the Administrative Agent, any other Lender or any other Co-Agent shall be under any obligation to marshall any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations.  To the extent that the Borrower makes a payment or payments to the Administrative Agent, any Agent or any other Lender or any such Person exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

XV.12.  Severability.  In case any provision in or obligation under this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

XV.13.  Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement or be given any substantive effect.

XV.14.  Governing Law.  THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

XV.15.  Limitation of Liability.  No claim may be made by any Lender, any Co-Agent, any Arranger, the Administrative Agent, or any other Person against any Lender (acting in any capacity hereunder) or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Lender, each Co-Agent, each Arranger and the Administrative Agent hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

XV.16.  Successors and Assigns.  This Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Lenders.  The rights hereunder of the Borrower, or any interest therein, may not be assigned without the prior written consent of all Lenders.

XV.17.  Certain Consents and Waivers of the Borrower.

(a)           Personal Jurisdiction.  (i) EACH OF THE LENDERS AND THE BORROWER AND EACH QUALIFIED BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK, AND ANY COURT HAVING JURISDICTION OVER APPEALS OF MATTERS HEARD IN SUCH COURTS, IN ANY ACTION OR PROCEEDING ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  THE BORROWER AND EACH QUALIFIED BORROWER IRREVOCABLY DESIGNATES AND APPOINTS CT CORPORATION SYSTEM, 1633 BROADWAY, NEW YORK, NEW YORK 10019, AS ITS AGENT (THE “PROCESS AGENT”) FOR SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, SUCH SERVICE

BEING HEREBY ACKNOWLEDGED TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.  EACH OF THE LENDERS AND THE BORROWER AND EACH QUALIFIED BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  THE BORROWER AND EACH QUALIFIED BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

(ii)  THE BORROWER AND EACH QUALIFIED BORROWER AGREES THAT THE ADMINISTRATIVE AGENT SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION NECESSARY OR APPROPRIATE TO ENABLE THE ADMINISTRATIVE AGENT AND THE OTHER LENDERS TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE ADMINISTRATIVE AGENT OR ANY OTHER LENDER.  THE BORROWER AND EACH QUALIFIED BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OTHER AGENT TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY SUCH OTHER AGENT.  THE BORROWER AND EACH QUALIFIED BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE ADMINISTRATIVE AGENT, ANY OTHER AGENT OR ANY LENDER MAY COMMENCE A PROCEEDING DESCRIBED IN THIS SECTION.

(b)           Service of Process.  THE BORROWER AND EACH QUALIFIED BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PROCESS AGENT OR THE BORROWER’S NOTICE ADDRESS SPECIFIED BELOW, SUCH SERVICE TO BECOME EFFECTIVE UPON RECEIPT.  THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE Administrative Agent OR THE OTHER LENDERS TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

(c)           WAIVER OF JURY TRIAL.  EACH OF THE ADMINISTRATIVE AGENT AND THE OTHER LENDERS AND THE BORROWER AND EACH QUALIFIED BORROWER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

XV.18.  Counterparts; Effectiveness; Inconsistencies.  This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  This Agreement shall become effective against the Borrower and each Lender on the Closing Date.  This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions of this Agreement are actually inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern. In the event the Lenders enter into any co-lender agreement with the Arrangers pertaining to the Lenders’ respective rights with respect to voting on any matter referenced in this Agreement or the other Loan Documents on which the Lenders have a right to vote under the terms of this Agreement or the other Loan Documents, such co-lender agreement shall be construed to the extent reasonable to be consistent with this Agreement and the other Loan Documents, but to the extent that the terms and conditions of such co-lender agreement are actually inconsistent with the terms and conditions of this Agreement and/or the other Loan Documents, such co-lender agreement shall govern. Notwithstanding the foregoing, any rights reserved to the Administrative Agent or the Arrangers or the Co-Agents under this Agreement and the other Loan Documents shall not be varied or in any way affected by such co-lender agreement and the rights and obligation of the Borrower under the Loan Documents will not be varied.

XV.19.  Limitation on Agreements.  All agreements between the Borrower, the Administrative Agent, each Arranger, each Co-Agent and each Lender in the Loan Documents are hereby expressly limited so that in no event shall any of the Loans or other amounts payable by the Borrower under any of the Loan Documents be directly or indirectly secured (within the meaning of Regulation U) by Margin Stock.

XV.20.  Confidentiality.  Subject to Section 15.1(g), the Lenders shall hold all nonpublic information obtained pursuant to the requirements of this Agreement, and identified as such by the Borrower, in accordance with such Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices (provided that such Lender may share such information with its Affiliates in accordance with such Lender’s customary procedures for handling confidential information of this nature and provided further that such Affiliate shall hold such information confidential) and in any event the Lenders may make disclosure reasonably required by a bona fide offeree, transferee or participant in connection with the contemplated transfer or participation or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process and shall require any such offeree, transferee or participant to agree (and require any of its offerees, transferees or participants to agree) to comply with this Section 15.20.  In no event shall any Lender be obligated or required to return any materials furnished by the Borrower; provided, however, each offeree shall be required to agree that if it does not become a transferee or participant it shall return all materials furnished to it by the Borrower in connection with this Agreement.  Any and all confidentiality agreements entered into between any Lender and the Borrower shall survive the execution of this Agreement.

XV.21.  Disclaimers.  The Administrative Agent, the Arrangers, the other Co-Agents and the other Lenders shall not be liable to any contractor, subcontractor, supplier, laborer, architect, engineer, tenant or other party for services performed or materials supplied in connection with any work performed on the Projects, including any TI Work.  The Administrative Agent, the Arrangers, the other Co-Agents and the other Lenders shall not be liable for any debts or claims accruing in favor of any such parties against the Borrower or others or against any of the Projects.  The Borrower is not and shall not be an agent of any of the Administrative Agent, the Arrangers, the other Co-Agents or the other Lenders for any purposes and none of the Lenders, the Co-Agents, the Arrangers, or the Administrative Agent shall be deemed partners or joint venturers with Borrower or any of its Affiliates.  None of the Administrative Agent, the Arrangers, the other Co-Agents or the other Lenders shall be deemed to be in privity of contract with any contractor or provider of services to any Project, nor shall any payment of funds directly to a contractor or subcontractor or provider of services be deemed to create any third party beneficiary status or recognition of same by any of the Administrative Agent, the Arrangers, the other Co-Agents or the other Lenders and the Borrower agrees to hold the Administrative Agent, the Arrangers, the Co-Arrangers, the other Co-Agents and the other Lenders harmless from any of the damages and expenses resulting from such a construction of the relationship of the parties or any assertion thereof.

XV.22.    No Bankruptcy Proceedings.  Each of the Borrower, all Qualified Borrowers, the Arrangers, the Co-Agents and the other Lenders hereby agrees that it will not institute against any Designated

Bank or join any other Person in instituting against any Designated Bank any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, until the later to occur of (i) one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Bank and (ii) the Revolving Credit Termination Date.

XV.23.  Retained Properties.  Notwithstanding anything contained in this Agreement to the contrary, the Company or any Subsidiary thereof will retain direct or indirect ownership of the Retained Properties, or, if the Company shall elect to sell or otherwise transfer any of the Retained Properties, it shall retain any and all proceeds received in connection therewith, and will not contribute any portion thereof to the Borrower or any other entity or distribute any portion thereof to any of its shareholders.

XV.24.   USA Patriot Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

XV.25.  Entire Agreement.  This Agreement, taken together with all of the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and understandings, written and oral, relating to the subject matter hereof.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

BORROWER:	SIMON PROPERTY GROUP, L.P.,
a Delaware limited partnership

	By:	SIMON PROPERTY GROUP, INC.,
as Managing General Partner

	By:	/s/ David Simon
David Simon
Chief Executive Officer

Notice Address:

Merchants Plaza
P.O. Box 7033
Indianapolis, Indiana 46207
Attn: Mr. David Simon
Telecopy: (317) 263-7037
with a copy to:
Simon Property Group, L.P.
Merchants Plaza
P.O. Box 7033
Indianapolis, Indiana 46207
Attn: General Counsel
Telecopy: (317) 685-7221

LIST OF EXHIBITS AND SCHEDULES

Exhibit A—	Form of Assignment and Acceptance
Exhibit B—	Form of Note
Exhibit B-1—	Form of Designated Bank Note
Exhibit C—	Form of Notice of Committed Borrowing
Exhibit D—	Form of Notice of Conversion/Continuation
Exhibit E—	List of Closing Documents
Exhibit F—	Form of Officer’s Certificate to Accompany Reports
Exhibit G—	Sample Calculations of Financial Covenants
Exhibit H—	Form of Money Market Quote Request
Exhibit I—	Form of Invitation for Money Market Quote
Exhibit J—	Form of Money Market Quote
Exhibit K—	Form of Designation Agreement
Schedule 1.1.4 —	Permitted Securities Options
Schedule 1.1.5 —	Unsecured Bond Offerings
Schedule 7.1-A —	Schedule of Organizational Documents
Schedule 7.1-C —	Corporate Structure; Outstanding Capital Stock and Partnership Interests; Partnership Agreement
Schedule 7.1-H —	Indebtedness for Borrowed Money; Contingent Obligations
Schedule 7.1-I —	Pending Actions
Schedule 7.1-P —	Existing Environmental Matters
Schedule 7.1-Q —	ERISA Matters
Schedule 7.1-T—	Insurance Policies
Schedule 15.21 —	Retained Properties

EXHIBIT A

to

Credit Agreement

dated as of December 15, 2005

FORM OF ASSIGNMENT AND ACCEPTANCE

ASSIGNMENT AND ACCEPTANCE

This ASSIGNMENT AND ACCEPTANCE dated as of      , 200  , among [Names of Assignor Lenders] (each, an “Assignor” and collectively, the “Assignors”) and        ,        ,     , (etc.) (each, an “Assignee” and collectively, the “Assignees”).

PRELIMINARY STATEMENTS

A.                                   Reference is made to the Credit Agreement dated as of December 15, 2005 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”) among Simon Property Group, L.P., the institutions from time to time party thereto as Lenders and Co-Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities Inc., as joint lead arranger and joint bookrunner, Banc of America Securities, as joint lead arranger and joint bookrunner, Deutsche Bank Securities, Inc., The Bank of Nova Scotia, New York Agency and Sumitomo Mitsui Banking Corporation, as Co-Documentation Agents, UBS Securities LLC, as joint Syndication Agent, Bank of America, N.A., as joint Syndication Agent, and Citicorp North America Inc., as joint Syndication Agent.  Capitalized terms used herein and not otherwise defined herein are used as defined in the Credit Agreement.

B.                                     The Assignors are Lenders under the Credit Agreement and each desires to sell and assign to the Assignees a portion of such Assignor’s existing Revolving Credit Commitment, as set forth on Schedule 2 attached hereto (each, an “Assigned Commitment”) in the aggregate amount of $                 of the Revolving Credit Commitments (the “Aggregate Assigned Amount”), and each Assignee desires to purchase and assume from each Assignor, on terms and conditions set forth below, an interest in such Assignor’s respective Assigned Commitment and related outstanding Loans (the “Assigned Percentages”), together with the Assignors’ respective rights and obligations under the Credit Agreement with respect to the Assigned Percentages, such that each Assignee shall, from and after the Effective Date (as defined below), become a Lender under the Credit Agreement with the respective Revolving Credit Commitment and Pro Rata Share listed on the signature pages attached hereto.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Assignors and the Assignees hereby agree as follows:

1.                                       In consideration of the payments of each Assignee to each Assignor, to be made by wire transfer to the Administrative Agent of immediately available funds on the Effective Date in accordance with Schedule 3 attached hereto, each Assignor hereby sells and assigns to each Assignee, and each Assignee hereby purchases and assumes from such Assignor, the Assigned Percentage set forth on Schedule 1 attached hereto, together with such Assignor’s rights and obligations under the Credit Agreement and all of the other Loan Documents with respect to the Assigned Percentages as of the date hereof (after giving effect to any other assignments thereof made prior to the date hereof, whether or not such assignments have become effective, but without giving effect to any other assignments thereof also made on the date hereof), including, without limitation, the obligation to make Loans and the obligation to participate in Letters of Credit.

2.                                       Each Assignor (i) represents and warrants that as of the date hereof its Revolving Credit Commitment is as set forth on Schedule 2 attached hereto (in each case, after giving effect to any other assignments thereof made prior to the date hereof, whether or not such assignments have become effective, but without giving effect to any other assignments thereof made as of the date hereof); (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and that such Assignor is legally authorized to enter into this Assignment and Acceptance; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any of the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant thereto; and (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any obligations under the Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant thereto.

3.                                       Each Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it shall have no recourse against the Assignor with respect to any matter relating to the Credit Agreement, any of the other Loan Documents, or this Assignment and Acceptance (except with respect to the representations or warranties made by the Assignors in clauses (i) and (ii) of paragraph 2 above); (iv) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignors or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (v) confirms that it is an Eligible Assignee; (vi) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (vii) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (viii) confirms that, to the best of its knowledge, as of the date hereof, it is not subject to any law, regulation or guideline from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over it, which would subject the Borrower to the payment of additional compensation under Section 13.2 or under Section 13.3 of the Credit Agreement; (ix) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office(s) the offices set forth beneath its name on the signature pages hereof; (x) if such Assignee is organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement and the Notes or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty; and (xi) represents and warrants that none of the funds, monies, assets or other consideration being used to purchase pursuant to this Assignment and Acceptance are “plan assets” as defined under ERISA and that its rights, benefits, and interests in and under the Loan Documents will not be “plan assets” under ERISA.

4.                                       Following the execution of this Assignment and Acceptance by each of the Assignors and the Assignees, it will be delivered to the Administrative Agent for acceptance and recording

by the Administrative Agent.  The effective date of this Assignment and Acceptance shall be        ,       (the “Effective Date”).

5.                                       As of the Effective Date, (i) each Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) each Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement with respect to its Assigned Commitment.

6.                                       From and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Notes in respect of the Aggregate Assigned Amount (including, without limitation, all payments of principal, interest and fees with respect thereto) to the appropriate Assignees.  The Administrative Agent shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date.

7.                                      THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.                                       This Assignment and Acceptance may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ASSIGNEES:

By:
Name:
Title:

By:
Name:
Title:

Notice Address, Domestic
Lending Office and Eurodollar Lending Office:

Pro Rata Share:               %

Revolving Credit Commitment: $

Alternate Currency Commitment: $

Accepted as of this       day

of            , 200

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

By:
Name:
Title:

SCHEDULE 1

	Assigned	New Pro
Assignee	Percentage	Rata Share

SCHEDULE 2

EXISTING REVOLVING CREDIT COMMITMENTS AND PRO RATA SHARES OF ASSIGNORS

	Existing	Existing
	Revolving Credit	Pro Rata	Assigned
Assignor	Commitment	Share	Commitment

SCHEDULE 3

PAYMENTS(1)

Fee to
		Funding	Amount/Repay-	Payment and
Lender	Facility	Fee	ment to Assignors	Disbursement Agent(2)

(1)                                  Payments to the Lenders are shown without parentheses; payments from the Lenders to the Administrative Agent, on its own behalf or on behalf of the Lenders, are shown in parentheses.

(2)                                  Pursuant to Section 15.1 (d) of the Credit Agreement.

EXHIBIT B

to

Credit Agreement

dated as of December 15, 2005

FORM OF NOTE

PROMISSORY NOTE

Dated:

FOR VALUE RECEIVED, the undersigned, SIMON PROPERTY GROUP, L.P., a Delaware limited partnership (the “Borrower”), HEREBY PROMISES TO PAY to the order of          (the “Lender”), on the Revolving Credit Termination Date, the aggregate principal amount then outstanding of the Loans made by the Lender to the Borrower pursuant to that certain Credit Agreement dated as of December 15, 2005, among Borrower, the Lender, the other financial institutions from time to time a party thereto as Lenders and Co-Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities Inc., as joint lead arranger and joint bookrunner, Banc of America Securities, as joint lead arranger and joint bookrunner, Deutsche Bank Securities, Inc., The Bank of Nova Scotia, New York Agency and Sumitomo Mitsui Banking Corporation, as Co-Documentation Agents, UBS Securities LLC, as joint Syndication Agent, Bank of America, N.A., as joint Syndication Agent, and Citicorp North America Inc., as joint Syndication Agent (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein, and not otherwise defined herein, shall have the meanings ascribed to such terms in the Credit Agreement.

The Borrower further promises to pay interest on the unpaid principal amount of each Loan from the date advanced until such principal amount is paid in full, at such interest rates (which shall not exceed the maximum rate permitted by applicable law), and at such times, as are specified in the Credit Agreement.

B-1

All payments of principal and interest in respect of this Promissory Note shall be made to the Administrative Agent in lawful money of the United States of America or in the applicable Alternative Currency in same day funds for the account of the Lender in accordance with the terms of the Credit Agreement.  Each Loan made by the Lender to the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender on its books and records and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This Promissory Note is one of the Notes referred to in, is executed and delivered pursuant to, and is entitled to the benefits of, the Credit Agreement, to which Credit Agreement reference is hereby made for a statement of the terms and conditions under which this Promissory Note may be prepaid or the Obligations accelerated or extended.  The terms and conditions of the Credit Agreement are hereby incorporated in their entirety herein by reference as though fully set forth herein.  Upon the occurrence of certain Events of Default as more particularly described in the Credit Agreement, the unpaid principal amount evidenced by this Promissory Note shall become, and upon the occurrence and during the continuance of certain other Events of Default, such unpaid principal amount may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

Notwithstanding anything contained in this Promissory Note or the Credit Agreement to the contrary, it is expressly understood and agreed that nothing in the Credit Agreement or in this Promissory Note shall be construed as creating any liability on any Limited Partner, any General Partner, or any partner, officer, shareholder or director of any Limited Partner or any General Partner to pay any of the Obligations other than liability arising from or in connection with (i) fraud or (ii) the misappropriation or misapplication of proceeds of the Loans; but nothing herein shall be construed to prevent the exercise of any remedy allowed to the Administrative Agent, the other Lenders or any Issuing Banks by law or by the terms of the Credit Agreement or the other Loan Documents which does not relate to or result in such an obligation by any Limited Partner or any General Partner to pay money.

Demand, presentment, diligence, protest and notice of nonpayment are hereby waived by the Borrower.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

B-2

IN WITNESS WHEREOF, the Borrower has caused this Promissory Note to be executed and delivered by its duly authorized officer as of the day and year first above written.

SIMON PROPERTY GROUP, L.P., a Delaware limited partnership

By: SIMON PROPERTY GROUP, INC., its general partner

By:
David Simon
Chief Executive Officer

LOAN AND PAYMENTS OF PRINCIPAL

	Amount	Type	Amount of
	of	of	Principal	Notation
Date	Loan	Loan	Repaid	Made By

EXHIBIT B-1

to

Credit Agreement

dated as of December 15, 2005

FORM OF DESIGNATED BANK NOTE

PROMISSORY NOTE

Dated:

FOR VALUE RECEIVED, the undersigned, SIMON PROPERTY GROUP, L.P., a Delaware limited partnership (the “Borrower”), HEREBY PROMISES TO PAY to the order of               (the “Lender”), on the Revolving Credit Termination Date, the aggregate principal amount then outstanding of the Loans made by the Lender to the Borrower pursuant to that certain Credit Agreement dated as of December 15, 2005, among Borrower, the Lender, the other financial institutions from time to time a party thereto as Lenders and Co-Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities Inc., as joint lead arranger and joint bookrunner, Banc of America Securities, as joint lead arranger and joint bookrunner, Deutsche Bank Securities, Inc., The Bank of Nova Scotia, New York Agency and Sumitomo Mitsui Banking Corporation, as Co-Documentation Agents, UBS Securities LLC, as joint Syndication Agent, Bank of America, N.A., as joint Syndication Agent, and Citicorp North America Inc., as joint Syndication Agent (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein, and not otherwise defined herein, shall have the meanings ascribed to such terms in the Credit Agreement.

The Borrower further promises to pay interest on the unpaid principal amount of each Loan from the date advanced until such principal amount is paid in full, at such interest rates (which shall not exceed the maximum rate permitted by applicable law), and at such times, as are specified in the Credit Agreement.

All payments of principal and interest in respect of this Promissory Note shall be made to the Administrative Agent in lawful money of the United States of America in same day funds for the account of the Lender in accordance with the terms of the Credit Agreement.  Each Loan made by the Lender to the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender on its books and records and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This Promissory Note is one of the Designated Bank Notes referred to in, is executed and delivered pursuant to, and is entitled to the benefits of, the Credit Agreement, to which Credit Agreement reference is hereby made for a statement of the terms and conditions under which this Promissory Note may be prepaid or the Obligations accelerated or extended.  The terms and conditions of the Credit Agreement are hereby incorporated in their entirety herein by reference as though fully set forth herein.  Upon the occurrence of certain Events of Default as more particularly described in the Credit Agreement, the unpaid principal amount evidenced by this Promissory Note shall become, and upon the occurrence and during the continuance of certain other Events of Default, such unpaid principal amount may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

Notwithstanding anything contained in this Promissory Note or the Credit Agreement to the contrary, it is expressly understood and agreed that nothing in the Credit Agreement or in this Promissory Note shall be construed as creating any liability on any Limited Partner, any General Partner, or any partner, officer, shareholder or director of any Limited Partner or any General Partner to pay any of the Obligations other than liability arising from or in connection with (i) fraud or (ii) the misappropriation or misapplication of proceeds of the Loans; but nothing herein shall be construed to prevent the exercise of any remedy allowed to the Administrative Agent, the other Lenders or any Issuing Banks by law or by the terms of the Credit Agreement or the other Loan Documents which does not relate to or result in such an obligation by any Limited Partner or any General Partner to pay money.

Demand, presentment, diligence, protest and notice of nonpayment are hereby waived by the Borrower.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Borrower has caused this Promissory Note to be executed and delivered by its duly authorized officer as of the day and year first above written.

SIMON PROPERTY GROUP, L.P., a Delaware limited partnership

By: SIMON PROPERTY GROUP, INC., its general partner

By:
David Simon
Chief Executive Officer

LOAN AND PAYMENTS OF PRINCIPAL

	Amount	Type	Amount of
	of	of	Principal	Notation
Date	Loan	Loan	Repaid	Made By

EXHIBIT C

to

Credit Agreement

dated as of December 15, 2005

FORM OF NOTICE OF COMMITTED BORROWING

         , 200-

JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders party to the Credit Agreement referred to below

1111 Fannin, 10th Floor

Houston, TX 77002

Attention:

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement dated as of December 15, 2005 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among Simon Property Group, L.P., a Delaware limited partnership (the “Borrower”), the institutions from time to time party thereto as Lenders and Co-Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities Inc., as joint lead arranger and joint bookrunner, Banc of America Securities, as joint lead arranger and joint bookrunner, Deutsche Bank Securities, Inc., The Bank of Nova Scotia, New York Agency and Sumitomo Mitsui Banking Corporation, as Co-Documentation Agents, UBS Securities LLC, as joint Syndication Agent, Bank of America, N.A., as joint Syndication Agent, and Citicorp North America Inc., as joint Syndication Agent.

The Borrower hereby gives you notice, irrevocably, pursuant to Section 2.1(b) of the Credit Agreement that the Borrower hereby requests a Borrowing under the Credit Agreement and, in that connection, sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required pursuant to the terms of the Credit Agreement:

The Funding Date (which shall be a Business Day) of the Proposed Borrowing is                 , 200  .

The amount of the Proposed Borrowing is $                       .

The Revolving Credit Availability as of the date of this Notice of Borrowing is $                       .

The Proposed Borrowing will be of [Eurodollar Rate Loans] [IBOR Rate Loans] [Base Rate Loans].

The requested Eurodollar Interest Period for the Proposed Borrowing is from                         and

ending                         (for a total of               months).(1)

The requested IBOR Interest Period for the Proposed Borrowing is from                             and ending                         (for a total of two weeks).(1)

The Borrower hereby directs the Administrative Agent to disburse the proceeds of the Loans comprising the Proposed Borrowing on the Funding Date therefor as set forth on Schedule 1 attached hereto and made a part hereof, whereupon the proceeds of such Loans shall be deemed received by or for the benefit of the Borrower.

(1)                                                                                  To be specified if the Proposed Borrowing is of Eurodollar Rate Loans.

(1)                                                                                  To be specified if the Proposed Borrowing is of IBOR Rate Loans.

The Borrower hereby certifies that the conditions precedent contained in Section [6.1] [6.2] are satisfied on the date hereof and will be satisfied on the Funding Date of the Proposed Borrowing.

SIMON PROPERTY GROUP, L.P., a Delaware limited partnership

By: SIMON PROPERTY GROUP, INC., its general partner

By:
Name:
Title:

SCHEDULE 1

to

Notice of Committed Borrowing

dated        , 200-

[Insert disbursement directions]

EXHIBIT D

to

Credit Agreement

dated as of December 15, 2005

FORM OF NOTICE OF CONVERSION/CONTINUATION

             , 200

JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders party to the Credit Agreement referred to below

1111 Fannin, 10th Floor

Houston, TX 77002

Attention:

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement dated as of December 15, 2005 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among Simon Property Group, L.P. (the “Borrower”), the institutions from time to time party thereto as Lenders and Co-Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities Inc., as joint lead arranger and joint bookrunner, Banc of America Securities, as joint lead arranger and joint bookrunner, Deutsche Bank Securities, Inc., The Bank of Nova Scotia, New York Agency and Sumitomo Mitsui Banking Corporation, as Co-Documentation Agents, UBS Securities LLC, as joint Syndication Agent, Bank of America, N.A., as joint Syndication Agent, and Citicorp North America Inc., as joint Syndication Agent.

The Borrower hereby gives you notice pursuant to Section 5.1(c)(ii) of the Credit Agreement that the Borrower hereby elects to(1):

(1)                                  Include those items that are applicable, completed appropriately for the circumstances.

1.                                       Convert $               (2) in aggregate principal amount of Base Rate Loans from Base Rate Loans to [Eurodollar Rate Loans][IBOR Rate Loans] on                   , 200  (3). [The Eurodollar Interest Period for such Eurodollar Rate Loans is requested to be          month[s]]. [The IBOR Interest Period is requested to be two weeks.] [The principal amount of outstanding IBOR Loans after giving effect to such conversion will be $     .](4)

2.                                       Convert $                in aggregate principal amount of Eurodollar Rate Loans with a current Eurodollar Interest Period ending                , 200  (5) to [Base Rate Loans][IBOR Rate Loans]. [The IBOR Interest Period is requested to be two weeks from        to                .]

3.                                       Continue as Eurodollar Rate Loans $               (6) in aggregate principal amount of Eurodollar Rate Loans with a current Eurodollar Interest Period from                 and ending                , 200  .  The succeeding Eurodollar Interest period for such Eurodollar Rate Loans is requested to be                month[s].

(2)                                  Such amount of conversion to or continuation of Eurodollar Rate Loans or IBOR Rate Loans must be in a minimum amount of $1,000,000 and in integral multiples of $100,000 in excess of that amount, except in the case of a conversion into or a conversion of an entire Borrowing of Non Pro Rata Loans.

(3)                                  Date of conversion must be a Business Day.

(4)                                  Outstanding IBOR Loans in the aggregate $250,000,000 (Dollars only).

(5)                                  The Conversion of Eurodollar Rate Loans or IBOR Rate Loans to Base Rate Loans shall be made on, and only on, the last day of the Eurodollar Interest Period or IBOR Interest Period (as applicable) for such converted Loans. Outstanding IBOR Loans in the aggregate may not exceed $250,000,000 (Dollars only).

(6)                                  See footnote 2.

4.                                       Continue as IBOR Rate Loans $               (7) in aggregate principal amount of IBOR Rate Loans with a current IBOR Interest Period from                 and ending                 , 200  .  The succeeding IBOR Interest period for such Eurodollar Rate Loans is requested to be two weeks.

(7)                                  See footnote 2.

The Borrower hereby certifies that on the date hereof there are no prohibitions under the Credit Agreement to the requested conversion/continuation, and no such prohibitions will exist on the date of the requested conversion/continuation.

SIMON PROPERTY GROUP, L.P.

By: SIMON PROPERTY GROUP, INC., its general partner
By:
Name:
Title:

EXHIBIT E

to

Credit Agreement

dated as of December 15, 2005

LIST OF CLOSING DOCUMENTS(1)

1.                                       Credit Agreement (the “Credit Agreement”), among Simon Property Group, L.P. (the “Borrower”), certain financial institutions listed on the signature pages thereof as lenders (collectively referred to herein, together with their respective successors and assigns, as the “Lenders”), certain financial institutions listed on the signature pages thereof as co-agents (collectively referred to herein, together with their respective successors and assigns, as the “Co-Agents”), and JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities Inc., as joint lead arranger and joint bookrunner, Banc of America Securities, as joint lead arranger and joint bookrunner, Deutsche Bank Securities, Inc., The Bank of Nova Scotia, New York Agency and Sumitomo Mitsui Banking Corporation, as Co-Documentation Agents, UBS Securities LLC, as joint Syndication Agent, Bank of America, N.A., as joint Syndication Agent, and Citicorp North America Inc., as joint Syndication Agent.

2.                                       Exhibits and Schedules to the Credit Agreement as described on Schedule 1 attached hereto.

3.                                       Promissory Notes (the “Notes”) executed by the Borrower and payable to each Lender evidencing the Loans made by such Lender under the Credit Agreement.

4.                                       Certificate of the Secretary of the Company,  dated the Closing Date (a) in its capacity as general partner of the Borrower certifying (1) the names and true signatures of the incumbent officers of the Company authorized to sign the Credit Agreement, the Notes and the other Loan Documents on behalf of the Borrower, (2) the resolutions of the Company’s Board of Directors approving and authorizing the execution, delivery and performance of the Credit Agreement, the Notes and all other Loan Documents executed by the Company in its capacity as the General Partner on behalf of the Borrower, and (3) a copy of the Partnership Agreement of the Borrower as in effect on the date of such certification, and (4) a copy of the Certificate of Incorporation of the Company, together with all amendments thereto, if any, certified by the Secretary of State of Deleware.

5.                                       Copy of the Certificates of Limited Partnership of the Borrower, together with all amendments thereto, if any certified by the Secretary of State of Delaware.

6.                                       Copy of the Articles of Incorporation of the Company, together with all amendments thereto, if any certified by the Secretary of State of Delaware.

7.                                       Opinion of James M. Barkley, General Counsel of the Borrower and the Company.

8.                                       Opinion of Skadden Arps, et. al, regarding the enforceability of the Credit Agreement under New York law.

9.                                       Notice of Borrowing executed by the Borrower with respect to the Loans to be made on the Initial Funding Date.

(1)                                  Capitalized terms used herein but not otherwise defined herein have the meanings assigned to such terms in the Credit Agreement.

10.                                 Disbursement Direction Authorization executed by the Borrower pursuant to which the Administrative Agent is directed to disburse the proceeds of the Loans to be made on the Initial Funding Date as described therein.

11.                                 Officer’s Certificate of the General Partner dated the Initial Funding Date, signed by the President of the Company, certifying, among other things, satisfaction of the conditions precedent to funding set forth in Section 6.1 of the Credit Agreement.

SCHEDULE 1

TO LIST OF CLOSING DOCUMENTS

EXHIBITS

Exhibit A —	Form of Assignment and Acceptance

Exhibit B —	Form of Note

Exhibit B-1 —	Form of Designated Bank Note

Exhibit C —	Form of Notice of Borrowing

Exhibit D —	Form of Notice of Conversion/Continuation

Exhibit E —	List of Closing Documents

Exhibit F —	Form of Officer’s Certificate

Exhibit G —	Sample Calculations of Financial Covenants

Exhibit H —	Form of Money Market Quote Request

Exhibit I —	Form of Invitation for Money Market Quotes

Exhibit J —	Form of Money Market Quote

Exhibit K —	Form of Designation Agreement

Exhibit L —	Form of Qualified Borrower Guaranty

SCHEDULES

Schedule 1.1.4 —	Permitted Securities Options

Schedule 1.1.5 —	Bond Indentures

Schedule 7.1-A —	Organizational Documents

Schedule 7.1-C —	Corporate Structure; Outstanding Capital Stock and Partnership Interests;
Partnership Agreement

Schedule 7.1-H —	Indebtedness for Borrowed Money; Contingent Obligations

Schedule 7.1-I —	Pending Actions

Schedule 7.1-P —	Environmental Matters

Schedule 7.1-Q —	ERISA Matters

Schedule 7.1-T —	Insurance Policies

Schedule 15.23 —	Retained Properties

EXHIBIT F

to

Credit Agreement

dated as of December 15, 2005

FORM OF OFFICER’S CERTIFICATE TO

ACCOMPANY REPORTS

            , 200

JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders party to the Credit Agreement referred to below

1111 Fannin, 10th Floor

Houston, TX 77002

Attention:

Ladies and Gentlemen:

Pursuant to [Section 8.2(a)(iii)] of that                                                                                             certain Credit Agreement dated as of December 15, 2005 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined) among Simon Property Group, L.P. (the “Borrower”), the institutions from time to time party thereto as Lenders and Co-Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities Inc., as joint lead arranger and joint bookrunner, Banc of America Securities, as joint lead arranger and joint bookrunner, Deutsche Bank Securities, Inc., The Bank of Nova Scotia, New York Agency and Sumitomo Mitsui Banking Corporation, as Co-Documentation Agents, UBS Securities LLC, as joint Syndication Agent, Bank of America, N.A., as joint Syndication Agent, and Citicorp North America Inc., as joint Syndication Agent, the undersigned,                           , the                           of Simon Property Group, Inc., a Delaware corporation (the “Company”), hereby certifies that:

1.                                       The undersigned has reviewed the terms of the Loan Documents, and has made, or caused to be made under [his/her] supervision, a review in reasonable detail of the transactions and consolidated and consolidating financial condition of the Company and its Subsidiaries during the accounting period covered by the financial statements identified below.  To the best of the undersigned’s knowledge, such review has not disclosed the existence during or at the end of such accounting period, and as of the date hereof the undersigned does not have knowledge, of the existence of any condition or event which constitutes an Event of Default or Potential Event of Default.(1)

2.                                       The financial statements, reports and copies of certain instruments and documents attached hereto, namely,

A.                                   Compliance Certificate, dated

B.                                     , dated

C.                                     , dated

D.                                    , dated

are true and complete copies of the aforesaid which constitute part of or are based upon the customary books and records of the Company, and, to the best of the undersigned’s knowledge and belief, there exist no facts or circumstances which would materially and adversely affect or vary the information contained in any of the aforesaid.

Name:
Title:

(1)                                  If such condition or event exists or existed, specify (i) the nature and period of such condition or event and (ii) the action taken, being taken or proposed to be taken with respect thereto.

EXHIBIT G

to

Credit Agreement

dated as of December 15, 2005

SAMPLE CALCULATIONS OF FINANCIAL COVENANTS

Attached.

EXHIBIT H

to

Credit Agreement

dated as of December 15, 2005

FORM OF MONEY MARKET QUOTE REQUEST

[Date]

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

From:	SIMON PROPERTY GROUP, L.P.

Re:	Credit Agreement (the “Credit Agreement”) dated as of December 15, 2005 among SIMON PROPERTY GROUP, L.P., and the Lenders, Co-Agents and Arrangers parties thereto

We hereby give notice pursuant to Section 2.2 of the Credit Agreement that we request Money Market Quotes for the following proposed Money Market Borrowing(s):

Date of Borrowing:

Principal Amount(1)	Interest Period(2)

$

Such Money Market Quotes should offer either a Money Market Margin (the applicable base rate is the [Eurodollar Rate][IBOR Rate]) or a Money Market Rate. Terms used herein have the meanings assigned to them in the Credit Agreement.

(1)                                  Amount must be $25,000,0000 or a larger multiple of $1,000,000, with all outstanding Money Market Loans not to exceed fifty percent of the Maximum Revolving Credit Amount.

(2)                                  In the case of Eurodollar Money Market Loans: 30, 60 or 90 days, subject to the provisions of the definition of Eurodollar Interest Period.  In the case of IBOR Money Market Loans: fourteen days.

Money Market Loans in the amount of $                  are currently outstanding.

SIMON PROPERTY GROUP, L.P.

By:	SIMON PROPERTY GROUP, INC., its general partner

By:
Name:
Title:

EXHIBIT I

to

Credit Agreement

dated as of December 15, 2005

FORM OF INVITATION FOR MONEY MARKET QUOTE

To:                              [Name of Bank]

Re:                               Invitation for Money Market Quotes to SIMON PROPERTY GROUP, L.P.

Pursuant to Section 2.2 of the Credit Agreement (the “Credit Agreement”) dated as of December 15, 2005 among SIMON PROPERTY GROUP, L.P., and the Lenders, Co-Agents and Arrangers parties thereto, we are pleased on behalf of the Borrower to invite you to submit Money Market Quotes to the Borrower for the following proposed Money Market Borrowing(s):

Date of Borrowing:

Principal Amount	Interest Period

$

Such Money Market Quotes should offer either a Money Market Margin (the applicable base rate is the [Eurodollar Rate][IBOR Rate]) or a Money Market Rate. Terms used herein have the meanings assigned to them in the Credit Agreement.

[As an indication only, it is anticipated that the base IBOR Rate will be [insert indicative rate], however such rate may not be the actual IBOR Rate; the IBOR Rate will be determined by the Administrative Agent as set forth in Section 5.2(c)(ii) of the Credit Agreement and you will be notified of such IBOR Rate promptly thereafter in accordance with the provisions of the Credit Agreement.](3)

Please respond to this invitation by no later than 2:00 P.M. (New York City time) on [date].

(3)                                  To be included merely as an indicative rate in the case of IBOR Money Market Loans.

, as Administrative Agent

By
Authorized Officer

EXHIBIT J

to

Credit Agreement

dated as of December 15, 2005

FORM OF MONEY MARKET QUOTE

To:                              JPMorgan Chase Bank, N.A., as Administrative Agent

Re:                               Money Market Quote to SIMON PROPERTY GROUP, L.P. (the “Borrower”)

In response to your invitation on behalf of the Borrower, dated             , 200   , we hereby make the following Money Market Quote on the following terms:

1.               Quoting Bank:

2.               Person to contact at Quoting Bank:

3.               Date of Borrowing:          *

4.                                       We hereby offer to make Money Market Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal	Interest	Money Market or	Money
Amount**	Period***	[Margin****]	Market Rate
$

$

[Provided, that the aggregate principal amount of Money Market Loans for which the above offers may be accepted shall not exceed $                             .]**

* As specified in the related Invitation.

** Principal amount bid for each Interest Period may not exceed principal amount requested.  Specify aggregate limitation if the sum of the individual offers exceeds the amount the Lender is willing to lend.  Bids must be made for $5,000,000 or a larger multiple of $1,000,000.

*** Not less than one month or not less than 30 days, as specified in the related Invitation in the case of Money Market Loans based on the Eurodollar Rate; two weeks in the case of IBOR Money Market Loans.  No more than five bids are permitted for each Interest Period.

**** Margin over or under the Eurodollar Rate or IBOR Rate (as applicable) determined for the applicable Interest Period.  Specify percentage (to the nearest 1/10,000 of 1%) and specify whether “PLUS” or “MINUS”.

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement dated as of December 15, 2005 among SIMON PROPERTY GROUP, L.P., and the Lenders, Co-Agents and Arrangers parties thereto, irrevocably obligates us to make the Money Market Loan(s) for which any offer(s) are accepted, in whole or in part.

Very truly yours,

[NAME OF LENDER]

Dated:
By:
Authorized Officer

EXHIBIT K

to

Credit Agreement

dated as of December 15, 2005

FORM OF DESIGNATION AGREEMENT

Dated                     , 200

Reference is made to that certain Credit Agreement dated as of December 15, 2005 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined) among Simon Property Group, L.P. (the “Borrower”), the institutions from time to time party thereto as Lenders and Co-Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities Inc., as joint lead arranger and joint bookrunner, Banc of America Securities, as joint lead arranger and joint bookrunner, Deutsche Bank Securities, Inc., The Bank of Nova Scotia, New York Agency and Sumitomo Mitsui Banking Corporation, as Co-Documentation Agents, UBS Securities LLC, as joint Syndication Agent, Bank of America, N.A., as joint Syndication Agent, and Citicorp North America Inc., as joint Syndication Agent.  Terms defined in the Credit Agreement are used herein with the same meaning.

[NAME OF DESIGNOR] (the “Designor”), [NAME OF DESIGNEE] (the “Designee”), and the Administrative Agent agree as follows:

1.                                       The Designor hereby designates the Designee, and the Designee hereby accepts such designation, to have a right to make Money Market Loans pursuant to Article II of the Credit Agreement.  Any assignment by Designor to Designee of its rights to make a Money Market Loan pursuant to such Article II shall be effective at the time of the funding of such Money Market Loan and not before such time.

2.                                       Except as set forth in Section 7 below, the Designor makes no representation or warranty and assumes no responsibility pursuant to this Designation Agreement with respect to (a) any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument and document furnished pursuant thereto and (b) the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto.

3.                                       The Designee (a) confirms that it has received a copy of each Loan Document, together with copies of the financial statements referred to the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement; (b) agrees that it will independently and without reliance upon the Administrative Agent, the Designor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under any Loan Document; (c) confirms that it is a Designated Bank; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under any Loan Document as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (e) agrees to be bound by each and every provision of each Loan Document and further agrees that it will perform in accordance with their terms all of the obligations which by the terms of any Loan Document are required to be performed by it as a Lender, including any and all obligations set forth in Section 15.1(f).

4.                                       The Designee hereby appoints Designor as Designee’s agent and attorney in fact, and grants to Designor an irrevocable power of attorney, to receive payments made for the benefit of Designee under the Credit Agreement, to deliver and receive all communications and notices under the Credit Agreement and other Loan Documents and to exercise on Designee’s behalf all rights to vote and to grant and make approvals, waivers, consents of amendments to or under the Credit Agreement or other Loan Documents.  Any document executed by the Designor on the Designee’s behalf in connection with the Credit Agreement or other Loan Documents shall be binding on the Designee to the same extent as if actually signed by the Designee.  The Borrower, the Administrative Agent, the other Arrangers and Co-Agents and each of the other Lenders may rely on and are beneficiaries of the preceding provisions.

5.                                       Following the execution of this Designation Agreement by the Designor and its Designee, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent.  The effective date for this Designation Agreement (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on the signature page thereto.

6.                                       The Administrative Agent hereby agrees that it will not institute against any Designated Bank or join any other Person in instituting against any Designated Bank any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, until the later to occur of (i) one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Bank and (ii) the Revolving Credit Termination Date.

7.                                       The Designor unconditionally agrees to pay or reimburse the Designee and save the Designee harmless against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed or asserted by any of the parties to the Loan Documents against the Designee, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Designee hereunder or thereunder, provided that the Designor shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Designee’s gross negligence or willful misconduct.

8.                                       Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, the Designee shall be a party to the Credit Agreement with a right to make Money Market Loans as a Lender pursuant to Section 2.2 of the Credit Agreement and the rights and obligations of a Lender related thereto; provided, however,  that the Designee shall not be required to make payments with respect to such obligations except to the extent of excess cash flow of such Designee which is not otherwise required to repay obligations of such Designated Bank which are then due and payable.  Notwithstanding the foregoing, the Designor, as administrative agent for the Designee, shall be and remain obligated to the Borrower, the Arrangers, the Co-Agents and the other Lenders for each and every of the obligations of the Designee and its Designor with respect to the Credit Agreement, including, without limitation, any indemnification obligations under Section 12.5 of the Credit Agreement and any sums otherwise payable to the Borrower by the Designee.

9.                                       This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

10.                                 This Designation Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Designation Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Designation Agreement.

IN WITNESS WHEREOF, the Designor and the Designee, intending to be legally bound, have caused this Designation Agreement to be executed by their officers thereunto duly authorized as of the date first above written.

Effective Date:	, 200

[NAME OF DESIGNOR], as Designor

By:
Title:

[NAME OF DESIGNEE] as Designee

By:
Title:

Applicable Lending Office (and address for notices):

[ADDRESS]

Accepted this day
of , 200

JPMorgan Chase Bank, N.A.,
as Administrative Agent

By:
Title:

EXHIBIT L

to

Credit Agreement

dated as of December 15, 2005

FORM OF QUALIFIED BORROWER GUARANTY OF PAYMENT

GUARANTY OF PAYMENT (this “Guaranty”), made as of     , 200 , between SIMON PROPERTY GROUP, L.P., a Delaware limited partnership, having an address at Merchants Plaza, P.O. Box 7033, Indianapolis, IN 46207 (“Guarantor”), and JPMORGAN CHASE BANK, N.A., as administrative agent (“Administrative Agent”) for the banks and other financial institutions (the “Lenders”) listed on the signature pages of the Revolving Credit Agreement (as the same may be amended, modified, supplemented or restated, the “Credit Agreement”), dated as of the date hereof, among Guarantor, the Lenders, J.P. MORGAN SECURITIES INC., as joint lead arranger and joint bookrunner, BANC OF AMERICA SECURITIES LLC, as joint lead arranger and joint bookrunner, DEUTSCHE BANK SECURITIES, INC., THE BANK OF NOVA SCOTIA, NEW YORK AGENCY and SUMITOMO MITSUI BANKING CORPORATION, as Co-Documentation Agents, UBS SECURITIES LLC, as joint Syndication Agent, BANK OF AMERICA, N.A., as joint Syndication Agent, and CITICORP NORTH AMERICA INC, as joint Syndication Agent.

W I T N E S S E T H:

WHEREAS,  pursuant to the terms of the Credit Agreement, a Qualified Borrower may request that the Lenders make one or more loans (each, a “Loan”) to the Qualified Borrower, to be guaranteed by Guarantor by this Guaranty and to be evidenced by Qualified Borrower Notes (collectively, the “Note”), payable by the Qualified Borrower to the order of the Lenders.

WHEREAS, this Guaranty is the “Qualified Borrower Guaranty” referred to in the Credit Agreement;

WHEREAS, in order to induce the Administrative Agent and the Lenders to make one or more Loans to one or more Qualified Borrowers, and to satisfy one of the conditions contained in the Credit Agreement with respect thereto, the Guarantor has agreed to enter into this Guaranty;

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement;

NOW THEREFORE, in consideration of the premises and the direct and indirect benefits to be derived from the making of the Loans by the Lenders to Qualified Borrowers, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor hereby agrees as follows:

1.                                       Guarantor, on behalf of itself and its successors and assigns, hereby irrevocably, absolutely and unconditionally guarantees the full and punctual payment when due, whether at stated maturity or otherwise, of all obligations of each and every Qualified Borrower now or hereafter existing under the Notes and the Credit Agreement, including in the event that the Guarantor exercises its rights under the Credit Agreement to increase the Revolving Credit Commitments, for principal and/or interest as well as any and all other amounts due thereunder, including, without limitation, all indemnity obligations of each Qualified Borrower thereunder, and any and all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the Administrative Agent or the Lenders in enforcing their rights under this Guaranty (all of the foregoing obligations being the “Guaranteed Obligations”).

2.                                       Intentionally Omitted.

3.                                       Intentionally Omitted.

4.                                       It is agreed that the Guaranteed Obligations of Guarantor hereunder are primary and this Guaranty shall be enforceable against Guarantor and its successors and assigns without the necessity for any suit or proceeding of any kind or nature whatsoever brought by the Administrative Agent or any of the Lenders against the relevant Qualified Borrower or its respective successors or assigns or any other party or against any security for the payment and performance of the Guaranteed Obligations and without the necessity of any notice of non-payment or non-observance or of any notice of acceptance of this Guaranty or of any notice or demand to which Guarantor might otherwise be entitled (including, without limitation, diligence, presentment, notice of maturity, extension of time, change in nature or form of the Guaranteed Obligations, acceptance of further security, release of further security, imposition or agreement arrived at as to the amount of or the terms of the Guaranteed Obligations, notice of adverse change in such Qualified Borrower’s financial condition and any other fact which might materially increase the risk to Guarantor), all of which Guarantor hereby expressly waives; and Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in no way be terminated, affected, diminished, modified or impaired by reason of the assertion of or the failure to assert by the Administrative Agent or any of the Lenders against such Qualified Borrower or its respective successors or assigns, any of the rights or remedies reserved to the Administrative Agent or any of the Lenders pursuant to the provisions of the Loan Documents.  Guarantor agrees that any notice or directive given at any time to the Administrative Agent or any of the Lenders which is inconsistent with the waiver in the immediately preceding sentence shall be void and may be ignored by the Administrative Agent and the Lenders, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Administrative Agent has specifically agreed otherwise in a writing, signed by a duly authorized officer.  Guarantor specifically acknowledges and agrees that the foregoing waivers are of the essence of this transaction and that, but for this Guaranty and such waivers, the Administrative Agent and the Lenders would not make requested Loans to a Qualified Borrower.

5.                                       Guarantor waives, and covenants and agrees that it will not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any and all appraisal, valuation, stay, extension, marshalling-of-assets or redemption laws, or right of homestead or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by Guarantor of its obligations under, or the enforcement by the Administrative Agent or any of the Lenders of, this Guaranty. Guarantor further covenants and agrees not to set up or claim any defense, counterclaim, offset, setoff or other objection of any kind to any action, suit or proceeding in law, equity or otherwise, or to any demand or claim that may be instituted or made by the Administrative Agent or any of the Lenders other than the defense of the actual timely payment and performance by the relevant Qualified Borrower of the Guaranteed Obligations hereunder; provided, however, that the foregoing shall not be deemed a waiver of Guarantor’s right to assert any compulsory counterclaim, if such counterclaim is compelled under local law or rule of procedure, nor shall the foregoing be deemed a waiver of Guarantor’s right to assert any claim which would constitute a defense, setoff, counterclaim or crossclaim of any nature whatsoever against Administrative Agent or any Lender in any separate action or proceeding.  Guarantor represents, warrants and agrees that, as of the date hereof, its obligations under this Guaranty are not subject to any counterclaims, offsets or defenses against the Administrative Agent or any Lender of any kind.

6.                                       The provisions of this Guaranty are for the benefit of the Administrative Agent and the Lenders and their successors and permitted assigns, and nothing herein contained shall impair as between any Qualified Borrower and the Administrative Agent and the Lenders the obligations of such Qualified Borrower under the Loan Documents.

7.                                       This Guaranty shall be a continuing, unconditional and absolute guaranty and the liability of Guarantor hereunder shall in no way be terminated, affected, modified, impaired or diminished by reason of the happening, from time to time, of any of the following, all without notice or the further consent of Guarantor:

1.                                       any assignment, amendment, modification or waiver of or change in any of the terms, covenants, conditions or provisions of any of the Guaranteed Obligations or the Loan Documents or the invalidity or unenforceability of any of the foregoing; or

2.                                       any extension of time that may be granted by the Administrative Agent to any Qualified Borrower, any guarantor, or their respective successors or assigns, heirs, executors, administrators or personal representatives; or

3.                                       any action which the Administrative Agent may take or fail to take under or in respect of any of the Loan Documents or by reason of any waiver of, or failure to enforce any of the rights, remedies, powers or privileges available to the Administrative Agent under this Guaranty or available to the Administrative Agent at law, equity or otherwise, or any action on the part of the Administrative Agent granting indulgence or extension in any form whatsoever; or

4.                                       any sale, exchange, release, or other disposition of any property pledged, mortgaged or conveyed, or any property in which the Administrative Agent and/or the Lenders have been granted a lien or security interest to secure any indebtedness of any Qualified Borrower to the Administrative Agent and/or the Lenders; or

5.                                       any release of any person or entity who may be liable in any manner for the payment and collection of any amounts owed by any Qualified Borrower to the Administrative Agent and/or the Lenders; or

6.                                       the application of any sums by whomsoever paid or however realized to any amounts owing by any Qualified Borrower to the Administrative Agent and/or the Lenders under the Loan Documents in such manner as the Administrative Agent shall determine in its sole discretion; or

7.                                       Any Qualified Borrower’s or any guarantor’s voluntary or involuntary liquidation, dissolution, sale of all or substantially all of their respective assets and liabilities, appointment of a trustee, receiver, liquidator, sequestrator or conservator for all or any part of any Qualified Borrower’s or any guarantor’s assets, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment, or the commencement of other similar proceedings affecting any Qualified Borrower or any guarantor or any of the assets of any of them, including, without limitation,  (i) the release or discharge of any Qualified Borrower or any guarantor from the payment and performance of their respective obligations under any of the Loan Documents by operation of law, or (ii) the impairment, limitation or modification of the liability of any Qualified Borrower or any guarantor in bankruptcy, or of any remedy for the enforcement of the Guaranteed Obligations under any of the Loan Documents, or Guarantor’s liability under this Guaranty, resulting from the operation of any present or future provisions of the Bankruptcy Code or other present or future federal, state or applicable statute or law or from the decision in any court; or

8.                                       any improper disposition by any Qualified Borrower of the proceeds of the Loans, it being acknowledged by Guarantor that the Administrative Agent or any Lender shall be entitled to honor any request made by any Qualified Borrower for a disbursement of such proceeds and that neither the Administrative Agent nor any Lender shall have any obligation to see the proper disposition by any Qualified Borrower of such proceeds.

8.                                       Guarantor agrees that if at any time all or any part of any payment at any time received by the Administrative Agent from any Qualified Borrower or Guarantor under or with respect to this Guaranty is or must be rescinded or returned by the Administrative Agent or any Lender for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of any Qualified Borrower or Guarantor), then Guarantor’s obligations hereunder shall, to the extent of the payment rescinded or returned, be deemed to have continued in existence notwithstanding such previous receipt by such party, and Guarantor’s obligations hereunder shall continue to be effective or reinstated, as the case may be, as to such payment, as though such previous payment had never been made.

9.                                       Until this Guaranty is terminated pursuant to the terms hereof, Guarantor (i) shall have no right of subrogation against any Qualified Borrower or any entity comprising same by reason of any payments or acts of performance by Guarantor in compliance with the obligations of Guarantor hereunder, (ii) waives any right to enforce any remedy which Guarantor now or hereafter shall have against any Qualified Borrower or any entity comprising same by reason of any one or more payment or acts of performance in compliance with the obligations of Guarantor hereunder and (iii) from and after an Event of Default (as defined in the Credit Agreement), subordinates any liability or indebtedness of any Qualified Borrower or any entity comprising same now or hereafter held by Guarantor or any affiliate of Guarantor to the obligations of any Qualified Borrower under the Loan Documents. The foregoing, however, shall not be deemed in any way to limit any rights that Guarantor may have pursuant to the organizational documents of any Qualified Borrower or which it may have at law or in equity with respect to any other partners of such Qualified Borrower.

10.                                 Guarantor represents and warrants to the Administrative Agent and the Lenders with the knowledge that the Administrative Agent and the Lenders are relying upon the same, as follows:

1.                                       Guarantor will be familiar with the financial condition of each Qualified Borrower;

2.                                       Guarantor has determined that it is in its best interests to enter into this Guaranty;

3.                                       this Guaranty is necessary and convenient to the conduct, promotion and attainment of Guarantor’s business, and is in furtherance of Guarantor’s business purposes;

4.                                       the benefits to be derived by Guarantor from each Qualified Borrower’s access to funds made possible by the Loan Documents are at least equal to the obligations undertaken pursuant to this Guaranty;

5.                                       Guarantor is solvent and has full power and legal right to enter into this Guaranty and to perform its obligations under the term hereof and (i) Guarantor is organized and validly existing under the laws of the State of Delaware, (ii) Guarantor has complied with all provisions of applicable law in connection with all aspects of this Guaranty, and (iii) the person executing this Guaranty has all the requisite power and authority to execute and deliver this Guaranty;

6.                                       to the best of Guarantor’s knowledge, there is no action, suit, proceeding, or investigation pending or threatened against or affecting Guarantor at law, in equity, in admiralty or before any arbitrator or any governmental department, commission, board, bureau, agency or instrumentality (domestic or foreign) which is likely to materially and adversely impair the ability of Guarantor to perform its obligations under this Guaranty;

7.                                       the execution and delivery of and the performance by Guarantor of its obligations under this Guaranty have been duly authorized by all necessary action on the part of Guarantor and do not (i) violate any provision of any law, rule, regulation (including, without limitation, Regulation U or X of the Board of Governors of the Federal Reserve System of the United States), order, writ, judgment, decree, determination or award presently in effect having applicability to Guarantor or the organizational documents of Guarantor the consequences of which violation is likely to materially and adversely impair the ability of Guarantor to perform its obligations under this Guaranty or (ii) violate or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any indenture, agreement or other instrument to which Guarantor is a party, or by which Guarantor or any of its property is bound, the consequences of which violation, conflict, breach or default is likely to materially and adversely impair the ability of Guarantor to perform its obligations under this Guaranty;

8.                                       this Guaranty has been duly executed by Guarantor and constitutes the legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors’ rights generally or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law;

9.                                       no authorization, consent, approval, license or formal exemption from, nor any filing, declaration or registration with, any Federal, state, local or foreign court, governmental agency or regulatory authority is required in connection with the making and performance by Guarantor of this Guaranty, except those which have already been obtained; and

10.                                 Guarantor is not an “investment company” as that term is defined in, nor is it otherwise subject to regulation under, the Investment Company Act of 1940, as amended.

11.                                 Guarantor and Administrative Agent each acknowledge and agree that this Guaranty is a guarantee of payment and performance and not of collection and enforcement in respect of any obligations which may accrue to the Administrative Agent and/or the Lenders from any Qualified Borrower under the provisions of any Loan Document.

12.                                 Subject to the terms and conditions of the Credit Agreement, and in conjunction therewith, the Administrative Agent or any Lender may assign any or all of its rights under this Guaranty.  In the event of any such assignment, the Administrative Agent shall give Guarantor prompt notice of same.  If the Administrative Agent elects to sell all the Loans or participations in the Loans and the Loan Documents, including this Guaranty, the Administrative Agent or any Lender may forward to each purchaser and prospective purchaser all documents and information relating to this Guaranty or to Guarantor, whether furnished by any Qualified Borrower or Guarantor or otherwise, subject to the terms and conditions of the Credit Agreement.

13.                                 Guarantor agrees, upon the written request of the Administrative Agent, to execute and deliver to the Administrative Agent, from time to time, any modification or amendment hereto or any additional instruments or documents reasonably considered necessary by the Administrative Agent or its counsel to cause this Guaranty to be, become or remain valid and effective in accordance with its terms, provided, that, any such modification, amendment, additional instrument or document shall not increase Guarantor’s obligations or diminish its rights hereunder and shall be reasonably satisfactory as to form to Guarantor and to Guarantor’s counsel.

14.                                 The representations and warranties of Guarantor set forth in this Guaranty shall survive until this Guaranty shall terminate in accordance with the terms hereof.

15.                                 This Guaranty contains the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements relating to such subject matter and may not be modified, amended, supplemented or discharged except by a written agreement signed by Guarantor and the Administrative Agent.

16.                                 If all or any portion of any provision contained in this Guaranty shall be determined to be invalid, illegal or unenforceable in any respect for any reason, such provision or portion thereof shall be deemed stricken and severed from this Guaranty and the remaining provisions and portions thereof shall continue in full force and effect.

17.                                 This Guaranty may be executed in counterparts which together shall constitute the same instrument.

18.                                 All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission followed by telephonic confirmation or similar writing) and shall be addressed to such party at the address set forth below or to such other address as may be identified by any party in a written notice to the others:

If to Guarantor	Simon Property Group, L.P.
Merchants Plaza
P.O. Box 7033
Indianapolis, IN 46207
Attn: Mr. David Simon

With Copies of
Notices to Guarantor
to:	Simon Property Group, L.P.
Merchants Plaza
P.O. Box 7033
Indianapolis, IN 46207
Attn: General Counsel

If to the
Administrative Agent:
JPMorgan Chase Bank, N.A.
277 Park Avenue
New York, NY 10172
Attn: Marc Costantino

Each such notice, request or other communication shall be effective (i) if given by telex or facsimile transmission, when such telex or facsimile is transmitted to the telex number or facsimile number specified in this Section and the appropriate answerback or facsimile confirmation is received,  (ii) if given by certified registered mail, return receipt requested, with first class postage prepaid, addressed as aforesaid, upon receipt or refusal to accept delivery,  (iii) if given by a nationally recognized overnight carrier, 24 hours after such communication is deposited with such carrier with postage prepaid for next day delivery, or (iv) if given by any other means, when delivered at the address specified in this Section.

19.                                 Any acknowledgment or new promise, whether by payment of principal or interest or otherwise by any Qualified Borrower or Guarantor, with respect to the Guaranteed Obligations shall, if the statute of limitations in favor of Guarantor against the Administrative Agent shall have commenced to run, toll the running of such statute of limitations, and if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

20.                                 This Guaranty shall be binding upon Guarantor and its successors and assigns and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and permitted assigns.

21.                                 The failure of the Administrative Agent to enforce any right or remedy hereunder, or promptly to enforce any such right or remedy, shall not constitute a waiver thereof, nor give rise to any estoppel against the Administrative Agent, nor excuse Guarantor from its obligations hereunder.  Any waiver of any such right or remedy to be enforceable against the Administrative Agent must be expressly set forth in a writing signed by the Administrative Agent.

22.                                 a.                                       THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

b.                                      Any legal action or proceeding with respect to this Guaranty and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Guaranty, the Guarantor hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof.  The Guarantor irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Guarantor at its address for notices set forth herein.  The Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.  Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Guarantor in any other jurisdiction.

c.                                       GUARANTOR HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY.  IT IS HEREBY ACKNOWLEDGED BY GUARANTOR THAT THE WAIVER OF A JURY TRIAL IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT TO ACCEPT THIS GUARANTY AND THAT THE LOANS MADE BY THE LENDERS ARE MADE IN RELIANCE UPON SUCH WAIVER.  GUARANTOR FURTHER WARRANTS AND REPRESENTS THAT SUCH WAIVER HAS BEEN KNOWINGLY AND VOLUNTARILY MADE, FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, THIS GUARANTY MAY BE FILED BY THE ADMINISTRATIVE AGENT IN COURT AS A WRITTEN CONSENT TO A NON-JURY TRIAL.

d.                                      Guarantor does hereby further covenant and agree to and with the Administrative Agent that Guarantor may be joined in any action against any Qualified Borrower in connection with the Loan Documents and that recovery may be had against Guarantor in such action or in any independent action against Guarantor (with respect to the Guaranteed Obligations), without the Administrative Agent first pursuing or exhausting any remedy or claim against any Qualified Borrower or its successors or assigns.  Guarantor also agrees that, in an action brought with respect to the Guaranteed Obligations in any jurisdiction, it shall be conclusively bound by the judgment in any such action by the Administrative Agent (wherever brought) against any Qualified Borrower or its successors or assigns, as if Guarantor were a party to such action, even though Guarantor was not joined as a party in such action.

e.                                       Guarantor agrees to pay all reasonable expenses (including, without limitation, attorneys’ fees and disbursements) which may be incurred by the Administrative Agent or the

Lenders in connection with the enforcement of their rights under this Guaranty, whether or not suit is initiated.

23.                                 Notwithstanding anything to the contrary contained herein, this Guaranty shall terminate and be of no further force or effect upon the full performance and payment of the Guaranteed Obligations hereunder and the termination of the Commitments under the Credit Agreement.  Upon termination of this Guaranty in accordance with the terms of this Guaranty, the Administrative Agent promptly shall deliver to Guarantor such documents as Guarantor or Guarantor’s counsel reasonably may request in order to evidence such termination.

24.                                 All of the Administrative Agent’s rights and remedies under each of the Loan Documents or under this Guaranty are intended to be distinct, separate and cumulative and no such right or remedy therein or herein mentioned is intended to be in exclusion of or a waiver of any other right or remedy available to the Administrative Agent.

25.                                 The Guarantor shall not use any assets of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Internal Revenue Code (the “Code”) to repay or secure the Loan, the Note, the Obligations or this Guaranty.  The Guarantor shall not assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of any of its rights or interests (direct or indirect) in any Qualified Borrower, or attempt to do any of the foregoing or suffer any of the foregoing, or permit any party with a direct or indirect interest or right in any Qualified Borrower to do any of the foregoing, if such action would cause the Note, the Loan, the Obligations, this Guaranty, or any of the Loan Documents or the exercise of any of the Administrative Agent’s or Lender’s rights in connection therewith, to constitute a prohibited transaction under ERISA or the Code (unless the Guarantor furnishes to the Administrative Agent a legal opinion satisfactory to the Administrative Agent that the transaction is exempt from the prohibited transaction provisions of ERISA and the Code (and for this purpose, the Administrative Agent and the Lenders, by accepting the benefits of this Guaranty, hereby agree to supply Guarantor all relevant non-confidential, factual information reasonably necessary to such legal opinion and reasonably requested by Guarantor) or would otherwise result in the Administrative Agent or any of the Lenders being deemed in violation of Sections 404 or 406 of ERISA or Section 4975 of the Code or would otherwise result in the Administrative Agent or any of the Lenders being a fiduciary or party in interest under ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code.  The Guarantor shall indemnify and hold each of the Administrative Agent and the Lenders free and harmless from and against all loss, costs (including attorneys’ fees and expenses), expenses, taxes and damages (including consequential damages) that each of the Administrative Agent and the Lenders may suffer by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA necessary in Administrative Agent’s reasonable judgment as a result of Guarantor’s action or inaction or by reason of a breach of the foregoing provisions by Guarantor.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Guaranty as of the date and year first above written.

GUARANTOR:
SIMON PROPERTY GROUP, L.P.

	By:	Simon Property Group, Inc.

By:
Name:
Title:

ACCEPTED:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

ACKNOWLEDGMENT FOR GUARANTOR

STATE OF INDIANA )
) SS.
COUNTY OF	)

On            , 200 , before me personally came                               , to me known to be the person who executed the foregoing instrument, and who, being duly sworn by me, did depose and say that he is                                 of Simon Property Group Inc., the general partner of Simon Property Group, L.P., and that he executed the foregoing instrument in the organization’s name, and that he had authority to sign the same, and he acknowledged to me that he executed the same as the act and deed of said organization for the uses and purposes therein mentioned.

[Seal]

Notary Public